   As filed with the Securities and Exchange Commission on February 7, 1995.
                                                     Registration No. __________
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM S-4

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------

                                 BAYBANKS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

<Caption.
       MASSACHUSETTS                              6712                          04-2008039
(State or Other Jurisdiction of         (Primary Standard Industrial         (I.R.S. Employer
Incorporation or Organization)             Classification Code)             Identification No.)

                               175 FEDERAL STREET
                          BOSTON, MASSACHUSETTS 02110
                                 (617) 482-1040
  (Address, Including ZIP Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                  MICHAEL W. VASILY, EXECUTIVE VICE PRESIDENT
                                 BAYBANKS, INC.
                               175 FEDERAL STREET
                          BOSTON, MASSACHUSETTS 02110
                                 (617) 482-1040
 (Name, Address, Including ZIP Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                with copies to:
                              Jerry V. Klima, Esq.
                                 Palmer & Dodge
                               One Beacon Street
                          Boston, Massachusetts  02108
                                 (617) 573-0100

        Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger of BayBank New Hampshire, Inc., a wholly-owned subsidiary of BayBanks, Inc., with and into NFS Financial Corp. pursuant to an Acquisition Agreement dated December 22, 1994 described in the enclosed Prospectus and Proxy Statement have been satisfied or waived.

         ___________________________     (continued on following page)

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.[ ]

                       CALCULATION OF REGISTRATION FEE

===============================================================================
                                    Proposed        Proposed
  Title of Each                     Maximum         Maximum
    Class of         Amount         Offering        Aggregate     Amount of
  Securities to      to be           Price          Offering     Registration
  be Registered    Registered      Per Share(1)     Price(1)         Fee
- -------------------------------------------------------------------------------
  Common Stock,
  $2.00 par
    value(2)       600,600 shares  $45.26           $27,185,438     $9,375

===============================================================================

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended. Pursuant to Rule 457(f), the maximum aggregate offering price is based upon the market value of the shares of NFS Financial Corp. common stock to be exchanged in the merger, computed in accordance with Rule 457(c) as the average of the high and low sales prices for February 1, 1995 as reported by the Nasdaq National
        Market, minus $59,380,659, the amount of cash to be paid by the Registrant in connection with the merger.
(2) Also includes associated Rights to purchase shares of the Registrant's Series A Junior Participating Preferred Stock, which Rights are not currently separable from the Common Stock and are not currently exercisable.


        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================

                                BAYBANKS, INC.

        Cross-reference Sheet Pursuant to Rule 404(a) of Regulation C and Item 501(b) of Regulation S-K Showing the Location in the Prospectus/Proxy Statement of the Information Required by Part I of Form S-4.

                                                                  LOCATION OR HEADING IN
               ITEM OF S-4                                      PROSPECTUS/PROXY STATEMENT
               -----------                                      --------------------------
A.   INFORMATION ABOUT THE TRANSACTION

1.   Forepart of Registration Statement and
     Outside Front Cover Page of Prospectus . . . .           Forepart of Registration Statement;
                                                              Outside Front Cover Page of
                                                              Prospectus/Proxy Statement

2.   Inside Front and Outside Back Cover
     Pages of Prospectus  . . . . . . . . . . . . .           Inside Front Cover Page of
                                                              Prospectus/ Proxy Statement;
                                                              Available Information;
                                                              Incorporation of Certain
                                                              Documents by Reference; Table of
                                                              Contents

3.   Risk Factors, Ratio of Earnings to
     Fixed Charges and Other Information  . . . . .          Summary; Selected Financial Data;
                                                             Background and NFS's Reasons for
                                                             the Merger; Terms of the Merger

4.  Terms of the Transaction  . . . . . . . . . . .          Summary; Background and NFS's
                                                             Reasons for the Merger; Terms
                                                             of the Merger; Comparison of
                                                             Rights of Holders of BayBanks
                                                             and NFS Common Stock

5.   Pro Forma Financial Information  . . . . . . .                       *

6.   Material Contacts with the Company
     Being Acquired . . . . . . . . . . . . . . . .          Summary; Terms of the Merger

7.   Additional Information Required for
     Reoffering by Persons and Parties
     Deemed to be Underwriters  . . . . . . . . . .                       *

8.   Interests of Named Experts and Counsel . . . .                       *

9.   Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities  . . . . . . . . . . . . . . . . .                       *


______________________

* Not applicable or the answer is negative.

                                                                          LOCATION OR HEADING IN
                     ITEM OF S-4                                          PROSPECTUS/PROXY STATEMENT
                     -----------                                          --------------------------
B.    INFORMATION ABOUT THE REGISTRANT

10.   Information with Respect to S-3
      Registrants  . . . . . . . . . . . . . . . . .           Incorporation of Certain Documents by
                                                               Reference; Summary; BayBanks, Inc.

11.   Incorporation of Certain Information
      by Reference . . . . . . . . . . . . . . . . .           Incorporation of Certain Documents by
                                                               Reference

12.   Information with Respect to S-2 or S-3
      Registrants  . . . . . . . . . . . . . . . . .                           *

13.   Incorporation of Certain Information
      by Reference . . . . . . . . . . . . . . . . .                           *

14.   Information with Respect to Registrants Other
      Than S-3 or S-2 Registrants  . . . . . . . . .                           *

C.    INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15.   Information with Respect to S-3
      Companies  . . . . . . . . . . . . . . . . . .           Incorporation of Certain Documents by
                                                               Reference; Summary

16.   Information with Respect to S-2 or S-3
      Companies  . . . . . . . . . . . . . . . . . .                            *

17.   Information with Respect to Companies Other
      Than S-3 or S-2 Companies  . . . . . . . . . .                            *

D.    VOTING AND MANAGEMENT INFORMATION

18.   Information if Proxies, Consents or
      Authorizations are to be Solicited   . . . . .           Outside Front Cover Page of Prospectus;
                                                               Incorporation of Certain Documents by
                                                               Reference; Summary; NFS Annual Meeting;
                                                               BayBanks, Inc.; Terms of the Merger

19.   Information if Proxies, Consents or
      Authorizations are not to be Solicited,
      or in an Exchange Offer  . . . . . . . . . . .                            *

______________________

* Not applicable or the answer is negative

                              NFS FINANCIAL CORP.
                                157 MAIN STREET
                          NASHUA, NEW HAMPSHIRE 03061
                                 (603) 880-2011


                                                                [March 21, 1995]


Dear Shareholder:

         You are cordially invited to attend the annual meeting of shareholders of NFS Financial Corp. ("NFS") to be held at 11:00 a.m. on Tuesday, April 25, 1995 at the Sheraton Tara, Tara Boulevard, Nashua, New Hampshire.

         The principal purpose of the meeting will be to vote on approving the proposed acquisition of NFS by BayBanks, Inc. ("BayBanks"). Under the terms of an Acquisition Agreement dated December 22, 1994 between NFS and BayBanks, a subsidiary of BayBanks is to merge with NFS. Upon consummation of the merger, NFS will become a wholly-owned subsidiary of BayBanks and NFS shareholders will receive $20.15 in cash and .2038 shares of BayBanks common stock in exchange for each of their shares of NFS common stock. This consideration is subject to adjustment in certain circumstances, as described in the accompanying Prospectus/Proxy Statement.

         BayBanks is one of the leading bank holding companies in New England. Your Board of Directors believes that the merger is in the best interests of the shareholders of NFS and has unanimously approved the merger. In arriving at its decision, the Board considered a number of factors, including the opinion of NFS's financial advisor, Tucker Anthony Incorporated, as to the fairness from a financial point of view of the consideration to be received by NFS's shareholders. Information about BayBanks and details of the proposed merger are included in the attached Prospectus/Proxy Statement. I urge you to read these materials carefully. If you have any questions about the meeting, you may call Barbara J. Foran, Secretary of NFS, at the above number.

         In addition, the normal annual meeting business will be conducted, including election of three members of the Board of Directors of NFS, who will continue to hold office until the merger is consummated, and ratification of the appointment of independent auditors.

         We appreciate the loyalty and support our shareholders have demonstrated over the years. We hope that you will continue this support by voting FOR the merger proposal now. I intend to vote FOR the proposal, and recommend that all shareholders do the same. Approval of the merger requires the vote of 2/3 of the NFS shares. THEREFORE, REGARDLESS OF THE NUMBER OF SHARES YOU MAY OWN, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. ACCORDINGLY, PLEASE PROMPTLY SIGN AND RETURN YOUR PROXY CARD IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                                        Sincerely,



                                        James H. Adams
                                        President and Chief Executive Officer

   NOTE:  PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES AT THE PRESENT TIME.

                              NFS FINANCIAL CORP.
                                157 MAIN STREET
                          NASHUA, NEW HAMPSHIRE 03061
                                 (603) 880-2011
                           -------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON TUESDAY, APRIL 25, 1995
                           -------------------------

                 NOTICE IS HEREBY GIVEN that the 1995 Annual Meeting of Shareholders of NFS Financial Corp. ("NFS") will be held on Tuesday, April 25, 1995, at 11:00 a.m., at the Sheraton Tara located on Tara Boulevard, Nashua, New Hampshire, for the following purposes:

                 (1) To approve and adopt the Acquisition Agreement dated December 22, 1994 between NFS and BayBanks, Inc.;
                 (2) To elect three directors, in accordance with the Restated Certificate of Incorporation;
                 (3) To ratify the appointment by the Board of Directors of the firm of KPMG Peat Marwick LLP as independent auditors of NFS for the fiscal year ending December 31, 1995; and
                 (4) To transact such other business as may be in furtherance of or incidental to the foregoing or as may properly come before the meeting or any adjournments thereof.

                 Pursuant to the NFS By-laws, the Board of Directors has fixed the close of business on March 6, 1995 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only holders of common stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. A list of the shareholders of NFS entitled to vote at the Annual Meeting will be open to the examination of any shareholder for any purpose germane to the meeting during ordinary business hours for a period of ten (10) days before the meeting at the offices of NFS.


                           By Order of the Board of Directors,




                           James H. Adams
                           President and Chief Executive Officer

Nashua, New Hampshire
[March 21, 1995]

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.

                         PROSPECTUS AND PROXY STATEMENT
                         ------------------------------


     BAYBANKS,  INC.                                     NFS FINANCIAL CORP.
    175 FEDERAL STREET                                    157 MAIN STREET
BOSTON, MASSACHUSETTS 02110                           NASHUA, NEW HAMPSHIRE 03061
     (617) 482-1040                                        (603) 880-2011
       PROSPECTUS                                         PROXY STATEMENT
COMMON STOCK, $2.00 PAR VALUE                  FOR THE ANNUAL MEETING OF SHAREHOLDERS
                                                  TO BE HELD ON APRIL 25, 1995




    This Prospectus and Proxy Statement (the "Prospectus/Proxy Statement"), which is first being mailed on or about [March 21, 1995], is being furnished to shareholders of NFS Financial Corp., a Delaware corporation ("NFS"), in connection with the solicitation by the Board of Directors of NFS of proxies to be used at the 1995 Annual Meeting of Shareholders of NFS (the "NFS Annual Meeting") to be held on Tuesday, April 25, 1995 and any adjournments or postponements thereof.

    The principal item on the agenda at the NFS Annual Meeting will be to vote on approving the proposed acquisition of NFS by BayBanks, Inc. ("BayBanks") pursuant to the terms of an Acquisition Agreement dated December 22, 1994 (the "Acquisition Agreement") between NFS and BayBanks. The Acquisition Agreement is attached as Appendix A to this Prospectus/Proxy Statement and is incorporated herein by reference.

    In accordance with the terms of the Acquisition Agreement, BayBank New Hampshire, Inc. ("BBNH"), a wholly-owned subsidiary of BayBanks, will be merged into NFS (the "Merger"), resulting in NFS becoming a wholly-owned subsidiary of BayBanks. The outstanding shares of common stock of NFS, $0.01 par value ("NFS Common Stock"), will each be converted into the right to receive $20.15 in cash and 0.2038 shares of the common stock, $2.00 par value, of BayBanks ("BayBanks Common Stock"), as described in detail in this Prospectus/Proxy Statement.
This consideration is subject to adjustment in certain circumstances, as provided in the Acquisition Agreement and described in detail in this Prospectus/Proxy Statement under "Terms of the Merger - Conversion of NFS Common Stock."

    Under Delaware law, NFS shareholders have certain rights of appraisal in connection with the Merger. See "Terms of the Merger - NFS Shareholder Appraisal Rights."

    This Prospectus/Proxy Statement is also the prospectus of BayBanks covering the shares of BayBanks Common Stock to be issued pursuant to the Acquisition Agreement.

    Because of the uncertainty of the timing of the receipt of the required regulatory approvals, if granted, the Merger may not be consummated for several months after the approval of the Acquisition Agreement by the shareholders of NFS. In accordance with the Acquisition Agreement, the Board of Directors of NFS is soliciting shareholder approval of the Acquisition Agreement at this time to be in a position to consummate the Merger as soon as practicable after the receipt of the required regulatory approvals.

    In addition, shareholders will conduct the usual annual meeting business, including the election of three members of the NFS Board of Directors, who will continue to hold office until the Merger is consummated, and the ratification of the appointment of KPMG Peat Marwick LLP ("KPMG") as independent auditors of NFS for the fiscal year ending December 31, 1995.

    THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROSPECTUS/PROXY STATEMENT. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. SHAREHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROSPECTUS/PROXY STATEMENT IN ITS ENTIRETY.

    THE SHARES OF BAYBANKS COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NON- BANK SUBSIDIARY OF BAYBANKS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND, OR ANY OTHER GOVERNMENT AGENCY.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS PROSPECTUS/PROXY STATEMENT OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED PURSUANT TO THIS PROSPECTUS/PROXY STATEMENT SHALL CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BAYBANKS OR NFS SINCE THE DATE OF THIS PROSPECTUS/PROXY STATEMENT OR THAT THE INFORMATION IN THIS PROSPECTUS/PROXY STATEMENT OR IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE IS CORRECT AS OF ANY TIME AFTER THE DATES HEREOF OR THEREOF.

    The date of this Prospectus/Proxy Statement is [March 21, 1995], and it is first being mailed or delivered to NFS shareholders on or about that date.

                               TABLE OF CONTENTS

                                                                                                                               Page
                                                                                                                               ----
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

SELECTED FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
    Summary Financial Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
    Comparative Per Share Financial Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
    Comparative Stock Prices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10A
    Summary 1994 Financial Results  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10A

NFS ANNUAL MEETING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
    Matters to be Considered at the Meeting   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
    Record Date; Outstanding Securities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
    Required Votes; Voting of Proxies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
    Agreement to Vote in Favor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
    Security Ownership of Certain Beneficial Owners and Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
    Shareholder Assistance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

BAYBANKS, INC.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13


BACKGROUND AND NFS's REASONS FOR THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
    Background of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
    Recommendation of the Board of Directors; NFS's Reasons for the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . 17
    Opinion of Financial Advisor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17

TERMS OF THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
    General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
    Conversion of NFS Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
    Exchange of Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
    Conditions of Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
    Regulatory Approvals Required   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
    Waiver and Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
    Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
    Termination Fee; No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
    Affiliate Letter; Resales of BayBanks Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
    Interests of Certain Persons in the Acquisition   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
    Certain Federal Income Tax Consequences   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
    Accounting Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
    Merger and Closing Date   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
    Treatment of NFS Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
    Conduct of NFS's Business Pending the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
    Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
    NFS Shareholder Appraisal Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
    Option Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32

COMPARISON OF RIGHTS OF HOLDERS OF BAYBANKS AND NFS COMMON STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35

ELECTION OF DIRECTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43

NFS CORPORATE MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
    Corporate Governance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
    Executive Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
    NFS Performance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
    Report On Executive Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
    Stock Owned By Management   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
    Principal Holders Of Voting Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
    Deadline for Shareholder Nominations and Proposals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50

LEGAL OPINIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51

FINANCIAL ADVISORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51

EXPENSES OF SOLICITATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51

OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52

ACCOMPANYING REPORTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52


APPENDICES

A - Acquisition Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-1
B - Option Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-1
C - Form of Affiliate Letter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  C-1
D - Opinion of Tucker Anthony Incorporated on the Fairness of the Merger Consideration  . . . . . . . . . . . . . . . . . . .  . D-1
E - Section 262 of the Delaware General Corporation Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  E-1

                             AVAILABLE INFORMATION

    BayBanks and NFS are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") relating to their respective businesses, financial statements and other matters. Reports, proxy and information statements filed pursuant to Sections 14(a) and 14(c) of the Exchange Act and other information filed with the Commission as well as copies of the Registration Statement, of which this Prospectus/Proxy Statement is a part, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Midwest Regional Office, 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661; and Northeast Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

    BayBanks has filed with the Commission a registration statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered hereby (together with all amendments and exhibits, the "Registration Statement"). This Prospectus/Proxy Statement also constitutes the prospectus of BayBanks filed as part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus/Proxy Statement as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and any amendments thereto, including exhibits filed or incorporated by reference as a part thereof, are available for inspection and copying at the Commission's offices as described above. All information herein with respect to NFS and its shareholders has been furnished by NFS.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents heretofore filed by BayBanks with the Commission (File No. 0-959) under the Exchange Act are incorporated by reference herein, except as superseded or modified herein:

    (1) BayBanks's annual report on Form 10-K for the year ended December 31, 1993.

    (2) BayBanks's quarterly reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994, and September 30, 1994.

    (3) BayBanks's current report on Form 8-K filed with the Commission on January 4, 1995.

    (4) The description of the BayBanks Common Stock contained in its Registration Statement filed under Section 12 of the Exchange Act, including any amendment or reports filed for the purpose of updating any such description.

    (5) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal period covered by the annual report referred to in (1) above.

    The following documents heretofore filed by NFS with the Commission (File No. 0-13795) under the Exchange Act are incorporated by reference herein, except as superseded or modified herein:

    (1)  NFS's annual report on Form 10-K for the year ended December 31, 1993.

    (2) NFS's quarterly reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994, and September 30, 1994.

    (3) NFS's current report on Form 8-K filed with the Commission on January 3, 1995.

    (4) The description of the NFS Common Stock contained in NFS's Registration Statement on Form S-1 (File No. 33-6030) under the heading
         "Description of Capital Stock -- Holding Company Stock," including any amendment or report filed thereunder for the purpose of updating such description.

    (5) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal period covered by the annual report referred to in (1) above.

    All documents filed by BayBanks and NFS pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus/Proxy Statement and before the date of the NFS Annual Meeting shall be deemed to be incorporated by reference in this Prospectus/Proxy Statement and to be a part hereof from the date of filing such documents.

    Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Proxy Statement.

    THIS PROSPECTUS/PROXY STATEMENT INCORPORATES BY REFERENCE DOCUMENTS OF BAYBANKS AND NFS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH DOCUMENTS THAT RELATE TO BAYBANKS (NOT INCLUDING EXHIBITS THERETO, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN THE INFORMATION INCORPORATED HEREIN BY REFERENCE) ARE AVAILABLE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS/PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, FROM MICHAEL W. VASILY, EXECUTIVE VICE PRESIDENT AND TREASURER, AT THE EXECUTIVE OFFICES OF BAYBANKS, 175 FEDERAL STREET, BOSTON, MASSACHUSETTS 02110 (TELEPHONE (617) 482-1040). COPIES OF SUCH DOCUMENTS THAT RELATE TO NFS (NOT INCLUDING EXHIBITS THERETO, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN THE INFORMATION INCORPORATED HEREIN BY REFERENCE) ARE AVAILABLE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS/PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, FROM ALBERT R. RIETHEIMER, CHIEF FINANCIAL OFFICER AND TREASURER, AT THE EXECUTIVE OFFICES OF NFS, 157 MAIN STREET, NASHUA, NEW HAMPSHIRE 03060 (TELEPHONE (603) 880-2011). IN ORDER TO ENSURE TIMELY DELIVERY OF THESE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY APRIL 18, 1995.

                                    SUMMARY

    The following summary is qualified in its entirety by reference to the more detailed information contained elsewhere in this Prospectus/Proxy Statement, including the exhibits hereto. You are urged to read this Prospectus/Proxy Statement, the Acquisition Agreement, which is attached hereto as Appendix A and incorporated herein by reference, and the other exhibits attached hereto in their entirety. Cross-references in this summary are to captions in this Prospectus/Proxy Statement. Certain capitalized terms used in this summary are defined in the Acquisition Agreement or elsewhere in this Prospectus/Proxy Statement.


                                  THE PARTIES

BAYBANKS

    BayBanks, a Massachusetts corporation, was established in 1928 and is one of the largest bank holding companies in New England. Through its bank and non-bank subsidiaries, it provides a complete range of banking, investment, and related financial services in the New England region, with particular emphasis on consumer and middle market business customers. A recognized leader in consumer banking, BayBanks has an extensive banking network with 205 full service offices and 366 automated banking facilities serving 151 cities and towns in Massachusetts and two in Connecticut. BayBanks's strategy is to use state of the art computer and telecommunications technology to provide superior products and services to its customers. It offers a wide variety of products, including FDIC-insured checking, money market, savings and time deposit accounts, credit cards, home mortgages and home equity financing, instalment loans, and trust and private banking services. BayBanks operates the proprietary X-Press 24(R) and X-Press 24 Cash(R) automated teller machine ("ATM") networks, with more than 1,300 ATMs in New England, and participates in the CIRRUS and NYCE ATM Networks. BayBanks also provides a comprehensive range of credit, deposit, cash management, international banking, and related services to business and not-for-profit customers, with particular emphasis on the middle market. Non-bank subsidiaries provide instalment loan, credit card, and mortgage loan and servicing operations, and brokerage, investment management, and general management services to BayBanks's banking subsidiaries and their customers. Bank and non-bank subsidiaries also act as investment advisers to BayFunds, BayBanks's proprietary mutual fund family. As of December 31, 1994, BayBanks had total assets of $10.8 billion, total deposits of $9.0 billion, and total stockholders' equity of $789 million. See "BayBanks, Inc." BayBanks's reported net income for 1994 was $107.4 million, or $5.60 per share, both new highs for BayBanks, which represent a 57% increase on a per share basis over 1993 net income. BayBanks's executive offices are located at 175 Federal Street, Boston, Massachusetts 02110. Its telephone number is (617) 482-1040.

    BBNH is a wholly-owned subsidiary of BayBanks incorporated in Delaware in 1995 for the sole purpose of effecting the Merger. BBNH's executive offices are located at 175 Federal Street, Boston, Massachusetts 02110. Its telephone number is (617) 482-1040.

NFS

    NFS is a savings and loan holding company incorporated in Delaware in 1986. It provides a full range of financial services to customers located throughout Southern New Hampshire and in the Pepperell, Massachusetts area through its two federal savings bank subsidiaries, NFS Savings Bank, FSB ("NFS Savings") and Plaistow Co-operative Bank, FSB ("Plaistow Co-operative," together with NFS Savings, the "NFS Banks"). As of December 31, 1994, NFS had total assets of $619 million, total deposits of $515 million, and total stockholders' equity of $56 million. NFS's principal executive offices are located at 157 Main
Street, Nashua, New Hampshire 03061.  Its telephone number is (603) 880-2011.

                               NFS ANNUAL MEETING

THE MEETING

    The NFS Annual Meeting will be held on April 25, 1995, at 11:00 a.m., at the Sheraton Tara located on Tara Boulevard, Nashua, New Hampshire. At the NFS Annual Meeting, the shareholders of NFS will be asked to (i) approve and adopt the Acquisition Agreement, (ii) elect three directors and (iii) ratify the selection of KPMG as NFS's independent auditors for the current fiscal year. The Board of Directors of NFS has fixed the close of business on March 6, 1995 as the record date for determining shareholders entitled to notice of and to vote at the NFS Annual Meeting (the "Record Date"). At the close of business on the Record Date, ________ shares of NFS Common Stock were outstanding.

REQUIRED VOTES; AFFILIATE LETTER

    The affirmative vote of the holders of two-thirds of the shares of NFS Common Stock outstanding as of the Record Date and entitled to vote is required to approve and adopt the Acquisition Agreement, which is a condition to consummation of the Merger. Directors will be elected by a plurality of the votes properly cast at the meeting, and the selection of auditors will be ratified by a majority of such votes. In a letter delivered to BayBanks
(the "Affiliate Letter"), directors and executive officers of NFS who beneficially own approximately 3.1% of the outstanding shares of NFS Common Stock have agreed to vote FOR the approval of the Acquisition Agreement. See "Terms of the Merger - Affiliate Letter; Resales of BayBanks Common Stock." BayBanks and its subsidiaries, directors, and executive officers beneficially own no such shares. See "NFS Shareholder Meeting -Security Ownership of
Certain Beneficial Owners and Management" and "NFS Corporate Matters - Principal Holders of Voting Securities."

                                   THE MERGER

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS OF NFS

    The Merger will permit BayBanks to expand its operations directly into the Southern New Hampshire market through NFS's existing branch system and relationships. This will be a natural extension of BayBanks's already strong presence in the Massachusetts portion of the Merrimack Valley. See "BayBanks, Inc."

    The Merger will enable NFS shareholders to maximize the value of their shares both by a sale at a premium over the preexisting market price and by becoming stockholders in a larger financial institution with a more diversified market opportunity. The NFS Board considers the composition of the proposed Merger Consideration of cash and BayBanks Common Stock that NFS shareholders will receive in exchange for their NFS Common Stock to be advantageous for NFS shareholders, since they will obtain cash liquidity, including liquidity to meet any tax obligations, as well as acquiring stock in a company with a ready trading market. The NFS Board also considered the financial information and analysis prepared by Tucker Anthony Incorporated ("Tucker Anthony"), financial advisor to NFS, and its opinion that the consideration to be paid in the Merger is fair, from a financial point of view, to NFS shareholders. The opportunity for growth of the NFS banking operations should be enhanced by the addition of BayBanks's financial and managerial resources, and the expanded range of products and services that will be offered through the NFS branch network will benefit NFS's customers.

    The Board of Directors of NFS believes for the reasons set forth herein that the Merger is in the best interests of the NFS shareholders and unanimously recommends a vote in favor of approving and adopting the Acquisition Agreement. See "Background and NFS's Reasons for the Merger."

OPINION OF NFS'S FINANCIAL ADVISOR

    Tucker Anthony has rendered a written opinion to the Board of Directors of NFS dated December 22, 1994 stating that, as of that date, the consideration to be received by the shareholders of NFS in the Merger is fair, from a financial point of view, to such shareholders.

The full text of the fairness opinion, setting forth the assumptions made, the procedures followed, the matters considered and certain limitations on the review undertaken by Tucker Anthony, is included in Appendix D to this Prospectus/Proxy Statement and should be read in its entirety. See "Background and NFS's Reasons for the Merger - Opinion of Financial Advisor."

PRINCIPAL TERMS OF THE MERGER

    BayBanks's acquisition of NFS will be structured as a merger of BBNH into NFS. Following the Merger, NFS will be the surviving corporation and will operate as a wholly-owned subsidiary of BayBanks under the name BayBank New Hampshire, Inc. On the date on which the Merger is consummated (the "Closing Date"), each issued and outstanding share of NFS Common Stock, other than Dissenting Shares, shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, be converted into the right to receive (i) $20.15 in cash and (ii) 0.2038 shares of BayBanks Common Stock (the "Merger Consideration"). The Merger Consideration was agreed to as a result of arm's-length negotiations between representatives of BayBanks and NFS, during which NFS had the benefit of advice from Tucker Anthony, its financial advisor. The total value of the Merger Consideration when the NFS Board of Directors approved the Acquisition Agreement was approximately $31.00 per share of NFS Common Stock, based on the closing sale price for the BayBanks Common Stock on December 21, 1994 of $53.25, and the total value of the Merger Consideration on March __, 1995 was $____ per share, based on the closing sale price for the BayBanks Common Stock on that date of $____.

    Under the Acquisition Agreement, the Merger Consideration is subject to adjustment as follows. If, as of the closing date of the Merger, the Closing Market Value of BayBanks Common Stock (determined as described below) is less than $43.50 per share, NFS has the right to terminate the Acquisition Agreement, unless BayBanks agrees to increase the Merger Consideration to an aggregate of $29.00 per share. The increase can be through an increase in either the cash or the BayBanks Common Stock portion of the Merger Consideration or, alternatively, BayBanks may elect to pay all cash at $29.00 per share. If, as of the Closing Date, the Closing Market Value of BayBanks Common Stock is greater than $63.00 per share, the BayBanks Common Stock portion of the Merger Consideration will be reduced so that the Merger Consideration equals $33.00 per share. Under the Acquisition Agreement, the Closing Market Value of the BayBanks Common Stock as of any day is equal to the average of the closing sale price of the BayBanks Common Stock, as reported on the Nasdaq National Market, on each of the 10 trading days immediately preceding the second business day before such day. See "Terms of the Merger - Conversion of NFS Common Stock" and " - Exchange of Certificates."

    The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of Delaware, unless a different date and time is specified as the effective time in the certificate of merger. BayBanks and NFS have targeted the third quarter of 1995 for completion of the Merger. See "Terms of the Merger - Merger and Closing Date." In the event that the Merger is consummated after September 1, 1995 and NFS's shareholders have approved the Acquisition Agreement before that date, the cash amount payable for each issued and outstanding share of NFS Common Stock will be increased by $0.005 per day from and including September 1, 1995 until consummation of the Merger.

EXCHANGE OF CERTIFICATES

    As soon as practicable after the Closing Date, BayBanks shall cause the Exchange Agent to mail to the holders of record of NFS Common Stock at the Closing Date instructions for surrendering their certificate(s) representing NFS Common Stock in exchange for certificate(s) representing BayBanks
Common Stock. The Exchange Agent will mail each NFS shareholder a check for the cash portion of the Merger Consideration at the same time as it mails the BayBanks Common Stock certificate. NFS shareholders are requested not to surrender their NFS Common Stock certificates for exchange until they receive a letter of instruction from the Exchange Agent. See "Terms of the Merger - Exchange of Certificates."

CONDITIONS OF THE MERGER; REGULATORY APPROVALS

    The respective obligations of BayBanks and NFS to effect the Merger are subject to satisfaction, on or prior to the Closing Date, of certain conditions customary in a transaction of this nature, including, but not limited to:

(i) the Acquisition Agreement shall not have been terminated in accordance with its terms; (ii) approval of the Acquisition Agreement and the transactions contemplated thereby by the appropriate regulatory authorities, including the Office of Thrift Supervision, the Board of Governors of the Federal Reserve System, the New Hampshire Board of Trust Company Incorporation, and the Massachusetts Board of Bank Incorporation; (iii) approval and adoption of the Acquisition Agreement and the Merger by the requisite vote of NFS shareholders; (iv) receipt of all necessary state securities law permits and other authorizations required in connection with the issuance of BayBanks Common Stock in the Merger; (v) the Registration Statement shall have been declared effective by the Commission, and shall remain effective and not be subject to a stop order or any threatened stop order suspending its effectiveness; and (vi) the absence of any action that would have the effect of making the Merger illegal or otherwise restricting, preventing or prohibiting consummation of the transactions contemplated by the Acquisition Agreement, including the Merger. See "Terms of the Merger - Conditions of Merger" and
" - Regulatory Approvals Required."

TERMINATION

    The Acquisition Agreement may be terminated prior to the Closing Date in certain circumstances, including if the Closing has not occurred by December 31, 1995 for any reason other than a default by the party seeking to terminate and if the Acquisition Agreement is not approved by NFS's shareholders. See "Terms of the Merger - Termination."

TERMINATION FEE; NO SOLICITATION

    In the event the Acquisition Agreement is terminated and certain circumstances occur involving the acquisition or proposed acquisition of NFS by another party, NFS may be required to pay BayBanks a termination fee of $900,000. See "Terms of the Merger - Termination Fee; No Solicitation" and
" - Termination."

    Subject to the provisions of the Acquisition Agreement, NFS has agreed that, from the date of the Acquisition Agreement through the Closing Date, neither NFS nor any of its subsidiaries, nor any of its or their directors, officers, advisors or other representatives may, directly or indirectly, without the prior written consent of BayBanks, solicit or encourage the solicitation from, or, subject to the conditions set forth in the Acquisition Agreement, engage in negotiations with, any third party concerning any possible proposal regarding the issuance or sale of NFS Common Stock or other equity securities of NFS or a merger, consolidation or sale of substantial assets or other similar transaction involving NFS or any of its subsidiaries. See "Terms of the Merger - Termination Fee; No Solicitation."

BAYBANKS STOCK OPTION

    At the time of execution of the Acquisition Agreement, BayBanks and NFS entered into an Option Agreement pursuant to which NFS granted BayBanks an option to purchase up to 274,266 shares of NFS Common Stock, representing approximately 9.9% of the shares of NFS Common Stock outstanding on December 22, 1994. The option is exercisable upon the occurrence of certain events principally involving the acquisition or proposed acquisition of NFS by a party other than BayBanks. See "Terms of the Merger - Option Agreement."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendations of NFS's Board of Directors with respect to the Merger, shareholders should be aware that certain members of the Board of Directors and management of NFS have certain interests in the Merger that are in addition to the interests of shareholders of NFS generally. The prospective affiliation with BayBanks may provide expanded employment opportunities for management. In this connection, BayBanks has agreed with James H. Adams, the President and a director of NFS, to support a one-year extension of his employment agreement, to August 1998, when the agreement is next reviewed. In addition, because the transaction with BayBanks constitutes a change in control of NFS, certain members of NFS management will receive severance payments if their employment terminates within prescribed periods following the transaction. The Board of Directors of NFS was aware of these interests and considered them, among other matters, in approving and adopting the Acquisition Agreement and the transactions contemplated thereby. See "Terms of the Merger - Interests of Certain Persons in the Acquisition."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The Merger will be treated as a taxable sale of the Common Stock of NFS. Accordingly, none of NFS, BayBanks or BBNH will recognize any gain or loss as a result of the Merger. NFS shareholders who exchange their NFS shares for cash and BayBanks Common Stock will be treated as if they sold their NFS shares in a fully taxable transaction for the cash and BayBanks Common Stock they receive. See "Terms of the Merger - Certain Federal Income Tax Consequences."

CONDUCT OF NFS'S BUSINESS PENDING THE MERGER

    NFS has made certain covenants and agreements in the Acquisition Agreement relating to, among other things, the conduct of its business pending the consummation of the Merger, including (i) actions taken by NFS in relation to issuing shares of stock, (ii) actions relating to employment and compensation,
(iii) payment of dividends on NFS Common Stock, (iv) securities trading activity, (v) acquisition transactions, and other matters. See "Terms of the Merger - Conduct of NFS's Business Pending the Merger."

NFS SHAREHOLDER APPRAISAL RIGHTS

    The Delaware General Corporation Law ("DGCL") gives NFS's shareholders the right to demand appraisal of their shares. NFS shareholders who demand appraisal of their shares in accordance with the DGCL ("Dissenting Shareholders") have the right to be paid the "fair value" of their shares (excluding any appreciation or depreciation in anticipation of the Merger) as determined by a court. In order to exercise these appraisal rights under the DGCL, a NFS shareholder must (i) deliver a written demand for appraisal to NFS prior to the taking of the vote on the Merger, (ii) not vote in favor of the Merger and (iii) follow the other procedures described by the DGCL. See "Terms of the Merger - NFS Shareholder Appraisal Rights" and Appendix E - Section 262 of the Delaware General Corporation Law.

    It is a condition to BayBanks's obligation to consummate the Merger that immediately prior to the Closing Date the holders of not more than 330,000 shares of NFS Common Stock shall have properly perfected their appraisal rights under the DGCL.

                            SELECTED FINANCIAL DATA

SUMMARY FINANCIAL DATA

    The summary financial data set forth below for BayBanks and NFS as of and for each of the fiscal years ended December 31 are derived from the audited financial statements of each company. The summary financial data set forth below for each of the companies as of and for the nine-month periods ended September 30, 1994 and 1993 are derived from their respective unaudited financial statements, which, in the opinion of management of each such company, contain all adjustments (consisting only of normal recurring items) necessary for the fair presentation of this information. The financial data should be read in conjunction with the historical financial statements and notes thereto, and related Management's Discussion and Analysis of Financial Condition and Results of Operations, of BayBanks and NFS incorporated by reference in this Prospectus/Proxy Statement from their respective Annual Reports on Form 10-K. Amounts are in thousands, except for per share amounts.

Baybanks                               Nine Months Ended
                                           September                              Year-Ended December 31
                                  -------------------------   --------------------------------------------------------------
                                      1994           1993          1993        1992        1991         1990         1989
                                  ------------    ---------  ------------   --------   -----------   ----------   ---------
STATEMENT OF INCOME
Interest income(1)                 $   475,539     $ 443,739  $   590,471  $  656,521  $  814,858   $  925,074  $  959,092
Interest expense                       134,053       129,012      166,648     240,009     417,962      542,442     569,435
                                   -----------     ---------   ----------  ----------  ----------   ----------  ----------
Net interest income                    341,486       314,727      423,823     416,512     396,896      382,632     389,657
Provision for loan losses               18,000        29,500       36,500     106,836     165,400      289,958      75,000
                                   -----------     ---------   ----------  ----------  ----------   ----------   ---------
Net interest income after
  provision for loan losses            323,486       285,227      387,323     309,676     231,496       92,674     314,657
Noninterest income                     156,303       147,551      198,524     183,881     169,753      155,811     141,037
Net securities gains                       475           407          411      76,929      40,963       19,582      10,878
Operating expense                      341,613       334,423      446,705     429,316     398,359      378,503     371,255
Provision for OREO reserve, net          7,852        22,692       24,830      45,482      27,450       14,582           -
                                       -------     ---------    ---------  ----------  ----------   ----------   ---------
Total operating expense after
  OREO provision                       349,465       357,115      471,535     474,798     425,809      393,085     371,255
Income (loss) before income
  taxes and cumulative
  effect of accounting change          130,799        76,070      114,723      95,688      16,403     (125,018)     95,317
Income taxes (benefit)                  53,133        31,101       47,072      36,451       6,748      (55,216)     32,173
                                    ----------     ---------    ---------  ----------  ----------   -----------  ---------
Income (loss) before cumulative
  effect of accounting change           77,666        44,969       67,651      59,237       9,655      (69,802)     63,144
Less cumulative effect of
  accounting change                        932             -            -           -           -            -           -
                                    ----------     ---------    ---------  ----------   ---------   ----------   ---------

Net income (loss)                  $    76,734    $   44,969  $    67,651 $    59,237  $    9,655  $   (69,802) $   63,144
                                   ===========    ==========  =========== ===========  ==========  ============ ==========
PER SHARE DATA
Net income (loss)                  $      4.01(2) $    2.37  $      3.57 $      3.57  $     0.60  $     (4.37) $     3.95
Cash dividends declared                   1.15         0.65         0.90           -           -         1.05        1.80
Book value                               40.30        36.56        37.52       34.81       31.30        30.49       37.67

Average shares outstanding          19,145,704   18,936,862   18,953,397  16,575,768  16,021,645   15,965,653  15,929,658

PERIOD-END BALANCE SHEET DATA
Total assets                       $10,536,937   $9,513,401  $10,110,584 $ 9,896,286  $9,515,788  $10,081,993  $9,913,271
Loans                                6,352,975    5,913,857    6,103,170   5,937,999   6,353,034    7,130,341   8,012,894
Short-term investments
  and securities                     3,211,014    2,651,550    3,045,726   2,846,048   2,015,624    1,730,930     934,138
Earning assets                       9,563,989    8,565,407    9,148,896   8,784,047   8,368,658    8,861,271   8,947,032
Deposits                             8,696,066    8,605,306    8,778,821   8,982,548   8,757,570    8,960,310   8,784,310
Stockholders' equity                   765,721      684,572      703,262     644,219     501,300      488,276     572,927

- ----------------------------------

(1) Interest income is recorded on an accrual basis. Thus, loans that are nonperforming do not contribute to net interest income or the net interest margin.
(2) Based on net income after accounting change. The per share effect of the cumulative accounting change was $.05 per share.


NFS
                                       Nine Months Ended
                                           September                              Year-Ended December 31
                                    ----------------------  --------------------------------------------------------------
                                       1994         1993          1993        1992        1991         1990         1989
                                    ----------    --------   ------------   --------   -----------   ----------   ---------
STATEMENT OF INCOME
Interest income(1)                  $   30,494    $ 30,480   $   40,723   $  39,634    $ 46,158     $ 49,715    $ 50,584
Interest expense                        13,754      14,614       19,415      22,320      32,478       36,445      37,544
                                    ----------    --------   ----------   ---------    --------     --------    --------
Net interest income                     16,740      15,866       21,308      17,314      13,680       13,270      13,040
Provision for loan losses                1,180       1,675        2,200       2,600       5,960       13,683       1,450
                                    ----------    --------   ----------    --------    --------     --------    --------
Net interest income after
  provision for loan losses             15,560      14,191       19,108      14,714       7,720         (413)     11,590
Noninterest income                       2,358       2,443        3,435       2,298       1,705        1,599       1,510
Net securities gains (losses)              (23)        236          234         437          (2)        (374)        (59)
Net OREO gains                             742       1,220        1,328         532         558           80          65
Noninterest expense                     11,642      12,435       16,280      12,781      11,889       11,773       9,811
                                    ----------    --------   ----------    --------    --------     --------    --------
Income (loss) before income
  taxes and cumulative
  effect of accounting change            6,995       5,655        7,825       5,200      (1,908)     (10,881)      3,925
Income taxes (benefit)                   1,813         608        1,002       1,687         758        1,122       1,391
                                    ----------    --------   ----------   ---------    --------     --------    --------
Income (loss) before cumulative
  effect of accounting change            5,182       5,047        6,823       3,513      (2,666)     (12,003)      1,904
Cumulative effect of
  accounting change                          -       4,473        4,473           -           -            -           -
                                    ----------    --------   ----------  ----------    --------     --------    --------

Net income (loss)                   $    5,182    $  9,520   $   11,296  $    3,513    $ (2,666)    $(12,003)   $  1,904
                                    ==========    ========   ==========  ==========    ========     ========    ========

PER SHARE DATA
Net income (loss)                        $1.87       $3.45(2)     $4.09(2)    $1.27      $(0.97)      $(4.35)      $0.67

Cash dividends declared                   0.37        0.34         0.44        0.07           -         0.21        0.28
Book value                               19.86       18.36        19.13       15.26       14.05        15.00       19.50

Average shares outstanding           2,765,559   2,761,367    2,761,367   2,761,367   2,761,367    2,761,367   2,838,400

PERIOD-END BALANCE SHEET DATA
Total assets                          $613,650    $611,158     $612,906    $498,958    $517,032     $501,024    $511,098
Loans                                  423,433     412,115      412,607     336,477     345,291      371,347     384,177
Short-term investments
  and securities                       163,214     174,538      176,437     143,148     154,237      118,355     109,854
Earning assets                         586,647     586,653      589,044     479,625     499,528      489,702     494,031
Deposits                               519,385     513,698      514,790     433,850     433,886      402,891     390,689
Stockholders' equity                    55,013      50,708       52,824      42,127      38,807       41,409      53,847

- ----------------------------------

(1) Interest income is recorded on an accrual basis. Thus, loans that are nonperforming do not contribute fully to net interest income or the net interest margin.
(2) Based on net income after accounting change. The per share effect of the cumulative accounting change was $1.62 per share.


COMPARATIVE PER SHARE FINANCIAL INFORMATION


    The following summary sets forth certain unaudited per share information on a historical basis for BayBanks and NFS, and then on a pro forma combined basis for BayBanks and for NFS, both assuming consummation of the Merger as of the beginning of the respective periods presented. For each period, the pro forma data should be compared to the historical data. This information should be read in conjunction with the consolidated historical financial statements of BayBanks and NFS, including the respective notes thereto, which are incorporated by reference in this Prospectus/Proxy Statement. See "Information Incorporated by Reference." The pro forma data is presented for comparative purposes only and is not necessarily indicative of the parties' combined financial position or results of operations, either in the future or if the Merger had been consummated during the periods or as of the dates for which the pro forma data is presented.

BAYBANKS

                                    December 31, 1993                                  September 30, 1994
                            -----------------------------------             ----------------------------------------
                            Historical              Pro forma                 Historical                 Pro forma
                            ----------             -----------                ----------               ------------
Earnings per share (1)       $  3.57                $  3.80                    $  4.01                 $  3.97
Cash dividends declared         0.90                   0.90                       1.15                    1.15
  per share (2)
Book value per share (3)       37.52                  38.40                      40.30                   40.81


NFS

                                    December 31, 1993                                  September 30, 1994
                           ------------------------------------             ----------------------------------------
                                                    Equivalent                                          Equivalent
                            Historical            Pro forma (4)               Historical              Pro forma (4)
                            ----------            --------------              ----------              -------------
Earnings per share           $  4.09 (5)            $  7.03                     $  1.87                $  3.22
Cash dividends declared         0.44                   0.76                        0.37                   0.64
  per share
Book value per share           19.13                  32.86                       19.86                  34.11

____________________________________

(1) Earnings per share on a pro forma combined basis for BayBanks, assuming consummation of the Merger at the beginning of the above disclosed periods, takes into account: the combined net income of BayBanks and NFS; interest income foregone, at an assumed rate of 5% tax effected at the combined federal and state statutory rate of 43.15%, on $55.8 million paid to NFS shareholders based on $20.15 per share multiplied by the number of outstanding shares of NFS Common Stock; and the expense related to the amortization of $40.5 million of goodwill over 15 years.
(2) Cash dividends declared per share on a pro forma combined basis for BayBanks assuming consummation of the Merger were assumed to be unchanged.
(3) Book value per share on a pro forma combined basis for BayBanks, assuming consummation of the Merger at the beginning of the above disclosed periods, takes into account: the combined net income of BayBanks and NFS; interest income foregone, at an assumed rate of 5% tax effected at the combined federal and state statutory rate of 43.15%, on $55.8 million paid to
    NFS shareholders based on $20.15 per share multiplied by the number of outstanding shares of NFS Common Stock; the expense related to the amortization of $40.5 million of goodwill over 15 years; and $36.4 million related to the issuance of
    683,239 shares of BayBanks Common Stock to NFS shareholders, less dividends paid on those shares at the pro forma per share amounts disclosed above.
(4) Pro forma amounts assume, for illustrative purposes only, 100% conversion of each share of NFS Common Stock into
    .5822 shares of BayBanks Common Stock.
(5) NFS earnings per share for the year ended December 31, 1993 included a $4.5 million benefit related to the cumulative effect of adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Excluding the
    effect of the change in accounting principle, earnings per share for 1993 were $2.47 and the related pro forma calculation was $4.24 per share.


COMPARATIVE STOCK PRICES

    BayBanks Common Stock and NFS Common Stock are quoted on the Nasdaq National Market. The table below sets forth the high and low closing sales prices for BayBanks Common Stock and NFS Common Stock as reported on the Nasdaq National Market for the periods indicated.

                                                           Baybanks                          NFS
                                                        ---------------                   ---------------
                      Year                              High        Low                   High        Low
                ---------------                         ----        ---                   ----        ---
        1992    . . . . . . . . . . . . . .             $40 3/4     $18 3/4               $10 1/2     $3 3/4
        1993    . . . . . . . . . . . . . .             $52 1/8     $38 1/4               $18 1/2     $9 3/4
        1994    . . . . . . . . . . . . . .             $64 1/8     $50                   $28 1/8     $15 1/4
        1995 (through March __, 1995) . . .


     On December 22, 1994, the last business day preceding the public announcement of the proposed Merger on which BayBanks Common Stock and NFS Common Stock traded on the Nasdaq National Market, the closing sales prices for BayBanks Common Stock and NFS Common Stock as reported by the Nasdaq National Market were $53.00 and $21.25, respectively. On March __, 1995, such prices were $_____ and $______, respectively.


SUMMARY 1994 FINANCIAL RESULTS

   BayBanks.  BayBanks has reported financial results for 1994 as follows.
Net income was $107.4 million, or $5.60 per share, both new highs for BayBanks. This represents a 57% increase on a per share basis over 1993 net income of $3.57 per share, or $67.7 million. Operating income (before securities gains and provisions for loan losses and OREO reserves and on a fully taxable basis) for the year was $223 million, up 23% from the $181 million reported in 1993. Provisions for loan losses and the net amount set aside for OREO reserves (credit costs) declined from $61.3 million in 1993 to $33.4 million in 1994, while nonperforming assets declined from $224 million at year-end 1993 to $122 million, or 1.1% of total assets, at year-end 1994.
At December 31, 1994, BayBanks had total assets of $10.8 billion, total deposits of $9 billion and total stockholders' equity of $789 million. At December 31, 1994, BayBanks had reserved $147 million for loan losses, or 269% of nonperforming loans. BayBanks's preliminary consolidated risk-based capital ratios at December 31, 1994 were 11.47% for core capital and 13.03% for total capital, and its preliminary leverage capital ratio was 7.35%.

    NFS. NFS had net income in 1994 of $6.9 million, or $2.49 per share, compared with 1993 income (before a $1.62 per share benefit from the adoption of a new accounting principle) of $2.47 per share. 1993 earnings including the change in accounting principle were $11.3 million, or $4.09 per share. Operating income before provisions for loan losses, effect of change in accounting principle, and taxes was $11.0 million, up from $10.0 million in 1993. Provisions for loan losses declined from $2.2 million in 1993 to $1.6 million in 1994, while nonperforming assets declined from $13.5 million at year-end 1993 to $8.4 million, or 1.4% of total asssets, at year-end 1994. As of December 31, 1994, NFS had total assets of $619 million, total deposits of $515 million and total stockholders' equity of $56 million.




                                     10A

                               NFS ANNUAL MEETING

MATTERS TO BE CONSIDERED AT THE MEETING

    The NFS Annual Meeting will be held on April 25, 1995, at 11:00 a.m., at the Sheraton Tara located on Tara Boulevard, Nashua, New Hampshire. At the NFS Annual Meeting, the shareholders of NFS will consider and vote upon the approval and adoption of the Acquisition Agreement under which (i) the Merger and the other transactions contemplated by the Acquisition Agreement are to be consummated, (ii) holders of NFS Common Stock are to receive the Merger Consideration in exchange for the NFS Common Stock held by each of them as of the Closing Date, (iii) options for NFS Common Stock are to be converted into options to acquire BayBanks Common Stock and (iv) NFS is to become a wholly-owned subsidiary of BayBanks. See "Terms of the Merger - General," " - Conversion of NFS Common Stock" and " - Treatment of NFS Options." At the NFS Annual Meeting, NFS shareholders will also elect three directors to the Board of Directors and will be asked to ratify the NFS Board of Directors' selection of KPMG as NFS's independent auditors for the current fiscal year.

RECORD DATE; OUTSTANDING SECURITIES

    Only NFS shareholders of record at the close of business on March 6, 1995 will be entitled to receive notice of and to vote at the NFS Annual Meeting.
At that date, there were ____________ shares of NFS Common Stock outstanding, each of which is entitled to one vote. The presence, in person or by proxy, of at least a majority of the total number of shares of NFS Common Stock outstanding will constitute a quorum at the NFS Annual Meeting.

REQUIRED VOTES; VOTING OF PROXIES

    Under NFS's Restated Certificate of Incorporation, the affirmative vote of the holders of two-thirds of the outstanding shares of NFS Common Stock entitled to vote is required to adopt the Acquisition Agreement. No vote of BayBanks stockholders is required, or will be sought, to consummate the transaction. NFS directors will be elected by a plurality of the votes properly cast at the NFS Annual Meeting, and the selection of independent auditors will be ratified by the affirmative vote of a majority of the votes cast.

    All shares of NFS Common Stock represented in person or by proxy at the NFS Annual Meeting (including proxies that abstain from one or more of the matters presented at the meeting and broker non-votes, as described below) will be tabulated to determine whether or not a quorum is present. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote on each matter, but will not count as votes in favor of such matter. Accordingly, an abstention from voting or a broker non-vote with respect to adoption of the Acquisition Agreement would have the same legal effect as a vote "against" adoption, while an abstention from voting or a broker non-vote with respect to ratification of the independent auditors or the election of directors would have no effect. A "broker non-vote" occurs when a broker holding a customer's shares in the name of the broker receives no instructions to vote those shares on a particular matter and indicates on the proxy that it does not have discretionary authority to vote such shares on the matter.

    All proxies that are properly executed and returned, unless previously revoked, will be voted at the NFS Annual Meeting in accordance with the instructions thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED (1) FOR THE PROPOSAL TO APPROVE AND ADOPT THE ACQUISITION AGREEMENT; (2) FOR THE PROPOSAL TO ELECT THE THREE NOMINEES OF THE BOARD OF DIRECTORS AS DIRECTORS; AND (3) FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS OF NFS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1995. Except for procedural matters incident to the conduct of the NFS Annual Meeting, NFS does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the NFS Annual Meeting. If any other matters are properly brought before the NFS Annual Meeting, shares represented by properly executed proxies will be voted at the discretion of the persons named in the relevant proxy. The execution of a proxy will not affect a shareholder's right to attend the NFS Annual Meeting and vote in person. However, giving a proxy will, unless it is revoked prior to exercise, disqualify the shareholder from obtaining dissenter's rights. See "Terms of the Merger - NFS Shareholder Appraisal Rights."

    ANY NFS SHAREHOLDER GIVING A PROXY HAS THE POWER TO REVOKE THE PROXY PRIOR TO ITS EXERCISE. A PROXY MAY BE REVOKED BY (A) FILING WITH THE
SECRETARY OF NFS, AT OR BEFORE THE TAKING OF THE VOTE AT THE NFS ANNUAL MEETING, (1) A WRITTEN NOTICE OF REVOCATION SPECIFYING THE NUMBER OF SHARES AND CLEARLY IDENTIFYING THE PROXY TO BE REVOKED OR (2) DULY EXECUTING AND FILING A NEW PROXY BEARING A LATER DATE, OR (B) ATTENDING THE NFS ANNUAL MEETING AND VOTING IN PERSON (ALTHOUGH ATTENDANCE AT THE MEETING WILL NOT IN AND OF ITSELF CONSTITUTE A REVOCATION OF A PROXY). ANY WRITTEN NOTICE OF REVOCATION OR SUBSEQUENT PROXY SHOULD BE SENT AND DELIVERED TO NFS FINANCIAL CORP., 157 MAIN STREET, NASHUA, NEW HAMPSHIRE 03061, ATTENTION: BARBARA J. FORAN, SECRETARY, OR HAND DELIVERED TO MS. FORAN AT OR BEFORE THE TAKING OF THE VOTE AT THE
NFS ANNUAL MEETING.

    THE BOARD OF DIRECTORS OF NFS HAS UNANIMOUSLY RECOMMENDED A VOTE IN FAVOR OF APPROVING AND ADOPTING THE ACQUISITION AGREEMENT. See "Background and NFS's Reasons for the Merger."

AGREEMENT TO VOTE IN FAVOR

    By executing the Affiliate Letter, directors and executive officers who are affiliates of NFS and who beneficially own an aggregate of 84,672 of the outstanding shares of NFS Common Stock, or approximately 3.1% of the shares entitled to vote at the NFS Annual Meeting (excluding shares that the shareholder has the right to acquire upon the exercise of stock options), have agreed to vote in favor of adopting the Acquisition Agreement. See "Terms of the Merger - Affiliate Letter; Resales of BayBanks Common Stock."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    Information with respect to the security holdings of beneficial owners of more than 5% of NFS Common Stock and of NFS's management is provided below.
See "NFS Corporate Matters - Stock Owned by Management" and "- Principal Holders of Voting Securities." The directors and executive officers of BayBanks beneficially own no shares of NFS Common Stock. Pursuant to Rule 13d-3 of the Exchange Act, BayBanks may be deemed to beneficially own the 274,266 shares of NFS Common Stock that are subject to the Option. See " Terms of the Merger - Option Agreement."

SHAREHOLDER ASSISTANCE

    If you have any questions about giving your NFS proxy or require assistance, please contact either Barbara J. Foran at NFS Financial Corp.,
157 Main Street, Nashua, New Hampshire 30601, (603) 880-2011, or Morrow & Co., Inc., 909 Third Avenue, 20th Fl., New York, New York 10022-4799, (800) 662-5200.

                                 BAYBANKS, INC.

GENERAL

    BayBanks, established in 1928, is one of the largest bank holding companies in New England. It is headquartered in Boston, Massachusetts and conducts a banking operation in that city through BayBank Boston, N.A., a bank that had total assets of $992 million at December 31, 1994. BayBanks's largest subsidiary is BayBank, a Massachusetts commercial bank based in Burlington, Massachusetts that had total assets of $9.7 billion at December 31, 1994. BayBank Connecticut, N.A., located in Hartford, Connecticut, had total assets of $88 million at December 31, 1994. BayBanks also maintains a loan production office in Portland, Maine. At December 31, 1994, BayBanks had total assets of $10.8 billion, total deposits of $9 billion, total stockholders' equity of $789 million, and 5,654 full-time equivalent employees.

    BayBanks has an extensive banking network with 205 full service offices and 366 automated banking facilities serving 151 cities and towns in Massachusetts and two in Connecticut. The hallmark of BayBanks's operating approach is its use of advanced banking technology, featuring state of the art computer and telecommunications technology to process customer transactions, provide customer information, and increase the efficiency of its data processing activities. BayBank Systems, Inc., a non-bank subsidiary, engages in data processing, product and systems development, and other technologically oriented operations, principally for BayBanks but also for franchisees and correspondents. In particular, BayBank Systems, Inc. operates the proprietary X-Press 24(R) and X-Press 24 Cash(R) ATM Networks. BayBanks Credit Corp. and BayBanks Mortgage Corp. provide instalment loan, credit card, and mortgage loan operations and services, and BayBanks Mortgage Corp. also services approximately $1.9 billion of residential mortgage loans originated by BayBanks's banking subsidiaries that have been placed in the secondary market. Other non-bank subsidiaries provide brokerage, investment management, and general management services to BayBanks's banking subsidiaries and their customers.

    The Merger will permit BayBanks to expand its operations directly into the Southern New Hampshire market through NFS's existing branch system and relationships. This will be a natural extension of BayBanks's already strong presence in the Massachusetts portion of the Merrimack Valley.

BUSINESS

    BayBanks provides a complete range of banking and related financial services, with particular emphasis on consumer and middle market business customers. In addition to its normal deposit and lending activities, BayBanks aggressively pursues fee income opportunities, both in traditional and automated banking services and in the investment field, including acting as investment adviser and shareholder servicing agent for BayFunds,(R) a private label mutual fund family.

    Consumer Banking. BayBanks, a recognized leader in consumer banking, has the largest consumer market share in Massachusetts. More households in Massachusetts do business with BayBanks's banking subsidiaries than any other banking organization. BayBanks offers a wide variety of products, including FDIC-insured checking, money market, savings and time deposit accounts, credit cards, home mortgages and home equity financing, instalment loans, and trust and private banking services.

    BayBanks operates over 1,000 ATMs in Massachusetts and Connecticut, including 200 cash machines located in retail stores. More than 90 non-affiliated financial institutions add an additional 280 ATMs to the X-Press 24 Network. The X-Press 24 and X-Press 24 Cash Networks produce nearly
11.3 million transactions per month. Furthermore, X-Press 24 cardholders can perform automated banking transactions at over 130,000 Cirrus and NYCE terminals worldwide. Cardholders can also use their cards to make point-of-sale purchases at retail establishments worldwide, including grocery stores, automobile service stations and, through BayBank X-Press Check,(R) anywhere a MasterCard is accepted. BayBanks provides a broad range of support and maintenance services to the X-Press 24 Network member institutions. In addition to its branch and ATM networks, BayBanks operates a state-of-the-art customer sales and service center twenty-four hours a day, seven days a week, that provides customer service and product information, opens consumer bank accounts, and arranges consumer loans.

    Corporate Banking. BayBanks provides a comprehensive range of cash management, credit, deposit, international banking and related services to businesses, hospitals, educational institutions and local governments, with particular emphasis on the middle market. Specialized products available to BayBanks's business and governmental customers include: personal computer-based cash management services with which a customer may perform a range of deposit transactions; X-Press Trade,(R) offering automated international letter of credit services; BayBank X-Press Tax,(R) for automated payroll tax depositing; a Collateralized Municipal Money Market Account, and the Escrow Client Account Service. BayBank also acts as trustee or custodian for employee benefit and pension plans.

    Specific lending groups provide a focus on healthcare and educational institutions, municipalities, automobile dealers, construction and contracting companies, retailers, emerging technology companies and international trade finance. BayBanks also provides secured financing, in the form of asset-based lending, leasing and real estate lending, for commercial customers. BayBanks's general corporate lending activities are directed toward small and middle market companies in the New England region, with a primary emphasis on Massachusetts and Southern New Hampshire enterprises.

    Investment Services. BayBanks's subsidiaries offer a wide range of investment services to individuals and business customers. The government and municipal securities dealerships at BayBank Boston, N.A. participate in the underwriting of Massachusetts municipal obligations and engage in private placement activities. BayBanks Brokerage Services, Inc. provides retail brokerage services. BayBanks Investment Management, Inc., a registered investment adviser, provides portfolio advice and asset management for individuals and businesses and manages the BayBank trust department's common trust funds. As of year-end 1994, the BayBank trust department had total assets with a book value of $5.3 billion under management or in custody. BayBanks Investment Management, Inc. and BayBank Boston, N.A. also act as investment advisers to BayFunds, BayBanks's proprietary mutual fund family, which consists of money market, equity, and bond portfolios with aggregate assets of more than $1.3 billion at year-end 1994.

                  BACKGROUND AND NFS'S REASONS FOR THE MERGER

BACKGROUND OF THE MERGER

    Since its formation in 1986 as a financial institution holding company, NFS has pursued a strategy of growth in earnings and assets as an independent entity. NFS has continuously examined its strategic alternatives in terms of the corporate objective of enhancing shareholder value. In attempting to maximize shareholder value, the Board and senior management of NFS have evaluated various strategic alternatives, including acquisitions of other institutions or strategic combinations. In this regard, NFS has periodically considered its prospects as an independent entity and the viability of those prospects given NFS's size and the markets in which it operates.

    NFS's assessment of its prospects as an independent entity has in part been in the context of its experience in attempting to grow through acquisitions.
In 1991, NFS expanded its branch network into Massachusetts through the acquisition of the Pepperell branch of ComFed Savings Bank, F.A. from the Resolution Trust Corporation. In 1993, NFS consummated a supervisory conversion and acquisition of Plaistow Co-operative Bank, a $99.6 million New Hampshire mutual co-operative bank. Based on its evaluation of other possible acquisition transactions, NFS generally has determined that it would be unlikely to achieve further significant growth through acquisitions within its market area in the next three to five years.

    In June 1994, James H. Adams, President and Chief Executive Officer of NFS, and Albert R. Rietheimer, Treasurer/Chief Financial Officer of NFS, met with an executive officer of a larger financial institution (the "Other Institution") regarding the compatibility of their two banking organizations and their business philosophies and operations. This meeting was initiated by the Other Institution. NFS was not seeking acquisition proposals at that time. Executives of NFS and the Other Institution met again in early August 1994, again at the initiation of the Other Institution, to discuss further the compatibility of the two organizations and their operations. At this time, there were preliminary discussions regarding a possible strategic combination of NFS and the Other Institution. Although no agreements or understandings were arrived at, and although the Other Institution had not conducted any due diligence review of NFS, the parties expressed an expectation that, if the negotiations regarding a transaction should occur, the valuation range for consideration for NFS Common Stock would be in the "low $30's" per share.
Later in August, the Other Institution and NFS executed a confidentiality agreement, and the Other Institution conducted preliminary on-site due diligence.

    In early September 1994, NFS engaged Tucker Anthony to serve as its financial adviser in any potential transaction with the Other Institution. Executives of NFS and the Other Institution also met. By mid-September, Tucker Anthony had been authorized to request a letter of interest from the Other Institution and, in late September, the Other Institution furnished a non-binding indication of interest regarding a potential transaction for an aggregate consideration, in the form of cash and stock of the Other Institution in approximately equal parts, of $89.3 million or, based on the stock price of the Other Institution at the time of the letter, of $30 per share. The Board of NFS met to consider this letter and concluded that although the proposed consideration was not acceptable, NFS was interested in continuing discussions with the Other Institution and would permit the Other Institution to conduct further on-site due diligence. This occurred on September 24 and 25, 1994.

    During the month of October, informal discussions continued between the parties and between their financial advisers, such discussions essentially revolving around the question of valuation. In early November, the Other Institution transmitted a new non-binding indication of interest which revised the Other Institution's previous letter. Specifically, the revised indication of interest contemplated that NFS would merge with the Other Institution, with NFS shareholders to receive a combination of the Other Institution's stock (45%) and cash (55%) with an aggregate value of approximately $96.8 million, or a per-share value of $32.50, based on the Other Institution's stock price shortly prior to submission of the new letter of interest. It was unclear from this letter, however, what, if any, provisions would apply to changes in the value of the Other Institution's stock as it related to the value of the consideration proposed to be paid to NFS shareholders in the business combination.

    The Board of NFS met on November 10, 1994 to analyze and discuss the new indication of interest and, following such meeting, the Board authorized the negotiation of a definitive agreement with the Other Institution.

On November 11, 1994, following an increase in the market price of the NFS Common Stock, NFS announced that it was in discussions with respect to a possible merger transaction and that NFS had engaged Tucker Anthony to act as its financial adviser. NFS did not name the Other Institution or describe any terms and conditions involved in the discussions. NFS indicated that there could be no assurances as to whether the discussions would result in any agreement.

    Following the November 11, 1994 announcement, NFS was contacted, directly or indirectly through Tucker Anthony, by seven additional financial institutions (including BayBanks) or their representatives expressing possible interest in acquiring or merging with NFS. Tucker Anthony informed inquiring parties that although NFS had not made a decision to enter into a sale transaction or solicit acquisition proposals, it would appropriately review any indications of interest presented to it. Two of the seven institutions subsequently submitted written indications of interest regarding a possible transaction with NFS, which were based on analysis of publicly available information pertaining to NFS's operations and financial condition. One of these indications was for an all cash transaction in the range of $30 to $31 per share; the other was for an all stock or part stock, part cash transaction with an aggregate value of $81.8 million based on the current trading value of that institution's stock, or approximately $28 per share.

    Also, on November 11, the Other Institution furnished a draft definitive agreement to NFS. Such agreement contained specific provisions regarding the calculation of the consideration, which effectively clarified that the purchase price to be paid by the Other Institution could float within a range depending on a 20-day average price of its stock.

    On November 18, the Board of NFS met to consider the proposed definitive agreement and to evaluate in particular the pricing mechanism being proposed. These discussions were followed by another meeting of the Board on November 19, which the Chief Executive Officer of the Other Institution attended in order to answer questions as to the proposed transaction. It was believed at the conclusion of this meeting that issues regarding the pricing mechanism to preserve the originally contemplated $32.50 per share consideration could be resolved. On November 21, however, the Chief Executive Officer of the Other Institution confirmed to the Chief Executive Officer of NFS that the Other Institution was unable to proceed with a transaction at that time. Based on the closing price of the Other Institution's stock on November 21, 1994, the consideration under the Other Institution's proposed definitive agreement would have amounted to approximately $29.83 per share of NFS Common Stock.
On November 22, NFS publicly announced the termination of merger discussions with the Other Institution and held a special meeting of its Board to review the other indications of interest in NFS that had been presented to NFS or Tucker Anthony following the announcement of November 11.

    On November 23, NFS publicly announced that, at the prior day's special meeting, the Board had affirmed a policy of seeking to maximize shareholder value and had authorized Tucker Anthony to evaluate possible business combination opportunities. This decision was based on an analysis of the various indications of interest that NFS had received as well as an analysis of potential strategies under which NFS would remain independent.

    Following NFS's announcement of November 23, Tucker Anthony commenced to investigate the prospective sale of NFS through a confidential "competitive sale" or "auction" process. In addition to the Other Institution and the seven parties which had previously contacted Tucker Anthony, an additional 10 potential buyers were solicited on the basis of a variety of factors including previous acquisition activity, proximity of operations to those of NFS, financial capability to complete an acquisition and having previously made inquiry to NFS regarding a potential combination. Of the 18 parties which Tucker Anthony contacted, BayBanks and three others entered into confidentiality agreements and received extensive and highly detailed public and non-public due diligence information packages describing NFS and its business and containing financial information. Also, the confidentiality agreement with the Other Institution continued to be applicable. Of the five parties who signed confidentiality agreements with NFS, BayBanks and two others, selected on the basis of their continued indications of interest and their preliminary indications of possible transaction values in the ranges of $28 to $31 per share, were permitted to meet with NFS's senior executive officers. These three parties were then asked by Tucker Anthony to refine their indications of interest in writing and to submit what they considered to be their final and best proposals. Tucker Anthony received responses from these three parties with proposed transaction values ranging from $28.50 to $31 per share and with forms of consideration varying from all cash to mixed cash and stock.

    The Board of NFS, with the advice of Tucker Anthony, evaluated the three proposals and, considering all relevant factors, including without limitation the amount of the bid, the ability of the bidder to finance the transaction and the regulatory approvals that would be required, chose to pursue the final negotiations with BayBanks.

These commenced on December 19 following a special meeting of the Board of NFS at which the Board authorized management to negotiate a definitive agreement with BayBanks and to execute a seven-day exclusivity agreement with BayBanks to permit finalization of documentation for a transaction. After further discussions and negotiations with BayBanks, considering BayBanks's bid reflected in the final agreement, which BayBanks stated was its best and final proposal, and for all the reasons discussed below in "Recommendation of the Board of Directors; NFS's Reasons for the Merger," the Board of Directors concluded that the Merger represented the best available alternative for the NFS shareholders. On December 22, 1994, Tucker Anthony issued its fairness opinion on the Merger, and the Board approved the Acquisition Agreement.

RECOMMENDATION OF THE BOARD OF DIRECTORS; NFS'S REASONS FOR THE MERGER

     The Board of Directors of NFS unanimously approved the Acquisition Agreement and has determined that the Merger is fair to, and in the best interests of, NFS shareholders. The Board of Directors of NFS unanimously recommends that the shareholders of NFS vote FOR the approval and adoption of the Acquisition Agreement.

     In reaching its determination that the Acquisition Agreement is fair to, and in the best interests of, NFS shareholders, the NFS Board considered a number of business and financial factors, including, without limitation, the following:

     1. The Merger will enable NFS shareholders to maximize the value of their shares both by a sale at a premium over the preexisting market price and by becoming stockholders in a larger financial institution with a more diversified market opportunity. The NFS Board considers the composition of the proposed Merger Consideration of cash and BayBanks Common Stock that NFS shareholders will receive in exchange for their NFS Common Stock to be advantageous for NFS shareholders, since they will obtain cash liquidity, including liquidity to meet any tax obligations, as well as acquiring stock in a company with a ready trading market. The NFS Board also considered the financial information and analysis prepared by Tucker Anthony and its opinion that the consideration to be paid in the Merger is fair, from a financial point of view, to NFS shareholders.

     2. In view of the current and prospective market in which NFS operates, and in considering national and local economic conditions, the competitive environment for financial institutions generally, the increased regulatory burden on financial institutions, and the trend toward consolidation in the financial services industry, the Board perceived that it would become increasingly difficult for NFS to meet competition and continue to achieve efficiencies and economies of scale as an independent institution.

     3. The opportunity for growth of the NFS banking operations in and beyond NFS's existing market should be enhanced by the addition of the financial and managerial resources of BayBanks. NFS's customers and communities also should be better served by the availability of the expanded range of products and services available through BayBanks.

     While the NFS Board did not quantify or otherwise attempt to assign relative weights to the factors considered in reaching its determination that the Merger is in the best interests of NFS's shareholders, the ordering of the foregoing factors reflects their relative importance.

OPINION OF FINANCIAL ADVISOR

    Tucker Anthony was retained by the Board of Directors of NFS in September 1994 for the purpose of providing financial advice and consultation, including the development of information with respect to the valuation of NFS, the evaluation of any acquisition proposals that might be received, including a possible proposal from the Other Institution (see "Background of the Merger"), and, if appropriate, the rendering of a fairness opinion in connection with an acquisition proposal. In connection with its services, Tucker Anthony was subsequently authorized by NFS to solicit, and did solicit, potential purchasers of NFS and was directed to provide, and did provide, information concerning NFS to certain third parties requesting such information which were believed capable of making a viable proposal to acquire NFS and who had executed a confidentiality agreement.

     NFS selected Tucker Anthony because of its familiarity with NFS and its business. Tucker Anthony makes a market in NFS Common Stock. NFS also considered Tucker Anthony's experience and reputation in the area of valuation generally and financial institution valuation specifically. Tucker Anthony is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, private placements and valuations for corporate and other purposes. From time to time, Tucker Anthony and its affiliates may hold long or short positions in the NFS Common Stock.

     Tucker Anthony has rendered a written opinion to the Board of Directors of NFS dated December 22, 1994 stating that, as of that date, the consideration per share of NFS Common Stock of $20.15 in cash and 0.2038 shares of BayBanks Common Stock to be received in the Merger is fair, from a financial point of view, to the NFS shareholders. THE FULL TEXT OF THE FAIRNESS OPINION DATED DECEMBER 22, 1994, SETTING FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND CERTAIN LIMITATIONS ON THE REVIEW UNDERTAKEN BY TUCKER ANTHONY, IS INCLUDED IN APPENDIX D TO THIS PROXY STATEMENT. HOLDERS OF THE NFS COMMON STOCK ARE URGED TO READ THE FAIRNESS OPINION IN ITS ENTIRETY. The fairness opinion is directed to the Board of Directors of NFS only and does not constitute a recommendation to any NFS shareholder as to how such shareholder should vote at the meeting.

     As compensation for its services as financial advisor, including the issuance of the fairness opinion, NFS has agreed to pay Tucker Anthony a fee of approximately $1.15 million, of which amount $225,000 has been paid as of the date hereof and the balance is payable at the closing of the Merger. NFS has also agreed to reimburse Tucker Anthony for its out-of-pocket expenses and to indemnify Tucker Anthony against certain liabilities arising out of its services as financial advisor.

     In arriving at its opinion, Tucker Anthony, among other things, reviewed the Acquisition Agreement and Option Agreement; reviewed certain historical financial and other information concerning NFS and BayBanks for the five fiscal years ended December 31, 1993 and interim period ended September 30, 1994, including their reports on Forms 10-K and 10-Q; held discussions with the senior management of NFS and BayBanks with respect to their past and current financial performance, financial condition and future prospects; reviewed certain internal financial and other information of NFS including financial projections prepared by management; analyzed certain publicly available information of other financial institutions that Tucker Anthony deemed comparable or otherwise relevant to its inquiry and compared NFS and BayBanks from a financial point of view with certain of these institutions; compared the consideration to be received by the shareholders of NFS with the consideration received by shareholders in certain other acquisitions of financial institutions that Tucker Anthony deemed comparable or otherwise relevant to its inquiry; reviewed the terms of the Option Agreement, and compared such terms with the terms of certain other stock option agreements granted in connection with other acquisitions of financial institutions that Tucker Anthony deemed comparable or otherwise relevant to its inquiry; reviewed publicly available earnings estimates, historical trading activity and ownership data of the NFS Common Stock and BayBanks Common Stock and considered the prospects for dividends and price movement in each; and conducted such other financial studies, analyses and investigations and reviewed such other information as Tucker Anthony deemed appropriate to enable it to render its opinion. In its review, Tucker Anthony also took into account an assessment of general economic, market and financial conditions and certain industry trends and related matters. Tucker Anthony's opinion was necessarily based upon conditions as they existed and could be evaluated on the date thereof and the information made available to Tucker Anthony through the date thereof.

     No limitations were imposed by the Board of Directors of NFS upon Tucker Anthony with respect to the investigations made or procedures followed by Tucker Anthony in its review and analysis. In its review and analysis and in arriving at its opinion, Tucker Anthony assumed and relied upon the accuracy and completeness of all the financial information provided to it by NFS and BayBanks and other publicly available financial information, and has not attempted independently to verify any of such information. Tucker Anthony has assumed that (i) the financial forecasts of NFS provided to it have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of NFS as to its future financial performance and (ii) such forecasts will be realized in the amounts and time periods currently estimated by NFS's management. Tucker Anthony has also assumed that the mean of the publicly available future earnings estimates for BayBanks available through the Institutional Brokers Estimate System will be realized in the amounts and time periods currently estimated. Tucker Anthony has further assumed, without independent verification, that the aggregate reserves for possible loan losses for NFS and BayBanks are adequate to cover such losses. Tucker Anthony did not make or obtain any independent evaluations or appraisals of any assets or liabilities of NFS, BayBanks or any of their respective subsidiaries nor did it verify any of NFS's or BayBanks's books and records or review any individual loan credit files.

    Tucker Anthony made a presentation and rendered a written opinion to NFS's Board of Directors on December 22, 1994, just prior to the execution and public announcement of the Acquisition Agreement. Set forth below is a brief summary of the analyses performed by Tucker Anthony in rendering its opinion and of its presentation to NFS's Board of Directors.

    Review of Selected Data of NFS and BayBanks. Tucker Anthony reviewed selected historical financial and other information of NFS and BayBanks for the five fiscal years ended December 31, 1993 and interim period ended September 30, 1994. This review included consolidated income statements and balance sheets for NFS and BayBanks as well as selected financial ratios relating to liquidity, loan portfolio composition, non-performing assets, net charge-offs, loan quality, profitability and capital adequacy.

    Stock Trading Analysis. Tucker Anthony examined the historical trading prices, volume, price/book value and price/earnings multiples of the NFS Common Stock and BayBanks Common Stock, and compared the historical trading prices of the NFS Common Stock and BayBanks Common Stock in relationship to movements in certain stock indices, specifically the Standard & Poor's Regional Bank Index, the Standard and Poor's Savings & Loan Index and the Standard and Poor's 500 Composite Index. Tucker Anthony also analyzed and compared the historical trading prices, price/book value and price/earnings multiples of NFS and BayBanks to certain other publicly traded financial institutions deemed to be comparable to NFS and BayBanks as described below.

    Analysis of Selected Publicly Traded Comparable Financial Institutions. Tucker Anthony compared the selected financial data and financial ratios of NFS to the corresponding data and ratios of certain publicly traded financial institutions located in Northeastern Massachusetts and Southern New Hampshire with total assets and loan compositions comparable to NFS. The financial institutions included in the comparison to NFS were: Andover Bancorp, Inc., Bank of New Hampshire Corporation, Community Bancshares, Inc., CFX Corporation, Century Bancorp, Inc., Co-operative Bank of Concord, Family Bancorp, First Essex Bancorp, Inc., Medford Savings Bank, New Hampshire Thrift Bancshares, Inc., Peterborough Savings Bank and Warren Bancorp, Inc. (the "Selected Comparable Banks"). The Selected Comparable Banks, as a group, exhibited certain characteristics -- loan composition, ratios of equity to assets, non-performing assets to total assets and returns on average assets and average equity -- that were similar to those exhibited by NFS. The comparison of NFS to the Selected Comparable Banks showed among other things that (i) as of December 22, 1994, the ratio of NFS's market price to its September 30, 1994 book value per common share was 110.8%, compared to an average of 91.5% for the Selected Comparable Banks; (ii) as of September 30, 1994, the ratio of NFS's equity to total assets was 9.0%, compared to an average of 7.7% for the Selected Comparable Banks; (iii) as of September 30, 1994, the ratio of NFS's nonperforming assets to total assets was 1.4%, compared to an average of 2.1% for the Selected Comparable Banks; (iv) as of September 30, 1994, the ratio of NFS's nonperforming assets to the sum of shareholders' equity and loan loss reserves was 13.2%, compared to an average of 24.0% for the Selected Comparable Banks; (v) as of December 22, 1994, the average latest quarter annualized dividend yield for the Selected Comparable Banks was 2.6% as compared to 2.2% for NFS; and (vi) as of December 22, 1994, the average price/earnings ratio for the Selected Comparable Banks based on earnings for the twelve months ended September 30, 1994 was 9.1x compared to 8.8x for NFS.

    Analysis of Selected Comparable Merger and Acquisition Transactions.
Tucker Anthony reviewed 90 unassisted acquisitions of thrift institutions in the Northeast announced between January 1, 1986 and December 22, 1994 (the "Selected Comparable Acquisition Transactions"). Tucker Anthony also performed additional analyses on 31 recently announced transactions (the "Selected
Recent Transactions") comparing the target financial institutions' asset quality, capital structure, profitability and asset, loan and deposit growth rates to NFS's current results of operations and financial condition. The Selected Recent Transactions were chosen because they were the most recently announced and therefore were considered most indicative of prevailing conditions in the thrift merger market.

Excluding the highest and lowest ratios, the Selected Recent Transactions involved financial institutions with three year average growth rates of 3.4% for assets, (2.0)% for loans and 4.4% for deposits as compared to 7.0%, 5.6% and 8.8%, respectively, for NFS. Excluding the highest and lowest ratios, the target financial institutions involved in the Selected Recent Transactions had latest quarter annualized (prior to announcement date) average return on assets of 0.91% and latest quarter annualized average return on equity of 9.70% as compared to 1.20% and 13.32%, respectively, for NFS. Set forth below is a summary of the information presented to NFS's Board of Directors with respect to the Selected Comparable Acquisition Transactions, based on a BayBanks share price of $53.25.

                                                                       Selected
                                                                      Comparable
                                                                     Acquisition          Selected Recent
                                                                     Transactions           Transactions
                                                                  ----------------       -------------------
                                                 BayBanks            1986 - 1994            1993 - 1994
                                                  Offer                Average                Average
                                              --------------      ----------------       -------------------
Aggregate Consideration/Earnings                  15.0x(1)              16.6x                    14.3x
Aggregate Consideration/Book Value               159.8%                138.0%                   157.0%
Aggregate Consideration/Total Assets              15.0%                 13.4%                    14.6%
Premium to Market Price(2)                        40.9%                 43.0%                    41.3%

__________________________________________________________

(1) Calculated based upon NFS recurring net income for the twelve month period ending September 30, 1994.
(2) Calculated based upon the target's stock price seven days prior to announcement of the transactions.



    Discounted Cash Flow Analysis. At the NFS Board of Directors meeting on December 22, 1994, Tucker Anthony presented the results of a discounted cash flow analysis through December 31, 1999 designed to compare the present value, under certain assumptions, that would be attained if NFS remained independent through 1999 or was acquired in 1999 by a larger financial institution, with the value of the BayBanks offer. The results produced in the analysis did not purport to be indicative of actual values or expected values of NFS or the shares of NFS Common Stock.

    For the purpose of the analysis Tucker Anthony assumed, in conjunction with its discussions with management, that NFS would achieve an annual return on average assets of 1.10%, generate annual growth in assets of 4.0% and have a dividend payout ratio of 40%. The forecast period assumptions regarding dividend payout ratio and return on average assets represented substantially higher levels than NFS's comparable historical operating performance and dividend policy. In estimating the appropriate terminal value of NFS in 1999, Tucker Anthony applied to the 1999 estimated earnings price/earnings multiples in the range of 9.0x to 17.0x. This range of price/earnings multiples was based upon Tucker Anthony's review of the Selected Comparable Financial Institutions and Selected Comparable Acquisition Transactions. The lower levels of the price/earnings multiples range reflected an estimated future trading range of NFS, while the higher levels of the price/earnings multiples were more indicative of an estimated future sale of NFS to a larger financial institution. Acquisition and trading multiples from time to time fluctuate considerably, and no assurance can be made that future acquisition or trading multiples will be comparable to historical levels.

    The cash flows of NFS were comprised of the projected dividends per share in years 1995 through 1999 plus the terminal value of the NFS Common Stock at year end 1999 (calculated by applying each one of the assumed terminal price/earnings multiples as stated above to NFS's projected earnings per share). The cash flows were discounted at rates of 11.0%, 13.0% and 15.0%. Based upon Tucker Anthony's experience and judgment, Tucker Anthony believes that holders of NFS Common Stock would typically seek returns within the indicated range of discount rates in view of NFS's historical operating performance, financial condition and market capitalization, among other matters.

    The discounted cash flow analysis showed, among other things, that using discount rates of 11.0% and 15.0%, and a terminal price/earnings multiple of 10.0x, each holder of NFS Common Stock would receive a present value of $21.26
- - $18.02 per share, respectively. The analysis also showed, among other things, that using discount rates of 11.0% and 15.0% and a terminal price/earnings multiple of 16.0x, each holder of the NFS Common Stock would receive a present value of $31.86 - $26.91 per share. These cash flow projections were based upon discussions with management of NFS in regard to estimates of asset growth, profitability and dividend payout ratio, and are based upon many factors and assumptions, many of which are beyond management's control.

    Pro Forma Analysis of BayBanks Offer. Tucker Anthony analyzed certain pro forma effects resulting from the Merger, based on average closing prices of BayBanks Common Stock ranging from $43.50 per share to $63.00 per share. This analysis, based upon the closing prices of BayBanks Common Stock described above, and based upon projections of the management of NFS and, with respect to BayBanks, the mean projections of the Institutional Brokers Estimate System, projected minimal dilution in BayBanks's 1995 earnings per share. The analysis did not take into account the effects of possible revenue enhancements or cost savings for BayBanks following the Merger.

    Other Factors. Tucker Anthony believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying Tucker Anthony's fairness opinion. Tucker Anthony made no attempt to assign specific weights to particular analyses in arriving at its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Tucker Anthony relied upon the financial forecasts prepared by management of NFS and made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of NFS's management. Any estimates contained in Tucker Anthony's analyses are not necessarily indicative of future results or values, which may be more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

                              TERMS OF THE MERGER

    This portion of the Prospectus/Proxy Statement describes various aspects of the Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Acquisition Agreement, which is incorporated herein by reference and a conformed copy of which is attached hereto as Appendix A. Capitalized terms used herein and not otherwise defined have the respective meanings ascribed to them in the Acquisition Agreement. NFS'S SHAREHOLDERS ARE URGED TO READ THE ACQUISITION AGREEMENT CAREFULLY.

GENERAL

    The Acquisition Agreement provides that, subject to the satisfaction or, in certain cases, waiver of certain conditions (including the approval of the Acquisition Agreement by the shareholders of NFS and receipt of all necessary regulatory approvals), BBNH will be merged with and into NFS. NFS will be the surviving corporation under the name BayBank New Hampshire, Inc. and will be a wholly-owned subsidiary of BayBanks. The outstanding shares of NFS will automatically be converted into the right to receive the Merger Consideration (as described below), and the shareholders of NFS will become stockholders of BayBanks.

CONVERSION OF NFS COMMON STOCK

    On the Closing Date, subject to adjustment as discussed below, each issued and outstanding share of NFS Common Stock, other than shares of NFS Common Stock owned by Dissenting Shareholders ("Dissenting Shares"), shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, be converted into the right to receive (i) $20.15 in cash and
(ii) 0.2038 share of BayBanks Common Stock (the "Merger Consideration"). The Merger Consideration was agreed to as a result of arms'-length negotiations between representatives of BayBanks and NFS, during which NFS had the benefit of advice from its financial advisor, the investment banking firm of Tucker Anthony. The total value of the Merger Consideration when the NFS Board of Directors approved the Acquisition Agreement was approximately $31.00 per share of NFS Common Stock, based on the closing sale price for the BayBanks Common Stock on December 21, 1994 of $53.25. The total value of the Merger Consideration, based on the closing sale price for the BayBanks Common Stock of $_____ per share on March __, 1995, was approximately $____ per share of NFS Common Stock. If the Closing Date is after September 1, 1995 and the Acquisition Agreement and the Merger have been approved by NFS's shareholders prior to that date, the per share Merger Consideration will be increased by a cash amount determined by multiplying (x) the number of calendar days from and including September 1, 1995 through but excluding the Closing Date by (y) $0.005.

    Under the Acquisition Agreement, NFS, by notice to BayBanks, may terminate the Acquisition Agreement if prior to the Closing Date the Closing Market Value of BayBanks Common Stock (defined below) is less than $43.50; provided that BayBanks may negate such termination by notifying NFS prior to 5:00 p.m., Boston, Massachusetts time, on the Closing Date of its election to adjust the Merger Consideration. If BayBanks exercises this right to negate NFS's termination, the per share Merger Consideration shall be increased so that the sum of the cash and the Closing Market Value of BayBanks Common Stock comprising the per share Merger Consideration equals $29.00. The increase shall take the form of additional cash or BayBanks Common Stock valued at the Closing Market Value, as BayBanks may elect, or, alternatively, BayBanks may elect to make the per share Merger Consideration all cash at $29.00 per share. In determining whether to elect to terminate the Acquisition Agreement if the Closing Market Value of BayBanks Common Stock falls below $43.50 per share, the NFS Board of Directors will take into account, consistent with its fiduciary duties, all relevant facts and circumstances existing at the time, including, without limitation, the advice of its financial advisors and legal counsel.

    If the Closing Market Value of BayBanks Common Stock is greater than $63.00, the per share Merger Consideration shall be adjusted by reducing the BayBanks Common Stock portion so that the sum of the cash and the Closing Market Value of BayBanks Common Stock comprising the per share Merger Consideration equals $33.00.

    The "Closing Market Value" of BayBanks Common Stock is the Market Value of BayBanks Common Stock on the Closing Date. "Market Value" means, as of any day, the average, without respect to the number of shares traded, of the closing sale price of BayBanks Common Stock as reported on the Nasdaq National Market on each of the 10 trading days immediately preceding the second business day prior to such day.

EXCHANGE OF CERTIFICATES

    The conversion of NFS Common Stock into BayBanks Common Stock will occur automatically on the Closing Date. As soon as practicable after the Closing Date, BayBanks shall cause the Exchange Agent to mail to each holder of record of NFS Common Stock at the Closing Date instructions for surrendering his or her certificate(s) representing shares of NFS Common Stock in exchange for certificate(s) representing BayBanks Common Stock. NFS SHAREHOLDERS ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A LETTER OF INSTRUCTION FROM THE EXCHANGE AGENT.

    Upon surrender of a duly executed certificate for exchange and cancellation to the Exchange Agent, the holder of such certificate shall be entitled to receive in exchange therefor (x) a certificate representing the number of whole shares of BayBanks Common Stock to which such holder of NFS Common Stock shall have become entitled under the Acquisition Agreement, and (y) a check representing the amount of cash that such holder has the right to receive in respect of the certificate surrendered under the Acquisition Agreement, together with any cash payable in lieu of a fractional share, as described below, and the certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash and unpaid dividends and distributions, if any, payable to holders of certificates.

    After the Closing Date, there shall be no transfers on the stock transfer books of NFS of the shares of NFS Common Stock that were issued and outstanding immediately prior to the Closing Date. If, after the Closing Date, certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of BayBanks Common Stock and cash as provided above. No fractional shares of BayBanks Common Stock will be issued to any NFS shareholder upon consummation of the Merger. Each holder of NFS Common Stock otherwise entitled to a fraction of a share of BayBanks Common Stock shall be entitled to receive an amount of cash in lieu thereof equal to (i) such fraction multiplied by (ii) the Closing Market Value of BayBanks Common Stock. Following consummation of the Merger, no former holder of NFS Common Stock shall be entitled to dividends or any other rights in respect of any such fraction.

CONDITIONS OF MERGER

    The respective obligations of BayBanks and NFS to effect the Merger are subject to satisfaction, on or prior to the Closing Date, of certain conditions, including: (i) the Acquisition Agreement shall not have been terminated in accordance with its terms; (ii) approval of the Acquisition Agreement and the transactions contemplated thereby by the appropriate regulatory authorities and the expiration of any waiting periods (see "Terms of the Merger - Regulatory Approvals Required"); (iii) approval of the Acquisition Agreement and the Merger by the requisite vote of NFS shareholders; (iv) receipt of all necessary state securities laws and "blue sky" permits and other authorizations required in connection with the issuance of BayBanks Common Stock in the Merger; (v) the Registration Statement of which this Prospectus/Proxy Statement forms a part shall have been declared effective by the Commission, shall remain effective and not be subject to a stop order or any threatened stop order suspending the effectiveness of the Registration Statement; and (vi) no law, rule, regulation, executive order, injunction, decree, or other order issued, enacted, promulgated, enforced or entered which has the effect of making the Merger illegal or otherwise restricting, preventing or prohibiting consummation of the transactions contemplated by the Acquisition Agreement, including the Merger shall be in effect.

    The obligations of BayBanks and BBNH to consummate the transactions contemplated by the Acquisition Agreement are further subject to the satisfaction, or waiver by BayBanks, on or before the Closing Date, of the following conditions: (i) the representations and warranties of NFS contained in the Acquisition Agreement shall be true, correct, and complete in all material respects as of the date of the Acquisition Agreement and (except to the extent that such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date and BayBanks shall have received a certificate signed on behalf of NFS by its Chief Executive Officer and its Chief Financial Officer to the foregoing effect; (ii) except for such consents, approvals, permits and other authorizations that, if not obtained, would not, individually or in the aggregate, have a material adverse effect on the business, financial condition, results of operations or prospects of NFS and its subsidiaries, taken as a whole, NFS shall have obtained (a) the consent or approval of other persons in connection with any lease, agreement, processing contract or other arrangement, the benefits of which cannot be retained upon consummation of the transactions contemplated by the Acquisition Agreement without such consent or approval and (b) all permits or other authorizations other than Regulatory Approvals required to consummate the transactions contemplated by the Acquisition Agreement; (iii) as of the Closing Date, there shall have been no Material Adverse Change in NFS from that which was represented and warranted on the date of the Acquisition Agreement; (iv) NFS shall have in all material respects performed all obligations and agreements and complied with all covenants contained in the Acquisition Agreement to be performed and complied with by NFS on or prior to the Closing Date and there shall not exist a Default or matter that, with notice and/or passage of time, would constitute a Default by NFS under the Acquisition Agreement; (v) BayBanks shall have received from KPMG a customary letter with respect to certain financial information about NFS; (vi) BayBanks shall have received the opinion of Hogan & Hartson L.L.P., counsel to NFS, dated the Closing Date, in a form that is customary for transactions of this type; (vii) immediately prior to the Closing, not more than 330,000 shares of NFS Common Stock shall be Dissenting Shares; (viii) BayBanks shall have received the resignations of such of the directors of NFS's subsidiaries, including the NFS Banks, as BayBanks shall have requested; (ix) a certain number of specified key employees of NFS or its subsidiaries shall have remained employed by NFS or its subsidiaries through the Closing Date, except as such employment may have terminated as a result of death or disability; (x) any name change, charter amendment, by-law amendment, charter conversion, or merger of the NFS Banks requested by BayBanks shall have been authorized by all necessary corporate action and all necessary permits, consents, approvals and authorizations of third parties and Governmental Authorities shall have been obtained so that such name change, charter amendment, by-law amendment, conversion or merger may be consummated in conjunction with consummation of the Merger.

    The obligations of NFS to consummate the transactions contemplated by the Acquisition Agreement are further subject to the satisfaction, or waiver by NFS, on or before the Closing Date, of the following conditions: (i) the representations and warranties of BayBanks contained in the Acquisition Agreement shall be true, correct, and complete in all material respects as of the date of the Acquisition Agreement and (except to the extent that such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date and NFS shall have received a certificate signed on behalf of BayBanks by its Chief Executive Officer or its Chief Financial Officer to the foregoing effect; (ii) as of the Closing Date, there shall have been no Material Adverse Change in BayBanks from that which was represented and warranted on the date of the Acquisition Agreement; (iii) BayBanks and BBNH shall have in all material respects performed all obligations and agreements and complied with all covenants contained in the Acquisition Agreement to be performed and complied with by BayBanks and BBNH on or prior to the Closing Date and there shall not exist a Default or matter that, with notice and/or passage of time, would constitute a Default by BayBanks or BBNH under the Acquisition Agreement; and (iv) NFS shall have received the opinion of Palmer & Dodge, counsel to BayBanks, dated the Closing Date, in a form that is customary for transactions of this type.

REGULATORY APPROVALS REQUIRED

    Consummation of the Merger is subject to receipt of all necessary approvals of Regulatory Authorities, including the Office of Thrift Supervision (the "OTS"), the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the New Hampshire Board of Trust Company Incorporation (the "New Hampshire Board"), and the Massachusetts Board of Bank Incorporation (the "Massachusetts Board"). IT IS ANTICIPATED THAT SUCH REGULATORY APPROVALS WILL BE OBTAINED IN TIME TO ALLOW FOR CONSUMMATION OF THE MERGER DURING THE THIRD QUARTER OF 1995, BUT NO ASSURANCE CAN BE GIVEN THAT SUCH APPROVALS WILL BE OBTAINED SO AS TO PERMIT CONSUMMATION OF THE MERGER OR THAT SUCH APPROVALS WILL NOT BE CONDITIONED UPON MATTERS THAT WOULD CAUSE THE PARTIES TO ABANDON THE MERGER.

    The Merger is subject to approval of the OTS under Section 10(e) of the Home Owners' Loan Act (the "HOLA"). Section 10(e) requires that the OTS take into consideration the financial resources, managerial resources, and future prospects of BayBanks, BBNH, NFS and the NFS Banks, the effect of the Merger on the NFS Banks, the insurance risk to the federal deposit insurance funds and the convenience and needs of the communities to be served. The OTS may not approve the Merger if (a) it would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize the business of banking in any part of the United States or (b) its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly or would be in restraint of trade in any other manner, unless the OTS finds that any anticompetitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, the OTS may take into account the records of performance of the bank subsidiaries of BayBanks and NFS in meeting the credit needs of each community, including low- and moderate-income neighborhoods, served by such bank subsidiaries. Under the HOLA, the OTS must request the views of the United States Department of Justice on the competitive factors involved. The Department of Justice may, if it deems it necessary, challenge the Merger on antitrust grounds, which would stay the effectiveness of the OTS's approval unless a court specifically orders otherwise. BayBanks and NFS believe that antitrust concerns will not interfere with the consummation of the Merger.

    The Merger also is subject to approval by the Federal Reserve under Section 4 of the Bank Holding Company Act of 1956, as amended (the "BHCA"). Under
Section 4 of the BHCA and related regulations, the Federal Reserve must assess whether BayBanks's acquisition and operation of NFS's business can reasonably be expected to produce benefits to the public such as greater convenience, increased competition, or gains in efficiency, that outweigh any possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. This assessment also includes an evaluation of the financial and managerial resources of BayBanks and the effect of the Merger on those resources.

    In order to consummate the Merger, BayBanks also must receive a certificate to affiliate with NFS Savings and Plaistow Co-operative from the New Hampshire Board. In considering whether to grant the certificate, the New Hampshire Board will consider, among other factors, BayBanks's plans for capital investment in New Hampshire, including the manner in which the affiliation will bring net new funds to the state, the record of BayBanks's subsidiary banks in serving the credit needs of the communities in which they do business, BayBanks's plans for serving the credit needs of the New Hampshire communities in which NFS's subsidiaries operate, and the strength of the BayBanks management. In addition, because BayBanks is a Massachusetts bank holding company, the Merger requires the approval of the Massachusetts Board. The Massachusetts Board's approval is based primarily upon its determination that the proposed acquisition does not unreasonably affect competition among Massachusetts banking institutions and that it promotes public convenience and advantage. In making such a determination, the Board will consider, among other factors, whether the Merger will result in net new benefits within NFS's local community.

    BayBanks's right to exercise the Option also is subject to the prior approval of the Federal Reserve, the New Hampshire Board and the Massachusetts Board, to the extent that the exercise of the Option would result in BayBanks directly or indirectly owning more than 5% of the voting stock of NFS, NFS Savings and Plaistow Co-operative. In determining whether to approve BayBanks's right to exercise the Option, the regulatory agencies would generally apply the same statutory criteria that they apply to their consideration of approval of the Merger.

    BayBanks has filed applications for the required approvals with the OTS, the Federal Reserve, the Massachusetts Board, and the New Hampshire Board.
The Merger will not proceed until all regulatory approvals required to consummate the Merger have been obtained, such approvals are in full force and effect, and all statutory waiting periods in respect thereof have expired. There can be no assurance that the Merger will be approved by any of such agencies. If such approvals are received, there can be no assurance as to the date of such approvals, the absence of conditions to such approvals that would cause the parties to abandon the Merger or the absence of any litigation challenging such approvals.

    In addition, it is contemplated that NFS Savings and Plaistow Co-operative may be combined into a single entity contemporaneously with the Merger. Such a transaction would require the approval of the OTS.

    BayBanks and NFS are not aware of any other governmental approvals or actions, other than those of the Commission and state securities administrators, that are required before the parties may consummate the Merger. It is presently contemplated that if any such additional governmental approvals or actions are required, such approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

WAIVER AND AMENDMENT

    Waiver. Except as expressly provided in the Acquisition Agreement, no waiver by any party of any failure or refusal of any other party to comply with its obligations under the Acquisition Agreement shall be deemed a waiver of any other or subsequent failure or refusal to so comply by such other party. No waiver shall be valid unless in writing signed by the party to be charged and only to the extent therein set forth.

    Amendment. The Acquisition Agreement may be amended by the parties to it by written instrument executed by all parties (subject to compliance with applicable law), by action taken or authorized by the respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by NFS shareholders; provided, however, that after any approval of the transactions contemplated by the Acquisition Agreement by NFS's shareholders, there may not be, without further approval of such shareholders, any amendment of the Acquisition Agreement which reduces the amount or changes the form of the Merger Consideration other than as contemplated by the Acquisition Agreement.

TERMINATION

    The Acquisition Agreement may be terminated at any time by mutual written consent of BayBanks and NFS. In addition, the Acquisition Agreement may be terminated by either party, provided that it is not then in Default, by giving appropriate notice to the other at the time and in the manner specified in the Acquisition Agreement. Either party may terminate the Acquisition Agreement if: (i) at any time after December 31, 1995, the Closing has not occurred for any reason other than a Default by the party seeking to terminate; (ii) the Acquisition Agreement is not approved by NFS shareholders in the manner provided for in the agreement; (iii) any application for regulatory approval is denied or withdrawn and 90 days have passed without a petition for rehearing, a request for reconsideration or an amended application being filed with the appropriate Governmental Authority; or (iv) a court or other Governmental Authority of competent jurisdiction has taken any of certain actions permanently restraining or otherwise prohibiting the Merger and such action has become final and nonappealable.

    BayBanks may terminate the Acquisition Agreement: (i) at any time if NFS is in Default; (ii) on the Closing Date if certain Closing Conditions set forth in the Acquisition Agreement have not been satisfied; or (iii) at any time if a Material Adverse Change in NFS has occurred.

    NFS may terminate the Acquisition Agreement: (i) at any time if BayBanks or BBNH is in Default; (ii) on the Closing Date if certain Closing Conditions set forth in the Acquisition Agreement have not been satisfied; (iii) at any time if a Material Adverse Change in BayBanks has occurred; or (iv) subject to certain rights of BayBanks to negate the termination, if prior to the Closing Date, the Closing Market Value of BayBanks Common Stock is less than $43.50. See "Terms of the Merger - Conversion of NFS Common Stock."

TERMINATION FEE; NO SOLICITATION

    In order to induce BayBanks to enter into the Acquisition Agreement and to reimburse it for its expenses involved in investigating NFS and negotiating and entering into the Acquisition Agreement and related matters, NFS agreed in the Acquisition Agreement that it will make a cash payment to BayBanks of $900,000 (the "Termination Fee") if: (a) (i) either NFS or BayBanks has terminated the Acquisition Agreement as a result of NFS shareholders not adopting the Acquisition Agreement or (ii) BayBanks has terminated the Acquisition Agreement as a result of a Default by NFS and (b) (i) within 12 months of any such termination, (A) NFS has entered into an agreement to engage in an Acquisition Transaction (defined below) with any person other than BayBanks or any of its subsidiaries or (B) NFS's Board of Directors has approved an Acquisition Transaction or recommended that NFS shareholders approve or accept any Acquisition Transaction with any person other than BayBanks or any of its subsidiaries, or (ii) in the case of termination as a result of NFS shareholders not approving the Acquisition Agreement, at the time of such termination it shall have been publicly announced that any person (other than BayBanks or any of its subsidiaries) shall have (x) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction or (y) filed an application or notice in draft or final form with any of certain

Regulatory Authorities (including those identified in "Regulatory Approvals Required" above) for approval or clearance to engage in an Acquisition Transaction.

    For purposes of the above discussion, an "Acquisition Transaction" means
(i) a merger, consolidation or other similar transaction with NFS or any of its subsidiaries, (ii) any sale, lease or other disposition of 15% or more of the consolidated assets of NFS and its subsidiaries, taken as a whole, in a single transaction or series of transactions or (iii) any issuance, sale, transfer, exchange or other disposition of (including by way of merger, consolidation, share exchange, acceptance of a tender or exchange offer or any similar transaction) securities representing 15% or more of the voting power of NFS or any subsidiary.

AFFILIATE LETTER; RESALES OF BAYBANKS COMMON STOCK

    Affiliate Letter. NFS has agreed to use its best efforts to cause each director, executive officer and other Affiliate (for purposes of Rule 145 under the Securities Act) of NFS to execute an Affiliate Letter as soon as possible after the execution of the Acquisition Agreement and prior to the date of the NFS Annual Meeting. A copy of the form of Affiliate Letter is attached hereto as Appendix C and is incorporated herein by reference. The Affiliate Letter provides that the signatory will vote all shares of NFS Common Stock that such person is entitled to vote (i) in favor of approval of the Acquisition Agreement and the Merger and (ii) against approval of any proposal for the acquisition of NFS or any subsidiary by any other party. Each signatory also agrees not to sell, transfer, assign or otherwise dispose of any shares of NFS Common Stock owned by such person without BayBanks's consent other than by will or operation of law or to another person who has executed an Affiliate Letter. Directors and executive officers having the right to vote in the aggregate 84,672 shares of NFS Common Stock, or approximately 3.1% of the NFS Common Stock outstanding as of the Record Date (excluding shares that the shareholder has the right to acquire upon the exercise of stock options), have executed the Affiliate Letter.

    Resales. The shares of BayBanks Common Stock to be issued pursuant to the Acquisition Agreement have been registered under the Securities Act and may be traded without restriction by all former holders of shares of NFS Common Stock who are not Affiliates of NFS. Directors and certain executive officers of NFS, and certain members of their immediate families and associates, may be deemed to be Affiliates. The ability of Affiliates to sell the shares of BayBanks Common Stock they receive in connection with the Merger is restricted by the terms of Rule 145 under the Securities Act, and each person executing the Affiliate Letter has agreed to comply with such restrictions.

    It is expected that the shares of BayBanks Common Stock to be issued in connection with the Merger will constitute approximately 4% of the total number of shares of BayBanks Common Stock outstanding immediately after the Merger.

INTERESTS OF CERTAIN PERSONS IN THE ACQUISITION

    In considering the recommendations of NFS's Board of Directors with respect to the Merger, shareholders should be aware that certain members of the Board of Directors and management of NFS have certain interests in the Merger that are in addition to the interests of shareholders of NFS generally. The prospective affiliation with BayBanks may provide expanded employment opportunities for management. In addition, because the transaction with BayBanks constitutes a change in control of NFS, Mr. Adams, the President and a director of NFS, and certain other members of NFS management will receive severance payments if their employment terminates within prescribed periods following the transaction. The terms of the employment and severance arrangements with NFS management are described below and under "NFS Corporate Matters -- Executive Compensation." The Board of Directors of NFS was aware of these interests and considered them, among other matters, in approving and adopting the Acquisition Agreement and the transactions contemplated thereby. See "Recommendation of the Board of Directors; NFS's Reasons for the Merger."

    Employment Agreements. NFS and NFS Savings have employment agreements with James H. Adams, Robert J. Rzasa and Albert R. Rietheimer. Such agreements, including the officers' current salaries, are described in more detail in "NFS Corporate Matters - Executive Compensation" below. Under the terms of the respective agreements, Mr. Adams will serve as President and Chief Executive Officer of NFS and NFS Savings until August 1997 and Messrs. Rzasa and Rietheimer will serve in their executive capacities until August 1996. Each agreement provides that the term of the agreement may be extended annually by one additional year, subject to the mutual agreement of the employee, NFS Savings and NFS. In addition, under the terms of the Acquisition Agreement, any such extension also requires the consent of BayBanks. BayBanks has agreed with Mr. Adams to support an extension of his employment agreement for an additional year beyond its current term when it comes up for review in May 1995.

    Severance Payments after Change in Control. Messrs. Adams, Rzasa and Rietheimer's employment agreements with NFS and NFS Savings each provide that if, during the term of the agreement, there is a change of control of NFS or NFS Savings and the officer's employment terminates voluntarily or involuntarily for any reason (other than for cause or by normal retirement, permanent disability or death) within two years thereafter, he will be entitled to receive a severance payment in the amount of his current annual salary plus a lump sum payment of the amount of his current salary for the remainder of the term of the employment agreement. The total payments to the employee in the event of a change in control may not exceed the lesser of (i) three times current salary for Mr. Adams or two times current salary for Messrs. Rzasa and Rietheimer and (ii) the "parachute payment" limit under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). See "NFS Corporate Matters - Executive Compensation." Six other employees of NFS or the NFS
Banks also have agreements that provide for severance payments in the event of a termination of employment within either one or two years following a change in control. The acquisition transaction constitutes a "change in control" for purposes of these agreements.

    Indemnification; Insurance. In the Acquisition Agreement, BayBanks has agreed that it will, for three years after the Closing Date, provide to directors and officers of NFS and each of NFS's subsidiaries the same rights to indemnification as provided to such directors and officers in each of the NFS and NFS subsidiaries' charters and bylaws as in effect on the date of the Acquisition Agreement or as provided by applicable law and regulation. The NFS Bylaws provide for indemnification or reimbursement of directors and officers for expenses, judgments, fines and amounts paid in settlement of claims incurred by them by reason of their position with NFS, if the director or officer has acted in good faith and with the reasonable belief that his or her conduct was in the best interest of NFS. In addition, BayBanks has agreed to use its best efforts, subject to certain limits on its cost, to extend NFS's directors' and officers' liability insurance as in effect on the date of the Acquisition Agreement for a period of one year after the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizes the material federal income tax consequences of the Merger to NFS shareholders. The discussion is based on current provisions of the Code, existing and proposed Treasury Regulations, current administrative rulings of the Internal Revenue Service ("IRS") and judicial decisions, all of which are subject to change, and assumes that the Merger is carried out as described herein. If changes are made to current law or if the Merger is not carried out as described herein, the federal income tax consequences of the Merger may vary from those described in this summary. The discussion does not purport to be a complete analysis or listing of all potential tax effects relevant to a particular NFS shareholder nor does it address the tax consequences that may be relevant to particular categories of shareholders subject to special treatment under certain federal income tax laws. In addition, it does not describe any tax consequences arising under the laws of any state, local or foreign jurisdiction. The discussion also may not be applicable with respect to NFS Common Stock received pursuant to the exercise of employee stock options or otherwise as compensation. Accordingly, each NFS shareholder is urged to consult his or her own tax advisor regarding the tax consequences of the Merger in his or her own particular tax situation and regarding state, local and foreign tax implications of the Merger and any tax reporting requirements of the Merger.

    Tax Treatment of NFS, BayBanks and BBNH. The Merger will be treated as a sale of the NFS Common Stock. Accordingly, NFS, BayBanks and BBNH will recognize no gain or loss by reason of the Merger and the basis and holding periods of NFS's and BBNH's assets immediately after the Merger will include the basis and holding periods in their hands immediately before the Merger.

    Tax Consequences to NFS's Shareholders. An NFS shareholder who exchanges NFS Common Stock for BayBanks Common Stock and cash will be treated as if the NFS shares had been sold in a taxable transaction. Gain or loss realized will be recognized by the NFS shareholder with respect to the receipt of BayBanks Common Stock and cash in exchange for NFS Common Stock in the Merger. The amount of gain or loss realized will be measured by the difference between the fair market value of the BayBanks Common Stock as of the consummation of the Merger and the amount of cash received and the adjusted basis of the NFS shares. Such gain or loss will be capital gain or loss, assuming the NFS shares were a capital asset in the shareholder's hands at the time of the Merger, and will be long-term capital gain or loss if the shareholder has held the NFS Common Stock for more than one year at the time of the Merger. The basis of the BayBanks Common Stock received by the NFS shareholder will be equal to the fair market value of the BayBanks Common Stock received, and, assuming the BayBanks Common Stock received is a capital asset in the hands of the NFS shareholder, a new holding period for determining long-term capital gain or loss treatment for the BayBanks Common Stock received will begin at such time. An NFS shareholder will also recognize gain or loss in an amount equal to the difference between the amount of cash received in lieu of a fractional share of BayBanks Common Stock and the portion of the shareholder's basis that is allocable to the fractional share. Generally, any such gain or loss will be capital gain or loss, assuming the NFS Common Stock surrendered is held as a capital asset, and will be long- term capital gain or loss if the shareholder has held the NFS Common Stock for more than one year.

    An NFS shareholder who exercises dissenters' rights with respect to his or her shares will be subject to tax on the receipt of the payments pursuant to
Section 302 of the Code (taking into account the application of the stock attribution rules of Section 318 of the Code). In general, if the shares of NFS Common Stock are held by the shareholder as a capital asset and such shareholder holds, actually or constructively, no other shares which will be converted into BayBanks Common Stock, such shareholder will recognize capital gain or loss measured by the difference between the amount of cash received by such shareholder and the basis for his or her shares.

    THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. EACH NFS SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER LAWS.

ACCOUNTING TREATMENT

    BayBanks expects to account for the Merger under the purchase method of accounting.

MERGER AND CLOSING DATE

    The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, unless a different date and time is specified as the effective time in such Certificate of Merger (the "Effective Time"). On the Closing Date, BBNH shall be merged with and into NFS as permitted by and in accordance with applicable laws and on the terms and subject to the conditions contained in the Acquisition Agreement. Simultaneously with the effectiveness of the Merger, (a) the separate existence of BBNH shall cease and (b) NFS, as the surviving corporation ("Surviving Corporation"), shall continue to exist under and be governed by the DGCL, with the name BayBank New Hampshire, Inc. Upon the effectiveness of the Merger, the certificate of incorporation and by-laws of the Surviving Corporation shall be the certificate of incorporation and by-laws of BBNH as in effect immediately prior to the Merger. Upon the effectiveness of the Merger, the directors and officers of the Surviving Corporation shall be those persons who were the directors and officers of BBNH immediately prior to the Merger.

    BayBanks and NFS have targeted the third quarter of 1995 for completion of the Merger. Under the Acquisition Agreement, either party may terminate the Acquisition Agreement at any time after December 31, 1995, if the Closing has not occurred for any reason other than a Default by the party seeking to terminate.

TREATMENT OF NFS OPTIONS

    Upon the effectiveness of the Merger, each option to purchase shares of NFS Common Stock, or other right, granted under the NFS Stock Option Plan that is then outstanding and unexercised will be converted automatically into an option to purchase shares of BayBanks Common Stock subject to the terms of the BayBanks, Inc. 1988 Stock Option Plan in an amount and at an exercise price determined as follows. The number of shares of BayBanks Common Stock to be subject to the new option will be equal to the product of the number of shares of NFS Common Stock subject to the original option and an Adjustment Factor determined by dividing the per share Merger Consideration (valuing the BayBanks Common Stock portion of the Merger Consideration at the Closing Market Value) by the Closing Market Value of BayBanks Common Stock, rounded to the nearest share. The exercise price per share of BayBanks Common Stock under the new option will be equal to the exercise price per share of NFS Common Stock under the original option divided by the Adjustment Factor, rounded up to the nearest cent, and the duration of the new option shall be the same as the original option.

CONDUCT OF NFS'S BUSINESS PENDING THE MERGER

    NFS has agreed in the Acquisition Agreement that, to the extent not otherwise restricted or limited by the terms of the Acquisition Agreement, NFS and its subsidiaries shall: (i) carry on their businesses in all material respects in a manner substantially consistent with past practice, except for changes approved in writing by BayBanks; (ii) use their best efforts to preserve their business, to keep available their present officers and key employees, to preserve the current relationships of customers and others having business relationships with them, and to comply in all material respects with applicable laws; and (iii) maintain in full force and effect all insurance policies and bonds that were in force on the date of the Acquisition Agreement.

    The Acquisition Agreement also contains certain restrictions on the conduct of NFS's business pending consummation of the Acquisition. In particular, the Acquisition Agreement provides that, except with the prior written consent of BayBanks, neither NFS nor its subsidiaries shall, among other things, (i) except for NFS Common Stock issued upon exercise of NFS Options existing at the date of the Acquisition Agreement, issue, sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of NFS Common Stock or shares of stock of the NFS Banks or securities exercisable for or convertible into any such shares (including the grant of additional options or other rights under any option or similar plan of NFS) or stock appreciation or similar rights with respect to such shares; (ii) (a) amend or enter into any agreement with any employee establishing the terms of employment or severance or termination benefits or permit any such agreement to be so renewed or extended except as BayBanks may otherwise request, (b) adopt or establish any Employee Plan or Benefit Arrangement or, except as reasonably necessary to comply with applicable law or to maintain the qualified status of a Qualified Plan, amend, supplement or otherwise modify any existing Employee Plan or Benefit Arrangement, or (c) make additional grants or contributions under any existing Employee Plans or Benefit Arrangements except in accordance with past practices or as otherwise provided in the Acquisition Agreement; provided that NFS's and its subsidiaries' contributions with respect to the 1994 year under any profit sharing plan or employee stock ownership plan shall not exceed the rate at which such contributions were accrued on their September 30, 1994 financial statements;
(iii) other than with respect to increases consistent with past practices, increase the compensation payable to any director, officer or employee, or pay any bonuses to any officer or employee, except for certain salary increases for all officers and other employees of NFS and its subsidiaries agreed to by BayBanks; (iv) except as otherwise provided in the Acquisition Agreement, incur any indebtedness with a maturity of one year or more other than deposits taken in the ordinary course of business consistent with past practice; (v) sell, purchase or lease, or commit to sell, purchase or lease, any material assets, except for (a) transactions pursuant to legally binding agreements or commitments entered into or approved and disclosed to BayBanks before the date of the Acquisition Agreement and (b) transactions otherwise permitted by the Acquisition Agreement; (vi) sell, purchase, open, close or relocate any banking office except as agreed to by BayBanks; (vii) except as otherwise provided in the Acquisition Agreement, pay any dividend, acquire any of its capital stock (by repurchase, tender, redemption or otherwise) or make any other capital distribution, except for quarterly cash dividends on the NFS Common Stock in accordance with past practice not exceeding $0.14 per share per quarter and except for cash dividends on the capital stock of the NFS Banks consistent with past practices; (viii) engage in any securities or other trading activity, except in the ordinary course of business and consistent with past practice, or acquire any securities with a final maturity of more than two years, or engage in transactions involving structured notes, forwards, futures, options on futures, swaps or other derivative instruments; (ix) make any capital expenditure in excess of $50,000, except in accordance with the budget terms agreed to by BayBanks; (x) make any change in its capital stock by split, reverse split, reclassification, reorganization, subdivision, or other similar action; (xi) amend its certificate of incorporation or charter (as the case may be) or by-laws; (xii) merge, combine, or consolidate with or into, or permit the merger into it of, any other corporation, association, trust, or entity or change in any manner the character of its business; (xiii) change or modify in any way current accounting policy or practice with respect to NFS's financial statements prepared in accordance with generally accepted accounting principles ("GAAP") except as may be required by GAAP or Governmental Authorities; (xiv) engage in any other transaction that is not consistent with past practices and in the ordinary course of the business of NFS or such subsidiary, as the case may be;
(xv) make any payment to any director, officer, employee or independent contractor, in connection with or as a result of the transactions contemplated by the Acquisition Agreement or otherwise, that is not deductible under either
Section 162(a)(1) or 404 of the Code; (xvi) make any equity investment or commitment to make such an investment in equity securities or in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with past practice;
(xvii) take any action that is intended or reasonably can be expected to result in any of NFS's representations and warranties set forth in the Acquisition Agreement being or becoming untrue in any material respect as of any time to and including the Closing Date, or any of the conditions to the Merger or the other transactions set forth in the Acquisition Agreement not being satisfied in any material respect, or in any material violation of any provision of the Acquisition Agreement or the Option Agreement, except, in each case, as may be expressly permitted by the Acquisition Agreement or as may be required by applicable law, but only after reasonable consultation with BayBanks; (xviii) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of Hazardous Material in amounts which, if such foreclosure were to occur, would result in a Material Adverse Change in NFS; or
(xix) agree to do any of the foregoing or permit any of the foregoing to occur.

EXPENSES

     Fees, expenses and out-of-pocket expenses incurred by BayBanks, NFS and BBNH in connection with the transactions contemplated by the Acquisition Agreement will be borne by the party that incurs such expenses. BayBanks will bear all expenses in connection with obtaining regulatory approvals and the registration, quotation and "blue sky" registration and approvals of the BayBanks Common Stock to be issued as part of the Merger Consideration. NFS will bear the expenses of solicitation of NFS shareholders, including the expenses of printing and mailing this Proxy Statement/Prospectus. See "Expenses of Solicitation."

NFS SHAREHOLDER APPRAISAL RIGHTS

     Pursuant to Section 262 of the DGCL, any holder of record of NFS Common Stock who follows the procedures specified therein (a "Dissenting Shareholder") is entitled to have his or her shares appraised by the Delaware Court of Chancery and to receive the appraised value of such shares in lieu of the amount of Merger Consideration that he or she would otherwise be entitled to receive pursuant to the Acquisition Agreement. Reference is made to
Section 262, a copy of which is attached to this Prospectus/Proxy Statement as Appendix E, for a complete statement of the appraisal rights of NFS Shareholders. To the extent there are any inconsistencies between the following summary and Section 262, the terms of Section 262 shall control.

     Under Section 262, a shareholder who desires to demand appraisal of his or her shares must deliver to NFS, prior to the shareholder vote on the Merger, a written demand for appraisal of his or her shares and must not vote in favor of adopting the Acquisition Agreement. Voting in person or by proxy against the Merger will not constitute the required demand. The demand must adequately identify the shareholder, including mailing address, and be sent to NFS Financial Corp., Attention Barbara J. Foran, Secretary, 157 Main Street, Nashua, New Hampshire 03061.

    Only a holder of record is entitled to assert appraisal rights for the shares of NFS Common Stock registered in that holder's name. If shares are held in a fiduciary capacity, such as by a trustee, guardian or custodian, or by another record holder, such as a broker holding for its customer, the demand should be made by the record owner in his or its respective capacity as such. If the shares are held of record by more than one person, the demand should be executed by or on behalf of all such holders. If a record holder holds shares for more than one beneficial owner, he or it may exercise appraisal rights with respect to the shares held for one or more such owners while not exercising such rights with respect to the shares held for other beneficial owners. In such case, the written demand must state the number of shares as to which appraisal is sought; otherwise the demand will be presumed to cover all shares of NFS Common Stock held in the name of the record owner.

    If the Merger is approved by the NFS shareholders and is consummated, the Surviving Corporation will notify Dissenting Shareholders within 10 days after the Closing Date. From and after the Closing Date, no Dissenting Shareholder will be entitled to vote his or her shares for any purpose or be entitled to receive payments of dividends or other distributions on the stock, if any; however, if (i) such shareholder delivers to the Surviving Corporation a written withdrawal of his or her appraisal demand and acceptance of the Merger within 60 days after the Closing Date (or thereafter with the written approval of the Surviving Corporation) or (ii) no petition is timely filed in the Court of Chancery (as discussed below), then such shareholder will be entitled to receive the Merger Consideration that such shareholder would be entitled to receive pursuant to the Acquisition Agreement and his or her right to an appraisal will cease. Dissenting Shareholders shall be entitled to receive from the Surviving Corporation within 120 days after the Closing Date, upon written request, a statement setting forth the aggregate number of (i) shares of NFS Common Stock not voted in favor of the Merger and for which appraisal demands have been received and (ii) Dissenting Shareholders, which statement will be mailed to such shareholder either within 10 days of receipt of such request by the Surviving Corporation or within 10 days after the expiration of the period for delivery of demands for appraisals, whichever is later.

     Within 120 days after the Closing Date, any Dissenting Shareholder may file a petition in the Court of Chancery demanding a determination of the value of the NFS Common Stock of all Dissenting Shareholders. Within 20 days after such a petition is filed, the Surviving Corporation will file in the office of the Register in Chancery a list of the Dissenting Shareholders with whom the Surviving Corporation has not reached agreement as to the value of their shares. At a hearing on such petition, the Court of Chancery will determine the shareholders who have complied with Section 262 of the DGCL and are entitled to appraisal rights. The Court of Chancery will determine the fair value of the shares, excluding any appreciation or depreciation in anticipation of the Merger, including a fair rate of interest, if any, which will be paid by the Surviving Corporation upon the surrender of the certificates representing such shares. Court costs may be determined by the Court of Chancery and allocated as it deems equitable.

     In the event that NFS shareholders elect to exercise these appraisal rights, the receipt of cash for shares of NFS Common Stock will be a taxable transaction to the NFS shareholders receiving such cash, as described above under "Terms of the Merger - Certain Federal Income Tax Consequences." IT IS SUGGESTED THAT SHAREHOLDERS CONSIDERING EXERCISING STATUTORY APPRAISAL RIGHTS CONSULT WITH THEIR OWN TAX ADVISORS WITH REGARD TO THE TAX CONSEQUENCES OF SUCH ACTIONS.

     It is a condition to BayBanks's obligation to consummate the Merger that the holders of not more than 330,000 shares of NFS Common Stock shall have properly perfected their statutory appraisal rights.

OPTION AGREEMENT

     As an inducement to BayBanks entering into the Acquisition Agreement, NFS and BayBanks entered into an Option Agreement on December 22, 1994 contemporaneously with the execution of the Acquisition Agreement. The Option Agreement may have the effect of discouraging the making of alternative acquisition proposals for NFS and increasing the likelihood that the Merger will be consummated in accordance with the terms of the Acquisition Agreement. A copy of the Option Agreement is attached hereto as Appendix B, and the following discussion is qualified by reference to the Option Agreement. Capitalized terms used and not defined in this discussion have the same respective meanings as when used in the Option Agreement.

     Pursuant to the Option Agreement, NFS granted BayBanks an Option to purchase up to 274,266 shares of NFS Common Stock ("Option Shares"), representing approximately 9.9% of the shares of NFS Common Stock outstanding on December 22, 1994, at an exercise price of $21.50 per share, which was the last closing sale price of the NFS Common Stock on December 21, 1994, as reported by the Nasdaq National Market. The number of Option Shares is subject to proportionate adjustment in the event of any stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or similar occurrences, and, in any such event, the exercise price will be adjusted by multiplying the exercise price in effect before such event by a fraction the numerator of which is the number of Option Shares before adjustment and the denominator is the number of Option Shares thereafter. The exercise price also is subject to adjustment in the event that NFS issues additional shares of NFS Common Stock (other than pursuant to outstanding options under the NFS Stock Option Plan) at a lower price, in which case the exercise price will be adjusted to equal such lower price. The exercise price, as adjusted from time to time, is hereinafter referred to as the "Option Price".

     Exercisability. The Option is exercisable upon the occurrence of a "Purchase Event." The occurrence of any of the following events or transactions prior to an Exercise Termination Event (discussed below) constitutes a "Purchase Event": (i) the acquisition by any person (other than BayBanks or its subsidiaries) of beneficial ownership (other than on behalf of
NFS) of 20% or more of the then outstanding NFS Common Stock or voting stock of either of NFS's subsidiaries; (ii) the occurrence of a Preliminary Purchase Event (as defined below) except that, for purposes of this provision, the threshold amount for a purchase or acquisition of securities of NFS or its subsidiaries is 20%; (iii) NFS enters into an agreement with a person (other than BayBanks or its subsidiaries) for an Acquisition Transaction without such person assuming NFS's Repurchase Obligations (described below) in the event that BayBanks elects to have such person perform such obligations; or (iv) NFS enters into a letter of intent or definitive agreement (x) to consolidate or merge with any person (other than BayBanks or its subsidiaries), and NFS will not be the continuing or surviving corporation of such consolidation or merger,
(y) to permit any person (other than BayBanks or its subsidiaries) to merge into NFS, and NFS will be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of NFS Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of NFS Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (z) to sell or otherwise transfer all or substantially all of its assets to any person (other than BayBanks or its subsidiaries), and such letter of intent or definitive agreement governing such transaction does not provide for, at BayBanks's election and in accordance with the terms and conditions set forth in the Option Agreement, the conversion or exchange of the Option into or for an option of either (i) the continuing or surviving corporation, NFS or the transferee of NFS's assets, as applicable, or (ii) any person that controls such corporation.

     NFS's Repurchase Obligations. If the Option becomes exercisable, BayBanks or any permitted transferee of BayBanks may under certain circumstances require NFS to repurchase the Option (in lieu of its exercise) and any issued Option Shares for a formula price that under no circumstances shall exceed $4.5 million, as follows. Following the occurrence of a Purchase Event that occurs prior to an Exercise Termination Event, (i) at the request (the date of such request being the "Option Repurchase Request Date") of BayBanks, NFS will repurchase the Option from BayBanks at a price (the "Option Repurchase Price") equal to the amount by which (a) the market/offer price (as defined below) exceeds (b) the Option Price, multiplied by the number of shares for which the Option may then be exercised and (ii) at the request (the date of such request being the "Option Share Repurchase Request Date") of the owner of Option Shares from time to time (the "Owner"), NFS will repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" means the highest of (i) the price per share of NFS Common Stock at which a tender offer or exchange offer therefor has been made after the date of the Option Agreement and on or prior to the Option Repurchase Request Date or the Option Share Repurchase Request Date, as the case may be, (ii) the price per share of NFS Common Stock paid or to be paid by any third party pursuant to an agreement with NFS (whether by way of a merger, consolidation or otherwise), (iii) the average of the highest last sale prices for shares of NFS Common Stock as reported on the Nasdaq National Market for the 20-day period ending on the Option Repurchase Request Date or the Option Share Repurchase Request Date, as the case may be and (iv) in the event of a sale of all or substantially all of NFS's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of NFS as determined by an investment banking firm selected by BayBanks or the Owner, as the case may be, and reasonably acceptable to NFS, divided by the number of shares of NFS Common Stock outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash will be the value determined by an investment banking firm selected by BayBanks or the Owner, as the case may be, and reasonably acceptable to NFS. The investment banking firm's determination will be conclusive and binding on all parties.

     Termination. The Option will terminate and be of no further force and effect upon the earliest to occur of (i) the time immediately prior to the consummation of the Merger, (ii) 12 months after the first occurrence of a Purchase Event, (iii) 12 months after the termination of the Acquisition Agreement following the occurrence of a Preliminary Purchase Event (as defined below), (iv) upon the termination of the Acquisition Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (other than a termination of the Acquisition Agreement by BayBanks in specified circumstances), (v) 12 months after the termination of the Acquisition Agreement by BayBanks due to a material breach of that Agreement by NFS that results in the failure to obtain the requisite NFS shareholder vote or a Default by NFS or a Material Adverse Change in NFS, if such breach was not a willful or intentional breach of the Acquisition Agreement by NFS, or (vi) 18 months after the termination of the Acquisition Agreement by BayBanks due to a material breach of that Agreement by NFS that results in the failure to obtain the requisite NFS shareholder vote or a Default by NFS or a Material Adverse Change in NFS, if such breach was a willful or intentional breach of the Acquisition Agreement by NFS; provided, however, that if within the period specified in either clause (v) or (vi), whichever is applicable, a Preliminary Purchase Event shall occur, then the Option shall terminate on the later of 12 months after the occurrence of such Preliminary Purchase Event or the termination date specified in clause (v) or
(vi), as applicable. Each of the events described in clauses (i) - (vi) in the preceding sentence is referred to as an "Exercise Termination Event."

     The term "Preliminary Purchase Event" means any of the following events or transactions occurring on or after the date hereof and prior to an Exercise Termination Event, and which are not in violation of NFS's Restated Certificate of Incorporation:

                 (i) Without having received BayBanks's prior written consent, NFS shall have entered into any letter of intent or definitive agreement to engage in an Acquisition Transaction with any person other than BayBanks or any of its subsidiaries, or the Board of Directors of NFS shall have recommended that the shareholders of NFS approve or accept any Acquisition Transaction (as defined below) with any person other than BayBanks or any of its subsidiaries;

                 (ii) Any person, other than BayBanks or any of its subsidiaries, shall have acquired beneficial ownership of 15% or more of the outstanding shares of NFS Common Stock or the voting stock of either of the NFS Banks;

                 (iii) Any person, other than BayBanks or any of its subsidiaries, shall have made a bona fide proposal to NFS or, by a public announcement or written communication that is or becomes the subject of public disclosure, to NFS's shareholders to engage in an Acquisition Transaction (including, without limitation, any situation in which any person other than BayBanks or any of its subsidiaries shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have made a filing under applicable securities laws, with respect to a tender offer or exchange offer to purchase any shares of NFS Common Stock such that, upon consummation of such offer, such person would have beneficial ownership of 15% or more of the then outstanding shares of NFS Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively);

                 (iv) There shall exist a Default by NFS and such Default would entitle BayBanks to terminate the Acquisition Agreement;

                 (v) The holders of NFS Common Stock shall not have adopted the Acquisition Agreement at the meeting of such shareholders held for the purpose of voting on the Acquisition Agreement, or such meeting of shareholders shall not have been held or shall have been canceled prior to termination of the Acquisition Agreement, or NFS's Board of Directors shall have withdrawn or modified in a manner adverse to BayBanks the recommendation of NFS's Board of Directors that NFS's shareholders adopt the Acquisition Agreement; or

                 (vi) Any person, other than BayBanks or any of its subsidiaries, shall have filed an application or notice in draft or final form with the Office of Thrift Supervision, or the Board of Governors of The Federal Reserve System for approval to engage in an Acquisition Transaction.

     The term "Acquisition Transaction" means (i) a merger, consolidation or other business combination involving NFS or either of the NFS Banks, (ii) a purchase, lease or other acquisition of more than 25% of the consolidated assets of NFS and the NFS Banks, in a single transaction or series of transactions, or (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (other than by a reporting person meeting the requirements for filing under Schedule 13G of the Exchange Act) of securities representing 10% or more of the voting power of NFS or either of the NFS Banks.

     Registration Rights. When the Option becomes exercisable, NFS will, at BayBanks's request and NFS's expense, promptly prepare, file and keep current a shelf registration statement under the Securities Act covering any shares issued and issuable pursuant to the Option and will use its best efforts to cause such registration statement to become effective, and to remain current and effective for a period not in excess of 180 days, in order to permit the sale or other disposition of any Option Shares in accordance with any plan of disposition requested by BayBanks; provided, however, that NFS may postpone filing such a registration statement for a period of time (not in excess of 30 days) if in its judgment such filing would require the disclosure of material information that NFS has a bona fide business purpose for preserving as confidential. BayBanks will have the right to obtain two such registrations. In addition, if, at the time of any request by BayBanks for registration of Option Shares, NFS is in the process of registration with respect to an underwritten public offering of shares of NFS Common Stock, BayBanks will have the right to have the Option Shares included in the registration statement with respect to such offering. If in the good faith judgment of the underwriters of such offering, the inclusion of the Option Shares in such registration would interfere materially with the successful marketing of the shares of NFS Common Stock offered by NFS, the number of Option Shares otherwise to be covered in such registration statement may be reduced but not below 20% of the total number of Option Shares and NFS shares covered in such registration statement. If such a reduction occurs, then NFS shall file a registration statement for the balance of shares requested by BayBanks as promptly as practicable thereafter as to which no reduction will be permitted to occur, and BayBanks will thereafter be entitled to one additional registration statement. In connection with any such registration, NFS and BayBanks will provide each other with representations, warranties, indemnities and other agreements customarily given in connection with such registrations. If requested by BayBanks in connection with such registration, NFS and BayBanks will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating themselves in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements.


       COMPARISON OF RIGHTS OF HOLDERS OF BAYBANKS AND NFS COMMON STOCK

     On the Closing Date, the shareholders of NFS will become stockholders of BayBanks, a corporation governed by Massachusetts law and Articles of Organization and By-laws adopted thereunder. The following discussion summarizes the material differences between the rights of holders of NFS Common Stock and holders of BayBanks Common Stock, based on a comparison of the Delaware and Massachusetts corporation laws and differences between the charters and by-laws of NFS and BayBanks. The Restated Certificate of Incorporation and By-laws of NFS are referred to herein as the "NFS Charter" and the "NFS By-laws," respectively, and the Articles of Organization and By-laws of BayBanks are referred to herein as the "BayBanks Charter" and the "BayBanks By-laws," respectively. This summary does not purport to be complete and is qualified in its entirety by reference to the NFS Charter and NFS By-laws, the BayBanks Charter and BayBanks By-laws, the BayBanks Stockholder Rights Plan referred to below and the relevant provisions of the DGCL and the Massachusetts Business Corporation Law (the "MBCL").

MEETINGS OF STOCKHOLDERS

     Delaware law provides that special meetings of shareholders may be called only by the directors or by any other person authorized by a corporation's certificate of incorporation or by-laws. The NFS Charter and NFS By-laws authorize the president, the chairman or the Board of Directors to call special meetings. The BayBanks By-laws provide for the call of a special meeting of stockholders by the president or directors of BayBanks, or upon written application of the owners of not less than 66 2/3% (or such lesser percentage as may be required by law, but not less than the statutory minimum for a corporation with a class of voting stock registered under the Exchange Act (a "public company") of 40%) in interest of the corporation's stock entitled to vote at such meeting.

INSPECTION RIGHTS

     Inspection rights under the Delaware corporation statute are more extensive than under the Massachusetts statute. Under Delaware law, shareholders demonstrating a proper purpose have the right to inspect a corporation's stock ledger, stockholder list, and other books and records. Under Massachusetts law, a corporation's stockholders have the right for a proper purpose to inspect the corporation's articles of organization, by-laws, records of all meetings of incorporators and stockholders, and stock and transfer records, including the stockholder list. In addition, stockholders of a Massachusetts business corporation have a qualified common law right under certain circumstances to inspect other books and records of the corporation.

ACTION BY CONSENT OF STOCKHOLDERS

     Under the NFS Charter, action may be taken by written consent of shareholders without a meeting only if such consent is unanimous. Under Massachusetts law, any action to be taken by stockholders may be taken without a meeting only by unanimous written consent, and a corporation may not provide otherwise in its articles of organization or by-laws.

CUMULATIVE VOTING

     Under Delaware law, a corporation may provide in its certificate of incorporation for cumulative voting by shareholders in elections of directors (i.e., each shareholder casts as many votes for directors as he has shares of stock multiplied by the number of directors to be elected). The NFS Charter denies cumulative voting rights in the election of directors. Neither the MBCL nor the BayBanks Charter has cumulative voting provisions.

ISSUANCE OF STOCK; PREFERRED STOCK

     Shares of NFS Common Stock may be issued by NFS from time to time as approved by the NFS Board without shareholder approval. Holders of the capital stock of NFS are not entitled to preemptive or preferential rights to purchase or to subscribe for any shares of capital stock or other securities that may be issued by NFS. NFS has 5,000,000 authorized shares of serial Preferred Stock. None of such shares are outstanding. The Preferred Stock is issuable in one or more series. The NFS Board of Directors can authorize, without shareholder approval, the issuance of each series of Preferred Stock and can fix the voting rights, if any, dividend rate, liquidation preferences, optional and sinking fund redemption provisions, if any, conversion rights, if any, and other rights of each such series, any of which rights could adversely affect the voting and other rights of the holders of NFS Common Stock.

     Shares of BayBanks Common Stock may be issued from time to time, in such amounts and for such consideration, as may be determined by the BayBanks Board of Directors. No holder of BayBanks Common Stock has any preemptive or preferential rights to purchase or to subscribe for any shares of capital stock or other securities that may be issued by BayBanks. BayBanks has 1,100,000 authorized shares of Preferred Stock, par value $10.00 per share. None of such shares are outstanding. The Preferred Stock is issuable in one or more series. The BayBanks Board of Directors is empowered to authorize without stockholder approval the issuance of each series of Preferred Stock and except for (i) a series of 110,000 shares (of which 5,626 shares have been issued and reacquired by the Company and may not be reissued), the rights of which are fixed by the Articles of Organization, and (ii) a series of 200,000 shares of Series A Junior Participating Preferred Stock authorized and reserved for issuance upon exercise of stock purchase rights issued under the Stockholder Rights Plan described in "`Anti-Takeover' Provisions" below, is empowered to fix the voting rights, if any (in addition to those prescribed by law), dividend rate, liquidation preferences, optional and sinking fund redemption provisions, if any, conversion rights, if any, and other rights of each such series, any of which rights could adversely affect the voting and other rights of the holders of BayBanks Common Stock.

DIVIDENDS AND REPURCHASES OF STOCK

     Under Delaware law, a corporation generally is permitted to declare and pay dividends out of surplus or out of net profits for the current and/or preceding fiscal year, provided that such dividends will not reduce capital below the amount of capital represented by all classes of stock having a preference upon the distribution of assets. Also under Delaware law, a corporation may generally redeem or repurchase shares of its stock if such redemption or repurchase will not impair the capital of the corporation. The directors of a Delaware corporation may be jointly and severally liable to the corporation for a willful or negligent violation of such provisions of Delaware law. Under Massachusetts law, the payment of dividends and the repurchase of the corporation's stock are generally permissible if such actions are not taken when the corporation is insolvent, do not render the corporation insolvent, and do not violate the corporation's articles of organization. The directors of a Massachusetts corporation may be jointly and severally liable to the corporation to the extent that a dividend authorized by the directors exceeds such permissible amounts and is not repaid to the corporation.

CLASSIFICATION OF THE BOARD OF DIRECTORS

     Delaware law permits (but does not require) classification of a corporation's board of directors into one, two or three classes. The NFS Charter provides that the NFS Board of Directors is divided into three classes, elected for staggered three year terms. In the case of a public company,
Section 50A of the MBCL provides that the number of directors may only be fixed by the board of directors and requires that the board be divided into three classes with staggered three-year terms. A public company may exempt itself from the provisions of Section 50A by vote of the board of directors or of the holders of two-thirds of the voting stock. BayBanks is subject to Section 50A.

REMOVAL OF DIRECTORS

     Under Delaware law, shareholders may remove directors with or without cause by a majority vote unless otherwise provided in the certificate of incorporation. The NFS Charter provides that directors may only be removed for cause by at least two-thirds of the votes eligible to be cast by shareholders at a meeting duly called for such purpose. Unlike Massachusetts law, Delaware law does not permit directors to remove other directors. Under Section 50A of the MBCL, directors of a public company subject to that section may be removed from office only by the holders of a majority of the shares outstanding and entitled to vote in the election of directors or a majority of the directors then in office, in each case only for certain causes specified in the law.

VACANCIES ON THE BOARD OF DIRECTORS

     Under Delaware law, unless otherwise provided in the charter or by-laws, vacancies on the board of directors and newly created directorships resulting from any increase in the authorized number of directors may be filled by the remaining directors. The NFS Charter and By-laws do not provide otherwise. Under Section 50A of the MBCL, vacancies and newly created directorships of a Massachusetts public company subject to that section may only be filled by the vote of a majority of the remaining directors in office.

EXCULPATION OF DIRECTORS

     Delaware law and Massachusetts law have substantially similar provisions relating to exculpation of directors. Each state's law permits a corporation to provide that no director shall be personally liable to the company or its stockholders for monetary damages for breaches of fiduciary duty except where such exculpation is expressly prohibited. The circumstances under which such exculpation is prohibited are substantially similar. Under both the NFS and BayBanks Charters, directors are not exculpated for (i) any breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or (iii) any transactions from which such director derived an improper benefit. In addition, under the BayBanks Charter, a director is not exculpated from liability under provisions of Massachusetts law relating to unauthorized distributions and loans to insiders, while under the NFS Charter, a director is not exculpated from liability under provisions of Delaware law relating to unlawful payments of dividends and unlawful stock purchases or redemptions.

INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHERS

     Both Delaware and Massachusetts law generally permit indemnification, or reimbursement, of directors and officers for expenses, judgments, fines and amounts paid in settlement of claims incurred by them by reason of their position with the corporation, if the director or officer has acted in good faith and with the reasonable belief that his conduct was in the best interest of the corporation. However, Delaware law, unlike Massachusetts law, does not permit a corporation to indemnify persons against judgments in actions brought by or in the right of the corporation (although it does permit indemnification in such situations if approved by the Delaware Court of Chancery and for expenses of such actions). The BayBanks Charter and By-laws provide for the indemnification of officers and directors to the maximum extent legally permissible, with substantially the same effect as the NFS Charter as supplemented by Delaware statutory provisions. However, because Massachusetts law does not prohibit indemnification for judgments in actions by or in the right of the corporation, the BayBanks Charter and By-laws to this extent appear to afford BayBanks officers and directors greater rights to indemnification for judgments in derivative actions than would be available under Delaware law (but BayBanks is not aware of any Massachusetts court that has approved indemnification under such circumstances).

INTERESTED DIRECTOR TRANSACTIONS

     The DGCL and the NFS By-laws provide that no transaction between a corporation and one or more of its directors or officers or an entity in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for that reason. In addition, no such transaction shall be void or voidable solely because the director or officer is present at, participates in, or votes at the meeting of the board of directors, or committee thereof, which authorizes the transaction. In order that such a transaction not be found void or voidable, it must, after disclosure of material facts, be approved by the disinterested directors, a committee of disinterested directors, or the stockholders, or the transaction must be fair as to the corporation. The MBCL has no comparable provision. However, the BayBanks Charter provides that no transaction by BayBanks shall be invalidated by the fact that one or more of BayBanks's directors or officers is a party to the transaction or has a position or financial interest in a party to the transaction. In order that such a transaction not be found void or voidable, it must, after disclosure of material facts, be approved by the disinterested directors or an authorized committee of disinterested directors.

SALE, LEASE OR EXCHANGE OF ASSETS AND MERGERS

     Delaware law requires the approval of the directors and the vote of the holders of a majority of the outstanding stock entitled to vote thereon for the sale, lease, or exchange of all or substantially all of a corporation's property and assets or a merger or consolidation of the corporation into any other corporation, although the certificate of incorporation may require a higher shareholder vote. If such a transaction involves an NFS shareholder who beneficially owns 10% or more of the voting stock of NFS (or an affiliate or associate of such a shareholder), even if shareholder approval of such transaction is not required by law, the NFS Charter requires such transaction be approved by at least (i) the holders of 80% of the outstanding voting stock of NFS and (ii) the holders of two-thirds of the voting power of the voting stock other than shares of voting stock owned by the shareholder involved in the transaction or its affiliates or associates. Massachusetts law provides that a vote of two-thirds of the shares of each class of stock outstanding and entitled to vote thereon is required to authorize the sale, lease, or exchange of all or substantially all of a corporation's property and assets or a merger or consolidation of the corporation into any other corporation, except that the articles of organization may provide that the vote of a greater or lesser proportion, but not less than a majority of the outstanding shares of each class, is required. The BayBanks Charter increases the stockholder vote required to approve such transactions in certain circumstances. See "Anti-Takeover Provisions" below.

AMENDMENTS TO CHARTER

     Under the DGCL, charter amendments require the approval of the directors and the vote of the holders of a majority of the outstanding stock and a majority of each class of stock outstanding and entitled to vote thereon as a class, unless the certificate of incorporation requires a greater proportion. The NFS Charter does not require a greater proportion. In addition, Delaware law requires a class vote when, among other things, an amendment will adversely affect the powers, preferences or special rights of a class of stock. Under the MBCL, amendments to a corporation's articles of organization relating to certain changes in capital or in the corporate name require the vote of at least a majority of each class of stock outstanding and entitled to vote thereon. Amendments relating to other matters require a vote of at least two-thirds of each class outstanding and entitled to vote thereon or, if the articles of organization so provide, a greater or lesser proportion but not less than a majority of the outstanding shares of each class. Except in certain circumstances, the BayBanks Charter does not require a greater proportion. See " 'Anti-Takeover' Provisions" below. Under Massachusetts law, the articles of organization or by-laws may provide that all outstanding classes of stock vote as a single class, but the separate vote of any class of stock the rights of which would be adversely affected by the amendment, is also required.

APPRAISAL RIGHTS

    Dissenting stockholders have the right to obtain the fair value of their shares (so-called "appraisal rights") in more circumstances under Massachusetts law than under Delaware law. Under Delaware law, a shareholder is entitled to appraisal rights in the event of certain mergers or consolidations, but not in the event of the sale, lease, or exchange of all or substantially all of a corporation's assets or the adoption of an amendment to its certificate of incorporation, unless such rights are granted in the corporation's certificate of incorporation. The NFS Charter does not grant such rights. Under Massachusetts law, a properly dissenting stockholder is entitled to receive the appraised value of his shares when the corporation votes (i) to sell, lease, or exchange all or substantially all of its property and assets, (ii) to adopt an amendment to its articles of organization which adversely affects the rights of the stockholder or (iii) to merge or consolidate with another corporation.

"ANTI-TAKEOVER" PROVISIONS

    Contractual Measures. The Charters and By-laws of both BayBanks and NFS contain provisions that could discourage potential takeover attempts and prevent stockholders from changing the company's management, including provisions authorizing the Board of Directors to issue shares of preferred stock in series, enlarge the size of the Board of Directors and fill any vacancies on the Board of Directors, and restrictions on the ability of stockholders to call a special meeting of stockholders, bring business before an annual meeting and nominate candidates for election as directors. NFS has agreements with certain officers, and BayBanks has a Severance Benefits Plan applicable to certain employees, in each case providing benefits for certain terminations following a change of control.

    BayBanks has a Stockholders Rights Plan under which stock purchase rights have been distributed to BayBanks stockholders and are attached to each new share of BayBanks Common Stock issued in the future, including those to be issued to the NFS shareholders. The stock purchase rights, which are not currently exercisable and which expire in December 1998, may become exercisable in the event of certain unsolicited attempts to acquire BayBanks. The rights become exercisable 10 business days after a person (including a group) acquires 20% or more of the outstanding shares of BayBanks Common Stock, or commences a tender offer that would result in such person owning 25% or more of such shares, or the Board of Directors determines that a person owning 10% or more of such shares is an "adverse person." If any person becomes the owner of 25% or more of the outstanding shares of BayBanks Common Stock or the Board determines that a person is an adverse person, the rights of holders other than such owner or adverse person become rights to buy shares of BayBanks Common Stock (or of the acquiring company if BayBanks is acquired in any of certain types of merger or business combination) having a market value of twice the exercise price of each right, with the result that such owner's or adverse person's interest in BayBanks would be substantially diluted. BayBanks may redeem the stock purchase rights at a price of $.01 per right until 10 business days after a person acquires 20% or more of the outstanding shares of BayBanks Common Stock or the Board has determined that a person is an adverse person. The description and terms of the Share Purchase Rights are set forth in a Rights Agreement dated December 23, 1988, between BayBanks and The First National Bank of Boston, as Rights Agent.

    The BayBanks Charter contains a fair price protection provision designed to discourage attempts to acquire BayBanks in two steps whereby remaining stockholder interests would be "squeezed out" in a second-step business combination at a price less than that paid in a first-step hostile tender offer. Under this provision, in addition to such vote of the BayBanks stockholders as is otherwise required, any merger, consolidation, other business reorganization or combination or other transaction with a stockholder who owns beneficially 10% or more of BayBanks's voting stock (a "Substantial Stockholder") or with an affiliate of a Substantial Stockholder would require the approval of either a majority of the Disinterested Directors (as defined in the provision) of BayBanks or the holders of two-thirds of the voting stock of BayBanks held by stockholders other than Substantial Stockholders and affiliates thereof unless (a) the fair market value per share of the consideration to be paid to the holders of BayBanks Common Stock was at least equal to the highest per share price paid by the Substantial Stockholder for its shares of BayBanks Common Stock, and (b) certain procedural and other requirements were satisfied, including the requirement that the consideration to be paid to BayBanks's stockholders must be cash or the same type of consideration previously used by the Substantial Stockholder.

    In addition, the BayBanks Charter includes an "anti-greenmail" provision whereby BayBanks's purchase of shares of its voting capital stock from a Substantial Stockholder at a premium over Fair Market Value (as defined in the provision) would be precluded unless approved by the holders of at least the sum of two-thirds of BayBanks's voting stock held by stockholders other than Substantial Stockholders and affiliates thereof plus the number of shares of voting stock held by Substantial Stockholders. Purchases by BayBanks pursuant to an open-market purchase program or an offer to all holders of the same class of stock being purchased would not require a stockholder vote.

    The NFS Charter also contains an "anti-greenmail" provision. This provisions states that NFS may not purchase or acquire shares of NFS voting stock from a shareholder of NFS who (i) owns five percent or more of the NFS voting stock and (ii) has owned such shares for less than two years unless such purchase or acquisition is approved by the holders of at least a majority of the aggregate number of outstanding shares of voting stock less the number of shares owned by such shareholder. The vote is not required if (i) the purchase or acquisition is part of a tender or exchange offer by NFS to purchase shares of its voting stock on the same terms to all holders of the same class of voting stock and is in compliance with the applicable requirements of the Exchange Act or (ii) if such shares will be purchased by NFS at a purchase price per share that does not exceed the fair market value of the voting stock, as determined by the NFS Board of Directors based on the average closing price or the mean bid and ask price of a share of the voting stock for the twenty trading days immediately preceding the execution of the definitive purchase agreement.

    With regard to acquisitions of control, the NFS Charter contains a provision that no person may make an offer to acquire 10% or more of NFS's voting stock without obtaining prior approval of the offer by a two-thirds vote of the NFS Board of Directors or alternatively, before the offer is made, obtaining approval of the acquisition from the OTS. The NFS Charter provides that the Board of Directors, when evaluating any acquisition offer, shall give due consideration to all relevant factors, including, without limitation, the economic effects of acceptance of the offer on depositors, borrowers and employees of the insured institution subsidiary or subsidiaries of NFS and on the communities in which such subsidiary or subsidiaries operate or are located as well as on the ability of such subsidiary or subsidiaries to fulfill the objectives of an insured institution under applicable federal statutes and regulations.

    Business Combination Statute. Delaware's Business Combination statute is substantially similar to the Massachusetts Business Combination statute. However, while the Delaware statute provides that, if a person acquires 15% or more of the stock of a Delaware corporation without the approval of its board of directors (an "interested stockholder"), such person may not engage in certain transactions with the corporation for a period of three years, the Massachusetts statute lowers the 15% threshold to 5% (except in the case of certain stockholders eligible to file Schedule 13G under the Exchange Act). Both the Delaware and Massachusetts statutes include certain exceptions to this prohibition; for example, if the board of directors approves the acquisition of stock or the transaction prior to the time that the person became an interested stockholder, or if the interested stockholder acquires 85% (in the Delaware statute) or 90% (in the Massachusetts statute) of the voting stock of the corporation voting stock owned by directors who are also officers and certain employee stock plans) in one transaction, or if the transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder, the prohibition does not apply. NFS currently is subject to the Delaware Business Combination statute, and BayBanks is subject to the Massachusetts Business Combination statute.

    Control Share Acquisition Statute. Under the Massachusetts Control Share Acquisition statute, a person (hereinafter, the "acquiror") who makes a bona fide offer to acquire, or acquires, shares of stock of a Massachusetts corporation that when combined with shares already owned, would increase the acquiror's ownership to at least 20%, 33 1/3%, or a majority of the voting stock of the corporation, must obtain the approval of a majority in interest of the shares held by all stockholders, except the acquiror and the officers and inside directors of the corporation, in order to vote the shares acquired. The statute does not require the acquiror to consummate the purchase before the stockholder vote is taken.

    The Control Share Acquisition statute permits a Massachusetts corporation to elect not to be governed by these provisions by including such an election in its articles of organization or by-laws. The BayBanks By-laws contain a provision pursuant to which BayBanks elected not to be governed by the Massachusetts Control Share Acquisition statute. However, if at a future date the Board of Directors of BayBanks determines that it is in the best interests of BayBanks and its stockholders that BayBanks be governed by the statute, the By-laws may be amended to permit BayBanks to be governed by such statute. Any such amendment would apply only to acquisitions crossing the thresholds which occur after the effective date of such amendment.

    Delaware does not have a Control Share Acquisition statute.


                             ELECTION OF DIRECTORS

    In addition to being asked to consider and vote upon the approval and adoption of the Acquisition Agreement, at the NFS Annual Meeting, the shareholders of NFS also will be asked to elect three directors of NFS.
While NFS and BayBanks have targeted the third quarter of 1995 for consummation of the Merger, it will be necessary for NFS to maintain its Board of Directors pending the consummation of the Merger. Upon the consummation of the Merger, the directors of the Surviving Corporation shall be those persons who were the directors of BBNH immediately prior to the Merger.

    The NFS By-laws fix the number of directors of NFS at eight. Under the NFS Charter, the directors are divided into three classes, which are to be as nearly equal in number as possible. The term of office of one class of directors expires in each year, and their successors are elected for terms of three years and until their successors are elected and qualified. This year's class has three members and at the NFS Annual Meeting, three directors will be elected to the NFS Board of Directors, each for a three-year term, to fill those seats. The nominees, James H. Adams, A. Jack Atkinson and Roger H. Osgood, Jr., have served on the Board since 1982, 1970 and 1980, respectively. Currently, as a result of the resignation of Caroline B. Mason from the NFS Board of Directors in May 1994, there is one vacancy on the NFS Board of Directors in the class of directors whose term expires in 1996. Although it is authorized under the NFS By-laws to fill such vacancy, the NFS Board of Directors has opted not to do so at this time.

    Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of the persons named below as nominees.
The NFS Board of Directors believes that the nominees will stand for election and will serve if elected as directors. However, if any of the persons nominated by the NFS Board of Directors fails to stand for election or will be unable to accept election, the proxies will be voted for the election of such other person or persons as the NFS Board of Directors may recommend.

INFORMATION AS TO NOMINEES AND CONTINUING DIRECTORS

    The following table sets forth the names and ages of the NFS Board of Directors' nominees for election as directors and those directors who will continue to serve after the NFS Annual Meeting, each such person's principal occupation or employment during the past five years, the periods during which he or she has served as a director and any positions currently held with NFS. Each serves as a director of NFS Savings and certain of such individuals, as indicated, also serve as directors of Plaistow Co-operative.

                                           Director         Term
Nominees for a Three-Year Term    Age      Since            Expires          Positions Held With The Company
- ------------------------------    ---      -----            -------          -------------------------------
James H. Adams                    51       1982(a)(b)        1995             President, Chief Executive Officer
A. Jack Atkinson                  63       1970(a)           1995             Vice Chairman of the Board
Roger H. Osgood, Jr.              54       1980(a)(b)        1995

Continuing Directors
- --------------------

George E. Shagory                 58       1990              1996
Philip R. Currier                 54       1988              1997
Philip L. Hall                    65       1989              1997
James J. Hebert                   59       1973(a)(b)        1997             Chairman of the Board
- --------------------

(a) Served as a director of NFS since its formation in May 1986. Previously served as a director of Nashua Federal Savings and Loan Association, the predecessor of NFS Savings.
(b) Director of Plaistow Co-operative.



    The principal occupation of each nominee and continuing director of NFS for the past five years is set forth below:

    JAMES H. ADAMS, who has been employed by NFS Savings since 1974, has served as NFS Savings' President and Chief Executive Officer since January 1986 and has served as President and Chief Executive Officer of NFS since its formation in August 1986.

    A. JACK ATKINSON has been Chairman/President of The Bronze Craft Corporation, Nashua, New Hampshire, a producer of custom non-ferrous hardware, architectural and engineered products, since 1980. In January 1989, Mr. Atkinson was elected Vice Chairman of the NFS Board of Directors of both NFS and NFS Savings.

    ROGER H. OSGOOD, JR. is owner of Osgood Co., Nashua, New Hampshire, a hardware company, and has been President and Treasurer of that company since July 1981.

    GEORGE E. SHAGORY has been Professor and Chairman of the Graduate Department of Business Administration of Rivier College, Nashua, New Hampshire since 1976.

    PHILIP R. CURRIER has been an attorney with the Philip R. Currier Professional Corporation since 1993. Formerly, he was Senior Partner of the law firm of Currier, Zall, Durmer, Shepard and Barry, Nashua, New Hampshire from 1984, when the firm was established, until 1993.

    PHILIP L. HALL has been President of J. Lawrence Hall Company, Inc., Nashua, New Hampshire, a heating and air conditioning contracting firm, since 1975.

    JAMES J. HEBERT, President of Rice's Pharmacy, Inc., Nashua, New Hampshire, has been owner of that company since 1964. In 1988, Mr. Hebert served as Vice Chairman of the Board of Directors of both NFS and NFS Savings. In January 1989, he was elected Chairman of the Board of Directors of both NFS and NFS Savings.

COMPENSATION OF DIRECTORS

    The arrangements for compensation of non-employee directors of NFS, all of whom are directors of NFS Savings and certain of whom are directors of Plaistow Co-operative, for attendance at meetings of the Boards of Directors are as follows. Directors of NFS, NFS Savings, and Plaistow Co-operative are paid fees of $425, $525, and $400, respectively, for each meeting of the Board they attend. The Chairman of the Board of NFS receives $3,150 per annum and the Chairman of the Board of NFS Savings receives $5,250 per annum. For each meeting chaired, the Vice Chairman of the Board of both NFS and NFS Savings receives $150. In addition, Board members receive fees for attending committee meetings ranging from $100 to $250 per meeting, depending on the committee. Officers who are directors do not receive additional compensation for their service as directors.


              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    The NFS Board of Directors has appointed KPMG to continue as independent auditors for NFS for the fiscal year ending December 31, 1995, subject to ratification of such appointment by the shareholders. KPMG has acted as the independent auditors of NFS Savings since 1973, and of NFS since its organization as the holding company of NFS Savings. Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of KPMG to audit the consolidated financial statements of NFS for the fiscal year ending December 31, 1995. If the Merger is consummated during 1995, the financial statements of BBNH for the fiscal year ending December 31, 1995 would be audited by independent auditors selected by BayBanks. KPMG also currently acts as auditors for BayBanks.

    Representatives of KPMG are expected to be present at the NFS Annual Meeting, to be available to respond to appropriate questions, and to have the opportunity to make a statement if they so desire.


                             NFS CORPORATE MATTERS

CORPORATE GOVERNANCE

    During fiscal 1994, the NFS Board of Directors held 21 meetings. The NFS Board of Directors acts as a nominating committee for selecting nominees for election as directors. The NFS Board of Directors has appointed an Audit Committee which, during the fiscal year ended December 31, 1994, conducted 9 meetings. The members of the Audit Committee during 1994 were Messrs. Atkinson, Hall and Osgood and Mr. Hebert ex-officio. During 1995, the Audit Committee Members are Messrs. Atkinson, Hall, and Shagory and Mr. Hebert ex-officio. The Audit Committee reviews the scope of the independent annual audit, the independent auditors' letter to the NFS Board of Directors concerning the effectiveness of NFS's internal financial and accounting controls and the NFS Board of Directors' response to that letter, if deemed necessary. Compensation matters are considered by the Personnel and Compensation Committee of NFS Savings and the Boards of Directors of NFS and NFS Savings. See "Executive Compensation."

EXECUTIVE COMPENSATION

    Summary Compensation Table. The following table sets forth a summary of all compensation during the last three fiscal years for NFS's chief executive officer and each of NFS's executive officers whose aggregate annual salary and bonus exceeded $100,000 for the year ended December 31, 1994 (collectively the "named executive officers"). Compensation has been paid by NFS Savings, and none of the executive officers has received any separate form of compensation from NFS. Officers receive compensation in their positions as officers of NFS Savings.

                                                                         Long Term
                                             Annual                     Compensation       All Other
                              Year           Salary          Bonus        Options      Compensation (b)
                              ----           ------          -----        -------      ----------------
James H. Adams,               1994          $215,577        $    0         11,450          $28,249
President and Chief           1993           204,427             0              0           29,798
Executive Officer             1992           193,405         2,851(a)      10,091              937

Robert J. Rzasa,              1994           120,241             0          5,451           17,017
Executive Vice                1993           114,714             0              0           16,915
President                     1992           110,363         1,629(a)       5,450              535
- ---------------------

(a)      1992 bonus of 1.5% of base annual salary paid to all employees.
(b)      Profit Sharing and ESOP contributions.



    Option Grants in Last Fiscal Year. In January of 1994, NFS granted options under its Stock Option Plan (the "Option Plan") covering 84,290 shares of NFS Common Stock to 49 employees, including the named executive officers. The following table sets forth information concerning grants to the named executive officers of stock options pursuant to the Option Plan during the year ended December 31, 1994.

                                                                          Potential Realization Value
                                                                          at Assumed Annual Rates
                                                                          of Stock Price Appreciation
                                Individual Grants                         for Option Term
                   ----------------------------------------------------   ---------------------------

                                % of Total
                   Number of    Options
                   Securities   Granted to
                   Underlying   Employees   Exercise or
                   Options      in Fiscal   Base price     Expiration
Name               Granted      Year 1994   ($/Sh) (a)     Date (b)        5% ($)     10%($)
- ----               -------      ---------   -----------    ----------     --------   --------
James H. Adams     11,450        13.58%       $16.75        1/13/04       312,402    497,447
Robert J. Rzasa     5,451         6.47         16.75        1/13/04        79,912    127,246
- --------------------

(a) The exercise price is equal to the fair market value of the NFS Common Stock as of the close of business on January 13, 1994.
(b) The exercisability of the options by the named executive officers and certain other officers of NFS was based on the performance objectives for 1994 of NFS Savings and Plaistow Co-operative relating to profitability, solvency, assets, liabilities, interest rate risk and regulatory compliance. Based on actual performance achievement, options to purchase 8,890 of such shares held by Mr. Adams and 4,066 shares held by Mr. Rzasa became exercisable, and the balance have expired.



    Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values. The following table sets forth the value of all unexercised options held at year-end 1994 by the named executive officers. No named executive officer exercised any stock options during the fiscal year.

                          Number of Securities Underlying           Value of Unexercised
                          Unexercised Options at                    In-the-Money Options at
Name                      December 31, 1994 (a)                     December 31, 1994 (b)
- ----                      ----------------------                    ---------------------
James H. Adams                    34,791                               $551,480
Robert J. Rzasa                   14,516                                231,107
- --------------------

(a)      All options are exercisable.
(b) Based on the difference between the closing price of NFS Common Stock on December 30, 1994, which was $28.125, and the option price for each underlying grant.


    Pension Plan Table. NFS Savings maintains a defined benefit pension plan (the "Pension Plan") for its eligible employees. All employees of NFS Savings and Plaistow Co-operative are eligible to participate in the Pension Plan upon attaining age 21 and completing one year of service (working a minimum of 1,000 hours in such year). The following table illustrates estimated annual pension benefits for employees retiring in 1994 at age 65 (normal retirement age) for various levels of compensation and years of benefit service under the Pension Plan.

Remuneration             10 Years         15 Years          20 Years       25 Years           30 Years
- ------------             --------         --------          --------       --------           --------
$  100,000                $17,420          $26,130           $34,839         $43,549          $52,259
   125,000                 22,170           33,255            44,339          55,424           66,509
   150,000                 26,920           40,380            53,839          67,299           80,759
   175,000(a)              26,920           40,380            53,839          67,299           80,759
- ------------------------

(a) The Internal Revenue Code limits annual compensation that may be covered by qualified plans to $150,000 for 1994.


    Benefits under the Pension Plan are funded solely by contributions made by NFS Savings and are determined according to a formula which provides a participant with an annual benefit for his or her lifetime equal to (a) the total of (i) 1.25% of his or her average annual salary (as reported in the Summary Compensation table above) for the five consecutive years out of the last 10 years of employment with NFS Savings that produce the highest average, plus (ii) .65% of such average annual salary that exceeds Covered Compensation, multiplied by (b) the participant's years of benefit service not exceeding 30 years. Covered Compensation is the average of the Social Security Taxable Wage Base for the 35 years prior to the Social Security Retirement Age. For employees attaining normal retirement age in 1994, Covered Compensation was $24,312. Compensation for pension purposes for the named executive officers as of December 31, 1994 was as follows: Mr. Adams, $150,000, and Mr. Rzasa, $120,241. Messrs. Adams and Rzasa had 20 and 6 years, respectively, of benefit service under the Pension Plan as of December 31, 1994. The sample benefit amounts listed above are computed as straight-life annuity amounts and are not subject to any deduction for social security or other offset amounts.

    Employment Agreements; Severance. NFS and NFS Savings have employment agreements with James H. Adams, Robert J. Rzasa and Albert R. Rietheimer. Under the terms of the respective agreements, Mr. Adams will serve as President and Chief Executive Officer of both NFS and NFS Savings until August 1997 and Messrs. Rzasa and Rietheimer will serve in their executive capacities until August 1996. Each agreement provides that the term of the agreement may be extended annually by one additional year subject to mutual agreement of the employee, NFS Savings and NFS. In addition, under the terms of the Acquisition Agreement, any such extension also requires the consent of BayBanks. Mr. Adams has an agreement with BayBanks that his employment will be extended an additional year beyond its current term, to August 1998, when it comes up for review in May 1995. Under the agreements, the Boards of Directors of NFS and NFS Savings have approved an annual salary rate of $228,960 for Mr. Adams, $127,187 for Mr. Rzasa, and $104,637 for Mr. Rietheimer for the fiscal year ending December 31, 1995. Messrs. Adams,

Rzasa and Rietheimer will be entitled to participate in any discretionary bonuses and retirement or other benefit plans applicable to NFS's or NFS Savings's executive officers. Their employment may be terminated by the Boards of Directors of NFS and NFS Savings at any time; provided, however, that if the termination is not for cause, as defined in the agreement, they are entitled to receive a lump sum payment equal to their salary for the remainder of the contract term and will continue to receive all benefits provided by the agreement for the remaining term thereof. If they terminate their employment without the consent of the Boards of both NFS and NFS Savings then the agreements restrict them from having any other employment for one year or the remaining term of the agreement plus six months, whichever is less, with a competing bank, savings institution, mortgage banking firm or a holding company affiliate of any such entity if such entity has total consolidated assets, or a loan servicing portfolio, of $100 million or more and if they maintain an office in New Hampshire (or within 50 miles of Nashua) or conduct business in New Hampshire for 25% or more of their normal annual working hours.

    If during the term of the agreements there is a "change in control" of NFS or NFS Savings and the employment of Mr. Adams, Mr. Rzasa or Mr. Rietheimer terminates voluntarily or involuntarily for any reason (other than for cause or by normal retirement, permanent disability or death) within two years thereafter, in addition to receiving a lump sum payment of current salary for the remainder of the contract term, such officer will be entitled to receive a severance payment in the amount of his current annual salary. The acquisition transaction constitutes a change in control for this purpose. Under the agreements, however, Mr. Adams will not be entitled to receive severance or other termination payments in excess of three times his current annual salary and Messrs. Rzasa and Rietheimer will not be entitled to more than two times their respective current annual salaries. Accordingly, assuming termination as of February 28, 1995 as a result of a change in control, Mr. Adams would be entitled to a payment of not more than $686,880, Mr. Rzasa would be entitled to a payment of not more than $254,374, and Mr. Rietheimer would be entitled to a payment of not more than $209,274. Such maximum amounts also would be reduced to the extent necessary to avoid exceeding the "parachute payment" limit under
Section 280G of the Code.

    Messrs. Adams and Rzasa also are entitled to monthly supplemental retirement benefits if they retire at or after age 60 and 62, respectively, with provision for continuation of such payments if any such officer dies before the full amount is paid to him. The total amount of supplemental retirement benefits to which Mr. Adams is entitled is $240,000, and the total amount to which Mr. Rzasa is entitled is $100,000. If Mr. Adams or Mr. Rzasa terminates employment due to permanent and total disability before age 60 or 62, respectively, he will be entitled to monthly payments totaling these amounts.

NFS PERFORMANCE

    The following table sets forth comparative information regarding NFS's cumulative shareholder return on its common stock over the last five fiscal years. Total shareholder return is measured by dividing total dividends (assuming dividend reinvestment) plus share price change for a period by the share price at the beginning of the measurement period. NFS's cumulative shareholder return based on an investment of $100 at the beginning of the five-year period ending December 31, 1994 is compared to the cumulative total return of the Nasdaq Market Index and an index comprised of all federally chartered savings institutions (including 239 thrift holding companies), reporting under the same Standard Industrial Classification Number (SIC 6035) as NFS, whose securities have been publicly traded since December 31, 1989 ("Peer Group Index").

         [Insert Table "Comparison of Five-Year Cumulative Total Return
            Among NFS, Nasdaq Market Index and Peer Group Index"]


                                            YEAR-END
                      ----------------------------------------------------------
                      1989     1990      1991       1992       1993       1994
                      ----     ----      ----       ----       ----       ----
NFS FINANCIAL CORP.   $100    $41.79    $ 62.68    $168.70    $274.82    $503.16
PEER GROUP INDEX      $100    $70.50    $114.59    $151.77    $184.57    $174.83
NASDAQ MARKET INDEX   $100    $81.12    $104.14    $105.16    $126.14    $132.44


REPORT ON EXECUTIVE COMPENSATION

    NFS's overall philosophy regarding executive compensation is to offer competitive and fair compensation based on the particular officer's contributions and personal performance. For 1994, the principal components of NFS's executive compensation program, reflected in the foregoing tables as to named executive officers, were base salary and stock options, the exercise of which were conditioned on satisfaction by NFS Savings and/or Plaistow Co-operative of specific performance objectives. Executives also participate on the same terms as non-executive employees of NFS Savings in the NFS Savings Bank Profit Sharing and ESOP (the "Profit Sharing and ESOP") and the NFS Savings Bank Retirement Plan (the "Pension Plan"), which are broad-based plans that accord benefits based on pre-established formulas and eligibility criteria, as well as group life, disability and health insurance plans of NFS Savings.

    For fiscal 1994, preliminary compensation determinations for all executive officers except Mr. Adams, the Chief Executive Officer, were made initially by NFS Savings' Personal and Compensation Committee (the "Committee"), at its meeting in November 1993. During 1993, the members of the Committee were Messrs. Atkinson (Chair), Currier and Hall and Mrs. Mason. All determinations by the Committee were presented in the form of recommendations to the full Board of Directors of NFS Savings for consideration and approval at its meeting in January 1994. The directors of NFS Savings are also the directors of NFS. In addition to reviewing the recommendations of the Committee, the Board of Directors of NFS Savings also reviewed the terms of Mr. Adams' compensation in 1993 and established his compensation for 1994. Mr. Adams did not attend that portion of the meeting devoted to the consideration and decisions regarding his compensation.

    In determining base compensation for executive officers, the Committee considered the report of an independent compensation consultant as to the New England and New Hampshire banking environment, compensation trends, new tax laws, stock options and executive compensation. The Committee reviewed the compensation and performance of executive officers during 1993, including managerial ability and quality and quantity of work. The Committee also considered the financial performance of NFS and NFS Savings during 1993. In making base compensation determinations, the Committee did not employ any exact mathematical model or formula, nor did it link compensation amounts to any specific financial or performance criteria. The Committee did, however, place particular emphasis on two general principles: (1) compensation for executive officers of NFS should generally be in the mid-range of executive officer compensation for New England-based financial institutions with assets of $500-$900 million and (2) compensation increases should be supported by increases in net income of NFS.

    Based on these same factors and criteria, the Board of Directors of NFS Savings determined that Mr. Adams' base annual salary rate for 1994 would be raised from $205,000 to $216,000. Mr. Adams' base annual salary rate was originally established in 1986 at $115,000 when he was promoted to the position of President and Chief Executive Officer of NFS Savings. Later that year this annual salary was incorporated into Mr. Adams' employment agreement which provides for an annual salary review. In August 1986, NFS was formed and Mr. Adams was appointed President and Chief Executive Officer of that entity for no additional compensation. Since 1986, the Board of Directors of NFS Savings has approved annual increases in Mr. Adams's salary of 0 - 22%.

    Compensation recommendations for 1995 base annual salary rates for executive officers of NFS and NFS Savings, with the exception of Mr. Adams, were made initially by the Committee. These recommendations, which included a proposed base annual salary rate of $127,187 in 1995 for Mr. Rzasa, were reviewed and approved by the Boards of Directors of NFS Savings and of NFS. The Boards also established Mr. Adams' base annual salary rate of $228,960 for 1995.

    In 1994, the Board of NFS determined that it would use options for compensation based on specific performance objectives of NFS Savings and Plaistow Co-operative. In January 1994, NFS granted options covering 84,290 shares of common stock to 49 employees, including the named executive officers, based on compensation level and job responsibility. The exercise price on such options was the fair market value as of the close of business on January 13, 1994. The exercise of the options by the named executive officers and certain other officers of NFS was based on specific performance objectives of both NFS Savings and Plaistow Co-operative. The exercise of the options by all other grantees was based on the performance objectives of either NFS Savings or Plaistow Co- operative. Factors upon which the exercise of the options were based included specifically identified targets for profitability, solvency, assets, liabilities, interest rate risk and regulatory compliance of NFS Savings and Plaistow Co-operative. Messrs. Adams and Rzasa, whose options were based on performance objectives of both NFS Savings and Plaistow Co-operative, were granted 11,450 and 5,451 options, respectively. Based on actual performance achievement, only 8,890 and 4,066 of such options granted to Messrs. Adams and Rzasa, respectively, became exercisable, and the balance have expired. For additional information regarding such option grants, see "Executive Compensation Options Grants in Last Fiscal Year" above. All decisions with respect to option grants under the Option Plan are made by outside directors of NFS upon recommendation from the Option Committee. Option Committee members during the last fiscal year were Messrs. Atkinson and Osgood, Dr. Shagory and Mrs. Mason. Mr. Hebert replaced Mrs. Mason following her resignation from the NFS Board.

    The Profit Sharing and ESOP and the Pension Plan are broad-based plans under which generally all employees of NFS Savings are eligible to participate after attaining age 21 and completing one year of credited service (1,000 hours) to NFS Savings. Under the Profit Sharing and ESOP, NFS Savings makes annual contributions of not less than 5% of its pre-tax net profits but not more than 15% of the aggregate compensation earned during the year by all participants. Accordingly, contributions under the Profit Sharing and ESOP, are tied to net profit performance of NFS Savings and Plaistow Co-operative. Compensation in the form of option grants under the Option Plan or contributions under the Profit Sharing and ESOP result in ownership of NFS Common Stock. This ownership will increase in value to the extent that the price of NFS's Common Stock increases. Employees of Plaistow Co-operative are eligible to participate in these plans under the same participation rules as NFS Savings's employees.

            Submitted by the Personnel and Compensation Committee
                  and the Board of Directors of NFS Savings.
                James H. Adams            James J. Hebert
                A. Jack Atkinson          Roger H. Osgood, Jr.*
                Philip R. Currier*        George E. Shagory*
                Philip L. Hall

                --------------------------
                * Member, Personnel and Compensation Committee



    Compensation Committee Interlocks and Insider Participation. From time to time NFS Savings and Plaistow Co-operative make loans to their directors, officers and other employees for the financing of their homes, as well as home improvement and consumer loans. These loans are made in the ordinary course of business, and NFS's management believes that they neither involve more than normal risk of collectibility nor present other unfavorable features. All loans to directors and executive officers must be approved by the full board of directors, and loans to all other employees are approved by one of two designated officers. Loans to such individuals are made pursuant to the same underwriting criteria, interest rates and origination fees as apply to loans to the general public. Employees pay the attorney's and appraisal fees and other direct costs incurred by NFS in originating a loan.

STOCK OWNED BY MANAGEMENT

    The following table sets forth information as of March 6, 1995 with respect to the shares of NFS Common Stock beneficially owned by each director and each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group.

                                                 Amount and Nature of                  Percent
  Name and Positions with NFS                  Beneficial Ownership (a)                 Class
  ---------------------------                  ------------------------            -----------------
  James H. Adams, President, Chief                     64,795(b)                         2.31%
  Executive Officer, Director

  A. Jack Atkinson, Vice Chairman                    27,166(c)(d)                          *
  of the Board

  Philip R. Currier, Director                          10,650(e)                           *

  Philip L. Hall, Director                            3,400(f)(g)                          *

  James J. Hebert, Chairman of the                   12,111(c)(h)                          *
  Board

  Roger H. Osgood, Jr., Director                       9,266(c)                            *

  George E. Shagory, Ph.D., Director                  1,100(f)(g)                          *

  Robert J. Rzasa, Executive Vice President            22,516(i)                           *

  All directors and executive                         163,851(j)                         5.75%
  officers as a group (9 persons)

  * Less than 1%
- -----------------------------
(a)      In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of NFS Common Stock (1) over which he or she has or shares voting or investment power, or (2) of which he or she has the right to acquire beneficial ownership at any time within 60 days from March 6,
         1995.  "Voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares.  All persons shown in the table above have sole voting and investment power, except as otherwise indicated.  This table includes shares of NFS Common Stock subject to outstanding options granted pursuant to NFS's Stock Option Plan.
(b)      Includes 34,791 shares subject to options.
(c)      Includes 6,000 shares subject to options.
(d)      Includes 5,520 shares for which voting and investment power is shared with a family member and 5,067 shares owned by a family member living at the same residence.
(e)      Includes 6,650 shares owned by family members living at the same residence.
(f)      Voting and investment power shared with a family member.
(g)      Includes 100 shares subject to options.
(h)      Includes 3,711 shares for which voting and investment power is shared with a family member.
(i)      Includes 14,516 shares subject to options.
(j)      Includes 79,179 shares subject to options.



PRINCIPAL HOLDERS OF VOTING SECURITIES

    The following table sets forth information with respect to persons known by NFS as of March 6, 1995 to be the beneficial owners of more than five percent of the outstanding NFS Common Stock based on the most recent Schedule 13D or 13G of each such person or entity delivered to NFS.

                                                 Amount and Nature of             Percent of
         Name and Address                       Beneficial Ownership(a)        Stock Outstanding
         ----------------                       -----------------------        -----------------
         BayBanks, Inc.                                274,266(b)                    9.99%
         175 Federal Street
         Boston, Massachusetts  02110

         [FMR Corp.                                   [266,800](c)                  [9.63]%
         82 Devonshire Street
         Boston, Massachusetts  02109]

         [Dimensional Fund Advisors, Inc.             [152,000](d)                  [5.49]%
         1299 Ocean Avenue, 11th Floor
         Santa Monica, California  90401]

- --------------------
(a)      See Note (a) above under "Corporate Matters - Stock Owned by
         Management."
(b) BayBanks owns no shares of the outstanding NFS Common Stock, but, under Commission rules, it is deemed for purposes of this table to be the beneficial owner of the shares of NFS Common Stock subject to the Option. The Option may be exercised, and shares of NFS Common Stock issued to BayBanks, in the circumstances described above under "Terms of the Merger - Option Agreement."
(c) [FMR Corp. reported in a Schedule 13G filed with the Commission with respect to its ownership at December 31, 1993, that the shares are beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and a registered investment adviser, as a result of acting as investment adviser to several investment companies (the "Funds") registered under Section 8 of the Investment Company Act of 1940. The ownership of one of the Funds, Fidelity Low-Priced Stock Fund, amounted to 200,000 shares, or 7.22% of NFS Common Stock outstanding at December 31, 1993. FMR Corp. reports that the power to vote shares held in the Funds resides with the Funds' Boards of Trustees, whereas the power to dispose of the shares is shared by Edward C. Johnson 3d, Chairman of FMR Corp., FMR Corp., and the Funds.]
(d) [Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment adviser, reported in a Schedule 13G filed with the Commission with respect to its ownership at December 31, 1993, that 142,700 of these shares are owned by various advisory clients of Dimensional and that 9,300 were held in open-end management investment companies for which officers of Dimensional are officers.]



DEADLINE FOR SHAREHOLDER NOMINATIONS AND PROPOSALS

    NFS's By-laws permit shareholders eligible to vote at the NFS Annual Meeting to make nominations for directors but only if such nominations are made pursuant to timely notice in writing to the Secretary of NFS. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of NFS not less than 30 days nor more than 90 days prior to the date of the meeting, provided that at least 45 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders. Public disclosure of the date of the 1995 Annual Meeting was made on March [10], 1995, by filing a Current Report on Form 8-K under the Exchange Act with the Commission and by the issuance of a press release. A shareholders' notice of nomination must also set forth certain information specified in Article III,
Section 13 of NFS's By-laws concerning each person the shareholder proposes to nominate for election and the nominating shareholder. March [27], 1995 is the deadline for shareholder nominations. To date, no such nominations have been received.

    It is anticipated that the Merger will occur during 1995, so that there will not be any 1996 Annual Meeting of NFS Shareholders. However, in the event there will be such a meeting, any proposal intended to be presented by any shareholder for action at the 1996 Annual Meeting of NFS Shareholders must be received by Barbara J. Foran, Secretary of NFS at 157 Main Street, Nashua, New Hampshire 03061 not later than November [22], 1995 in order for the proposal to be considered for inclusion in NFS's proxy statement and proxy relating to the 1996 Annual Meeting.


                                 LEGAL OPINIONS

    The validity of the BayBanks Common Stock to be issued in connection with the Merger will be passed upon for BayBanks by Palmer & Dodge, Boston, Massachusetts, counsel for BayBanks.

    Hogan & Hartson L.L.P., Washington, D.C., is acting as counsel for NFS in connection with certain legal matters relating to the Merger and the transactions contemplated thereby.


                                    EXPERTS

    The consolidated financial statements of BayBanks, Inc. and Subsidiaries as of December 31, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1993, incorporated by reference into the BayBanks Annual Report on Form 10-K for the year ended December 31, 1993, have been incorporated by reference into this Prospectus/Proxy Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and on the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of NFS Financial Corp. and Subsidiaries as of December 31, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1993, incorporated by reference into the NFS Annual Report on Form 10-K for the year ended December 31, 1993, have been incorporated by reference into this Prospectus/Proxy Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and on the authority of said firm as experts in accounting and auditing.


                               FINANCIAL ADVISORS

    Tucker Anthony acted as financial advisor to NFS in connection with the Merger. As compensation for its services as financial advisor, including the issuance of two fairness opinions, NFS has agreed to pay Tucker Anthony a fee of approximately $1.15 million. $225,000 of such amount has been paid as of the date hereof and the balance is payable upon consummation of the Merger. NFS has also agreed to reimburse Tucker Anthony for its out-of-pocket expenses and to indemnify Tucker Anthony against certain liabilities arising out of its services as financial advisor.


                            EXPENSES OF SOLICITATION

    The cost of soliciting proxies from NFS shareholders will be borne by NFS. In addition to soliciting proxies by mail, officers and employees of NFS and BayBanks, without receiving additional compensation therefor, may solicit proxies by telephone, by telegram, or in person. NFS has retained Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of $6,500, plus reimbursement for reasonable out-of-pocket costs and expenses. NFS will also make arrangements with brokerage firms and other custodians, nominees, and fiduciaries to send proxy materials to their principals.

                                 OTHER MATTERS

    NFS knows of no other business that will be presented for action by the shareholders at the NFS Annual Meeting. If other business is properly presented for consideration at the NFS Annual Meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion. The Board of Directors of NFS has approved the contents and mailing of this Prospectus/Proxy Statement.


                              ACCOMPANYING REPORTS

    A copy of the NFS Annual Report to Shareholders for the year ended December 31, 1994, and a copy of the BayBanks Annual Report to Stockholders for the year ended December 31, 1994 are being delivered to NFS shareholders with this Prospectus/Proxy Statement.

                                                                      APPENDIX A





                             ACQUISITION AGREEMENT


                                 BY AND BETWEEN


                     BAYBANKS, INC. AND NFS FINANCIAL CORP.


                            DATED DECEMBER 22, 1994

                             ACQUISITION AGREEMENT
                             ---------------------

THIS ACQUISITION AGREEMENT ("this Agreement") is made and entered into effective as of December 22, 1994, by and between BAYBANKS, INC., a Massachusetts corporation ("Buyer"), and NFS FINANCIAL CORP., a Delaware corporation ("Seller").

                                    RECITALS

         A. Buyer is a publicly held and traded corporation whose $2.00 par value per share common stock (the "Buyer Stock") is quoted on the Nasdaq National Market (the "Nasdaq NNM").

         B. Seller is a publicly held and traded corporation whose $0.01 par value per share common stock (the "Seller Stock") is quoted on the Nasdaq NNM. Seller owns all of the issued and outstanding capital stock of NFS Savings Bank, FSB, Nashua, New Hampshire ("NFS Bank") and Plaistow Co-operative Bank, FSB, Plaistow, New Hampshire ("Plaistow"), both of which are federally chartered savings banks. Collectively, NFS Bank and Plaistow are sometimes referred to herein as the "NFS Banks".

         C. Buyer has agreed to effect the acquisition of Seller through the merger of a wholly owned subsidiary of Buyer ("Acquisition Company") with and into Seller, on the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing recitals, the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby represent, warrant, covenant and agree as follows.


                                   ARTICLE I

                           INCORPORATION BY REFERENCE

         1.1 RECITALS. The foregoing Recitals are incorporated into this Agreement by reference as if set forth in full in the body hereof.

         1.2 EXHIBITS AND SCHEDULES. Each exhibit and schedule appended to or required by and delivered with this Agreement is incorporated into this Agreement by reference as if set forth in full in the body hereof.


                                   ARTICLE II

                            WORDS, TERMS AND PHRASES

         2.1 NUMBER AND GENDER. When used in this Agreement, all words in the singular number shall extend to and include the plural number, where the context so requires; all words used in the plural number shall extend to and include the singular number where the context so requires; and all words used in any gender, whether male, female or neuter, shall extend to and include all genders that may be applicable in any particular context.

         2.2 DEFINITIONS. In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when utilized in this Agreement:

         "APPLICATION": Any application, notice, request, correspondence or other filing, material or communication submitted to any Governmental Authority in connection with any Regulatory Approval.

         "BENEFIT ARRANGEMENT": Any form of current or deferred compensation, bonus, stock option, stock appreciation right, severance pay, salary continuation, retirement or incentive plan or arrangement or any group or individual health, disability or life insurance plan or welfare or similar plan or arrangement for the benefit of any one or more of the directors, officers and employees of Seller or any Subsidiary, whether active or retired, by reason of their employment by or service with Seller or any Subsidiary, other than Employee Plans and plans and agreements providing for base salary and base wages.

         "BHCA":  The Bank Holding Company Act of 1956, as amended.

         "BLUE SKY LAWS":  The securities laws of any applicable state.

         "BUSINESS DAY": Any day other than a Saturday, a Sunday, an official federal or State of New Hampshire holiday, a day on which banks operating in Nashua, New Hampshire, generally are not open for business and a day on which the OTS and/or the FDIC are not open for business.

         "BUYER DISCLOSURE SCHEDULE": All of the disclosure schedules required of Buyer pursuant to this Agreement, which disclosure schedules shall be cross-referenced to the specific sections and subsections of this Agreement and delivered herewith.

         "BUYER OPTION": The option granted to Buyer pursuant to the Option Agreement.

         "BUYER SUBSIDIARY": Each corporation, partnership or other business enterprise which is consolidated with Buyer for financial reporting purposes or of which Buyer owns, directly or indirectly, a majority of the outstanding capital stock or other ownership interest.

         "CLOSING": The consummation of the Merger and any other transactions contemplated by this Agreement on the Closing Date.

         "CLOSING CONDITIONS": All conditions precedent to the obligation of any one or more parties hereto to consummate the transactions contemplated by this Agreement, including, without limitation, those conditions set forth in
Article VI.

         "CLOSING DATE": The date on which the Closing occurs, which shall be the fifth Business Day after the satisfaction or waiver of all Closing Conditions or such other earlier Business Day as the parties may mutually determine after the satisfaction or waiver of all of the Closing Conditions.

         "CLOSING MARKET VALUE": The Market Value of the Buyer Stock on the Closing Date.

         "CRA":  The Community Reinvestment Act of 1977, as amended.

         "DEFAULT":  A party shall be in Default hereunder if:

                 (i) any representation or warranty of said party contained in this Agreement shall have been incorrect, incomplete or otherwise misleading when made or deemed to be made in any material respect; or

                 (ii) such party shall have failed to perform or otherwise breached in any material respect any of its covenants and obligations contained in this Agreement and, unless such failure or breach cannot by its nature be cured within the specified time period and prior to the Closing Date, such failure or breach shall remain uncured for 10 business days after notice thereof to the defaulting party by any other party hereto.

         "DISSENTING SHARES": The shares of Seller with respect to which holders thereof have timely and properly perfected their appraisal rights pursuant to Section 262 of the DGCL.

         "DGCL":  The General Corporation Law of the State of Delaware.

         "ERISA": The Employee Retirement Income Security Act of 1974, as amended.

         "EMPLOYEE PLAN": Any "employee benefit plan" (as that term is defined in Section 3(3) of ERISA) that is subject to any provisions of ERISA and covers any one or more of the directors, officers and employees of Seller or any Subsidiary, whether active or retired, by reason of employment by or service with Seller or any Subsidiary.

         "EXCHANGE ACT":  The Securities Exchange Act of 1934, as amended.

         "FDIA":  The Federal Deposit Insurance Act, as amended.

         "FDIC":  The Federal Deposit Insurance Corporation.

         "GAAP":  Generally accepted accounting principles.

         "GOVERNMENTAL AUTHORITY": Any federal, state, county, municipal or other local legislative, regulatory or judicial body or other entity with jurisdiction over all or any portion of any one or more of Seller, Buyer, the NFS Banks, or any of their respective properties, businesses and affairs.

         "HOLA":  The Home Owners' Loan Act of 1933, as amended.

         "IRC":  The United States Internal Revenue Code of 1986, as amended.

         "KNOWLEDGE": As to any person, and as of the date of the statement in question, such person's actual knowledge or what such person should have known in the ordinary exercise of that person's duties in the capacity referred to herein.

         "LAWS": Any and all statutes, laws, ordinances, rules, regulations, orders, permits, judgments, injunctions, decrees, case law and other rules of law enacted, promulgated or issued by any Governmental Authority.

         "MARKET VALUE": As of any day, the average, without respect to the number of shares traded, of the closing sale price of the Buyer Stock as reported on the Nasdaq NNM on each of the ten trading days immediately preceding the second Business Day prior to such day.

         "MATERIAL ADVERSE CHANGE IN BUYER": (a) Any material adverse change in the business, financial condition, or operating results of Buyer and the Buyer Subsidiaries taken as a whole (other than from changes in laws and regulations and GAAP affecting financial institutions generally) or the occurrence of any event or condition that would result in such a change; or (b) the existence of any pending or threatened litigation or administrative action which challenges any portion of the transactions contemplated hereby, and which, in the reasonable opinion of Seller, would be likely to enjoin consummation, or result in rescission, of any of such transactions to the detriment of holders of Seller Stock.

         "MATERIAL ADVERSE CHANGE IN SELLER": (a) any material adverse change in the business, financial condition, or operating results of Seller and the Subsidiaries taken as a whole (other than from changes in laws and regulations and GAAP affecting financial institutions generally) or the occurrence of any event or condition that would result in such a change; or (b) the existence of any pending or threatened litigation or administrative action which (i) creates any reasonable possibility that Seller or the Subsidiaries may incur a material loss that has not been reserved against (other than as set forth in the Seller Disclosure Schedule); or (ii) challenges any portion of the transactions contemplated hereby, and which, in the reasonable opinion of Buyer, would be likely to enjoin consummation, or result in rescission, of such transactions. The expenses of Seller related to the Merger, including those expenses contemplated hereby, shall not be taken into consideration in determining if there has been a Material Adverse Change in Seller.

         "MERGER": The merger of Acquisition Company with and into Seller in accordance with the terms and provisions of the Plan of Merger.

         "MERGER CONSIDERATION": Collectively, the Buyer Stock and cash to be received by the holders of the Seller Stock in accordance with Section 3.2 of this Agreement.

         "NHBCA":  The New Hampshire Business Corporation Act.

         "OPTION AGREEMENT": The Option Agreement by and between Buyer and Seller, dated as of the date hereof, in the form of Exhibit A hereto.

         "PEAT MARWICK": KPMG Peat Marwick LLP, independent public accountants with respect to Buyer and with respect to Seller.

         "PROXY STATEMENT/PROSPECTUS": The proxy statement and prospectus to be used to solicit Seller's stockholders for the approvals required to consummate the transactions contemplated by this Agreement, and to offer Buyer Stock in connection therewith.

         "REGISTRATION STATEMENT": The registration statement filed with the SEC by Buyer for the purpose of registering the Buyer Stock to be issued as part of the Merger Consideration, in the form declared effective by the SEC, together with all amendments and supplements thereto, as declared effective by the SEC.

         "REGULATIONS": The rules and regulations of the FDIC, the OTS and any other Governmental Authority.

         "REGULATORY APPROVALS": Each and every consent, approval, expiration of a waiting period and similar action or inaction by any governmental authority (including, without limitation, the FDIC, OTS, the United States Federal Trade Commission, the United States Department of Justice, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Massachusetts Board of Bank Incorporation and the New Hampshire Board of Trust Company Incorporation) that is required under any applicable statute, regulation or other legal or governmental requirement in connection with and as a condition precedent to the consummation of the Merger and any other transactions contemplated by this Agreement.

         "SEC":  The United States Securities and Exchange Commission.

         "SECURITIES ACT":  The Securities Act of 1933, as amended.

         "SELLER DISCLOSURE SCHEDULE": All of the disclosure schedules required by Article IV dated as of the date hereof and referenced to the specific sections and subsections of Article IV and delivered herewith.

         "SELLER ESOP": The NFS Financial Corp. Employee Stock Ownership Plan, effective January 1, 1986, as amended.

         "SELLER OPTIONS": Options to purchase shares of the Seller Stock, or any other rights, granted by Seller pursuant to NFS Financial Corp. Stock Option Plan.

         "SUBSIDIARY": Each corporation, partnership or other business enterprise, including the NFS Banks, which is consolidated with Seller for financial reporting purposes or of which Seller owns, directly or indirectly, 25% or more of the outstanding capital stock or other ownership interest.

         "SURVIVING CORPORATION": Seller, as the surviving corporation of the Merger.

         "TAX RETURNS": All federal, state and local tax returns, reports and declarations of estimated tax with respect to income and all other applicable taxes, and all other tax returns and reports, the filing of which is required by applicable Laws (including returns and reports with respect to taxes withheld from or imposed in respect of employees' wages and with respect to deposit accounts, of interest and dividends paid, of interest received, and of all other payments made or received).

         "TUCKER ANTHONY": Tucker Anthony Incorporated, the Seller's financial adviser.

                                  ARTICLE III

                                   THE MERGER

         3.1 THE MERGER. On the Closing Date, Acquisition Company shall be merged with and into Seller as permitted by and in accordance with applicable Laws and on the terms and subject to the conditions contained in this Agreement and the Plan of Merger. Simultaneously with the effectiveness of the Merger,
(a) the separate existence of Acquisition Company shall cease and (b) Seller, as the Surviving Corporation, shall continue to exist under and be governed by the DGCL. Upon the effectiveness of the Merger, the certificate of incorporation and bylaws of the Surviving Corporation shall be the certificate of incorporation and bylaws of Acquisition Company as in effect immediately prior to the Merger. Upon the effectiveness of the Merger, the directors and officers of the Surviving Corporation shall be those persons who were the directors and officers of the Acquisition Company immediately prior to the Merger. The Merger shall become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, unless a different date and time is specified as the effective time in such Certificate of Merger.

         3.2     CONSIDERATION FOR SELLER STOCK.  In order to consummate the
Merger:

         3.2.1 CONVERSION OF SELLER STOCK. On the Closing Date, subject to adjustment as provided in Section 3.2.2, each issued and outstanding share of the Seller Stock, other than Dissenting Shares, shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, be converted into the right to receive (i) $20.15 in cash and (ii) 0.2038 share of Buyer Stock. In the event that the Closing Date is after September 1, 1995 and the condition in Section 6.1.3 has been satisfied prior to September 1, 1995, the per share Merger Consideration shall be increased by a cash amount determined by multiplying (x) the number of calendar days from and including September 1, 1995 through but excluding the Closing Date by (y) $0.005.

         3.2.2 ADJUSTMENT OF MERGER CONSIDERATION.

         (a) If, as a result of the Closing Market Value of Buyer Stock being less than $43.50, Seller elects to terminate this Agreement pursuant to Section 8.2.3(d) and Buyer exercises the right to negate such termination as provided therein, the per share Merger Consideration shall be increased so that the sum of the cash and the Closing Market Value of Buyer Stock comprising the per share Merger Consideration equals $29.00. The increase shall take the form of additional cash or Buyer Stock valued at the Closing Market Value, as Buyer may elect, or, alternatively, Buyer may elect to make the per share Merger Consideration all cash at $29.00 per share.

         (b) If the Closing Market Value of Buyer Stock is greater than $63.00, the per share Merger Consideration shall be adjusted by reducing the Buyer Stock portion so that the sum of the cash and the Closing Market Value of Buyer Stock comprising the per share Merger Consideration equals $33.00.

         3.2.3 FRACTIONAL SHARES. Certificates for fractions of shares of Buyer Stock will not be issued. In lieu of a fraction of a share of Buyer Stock, each holder of Seller Stock otherwise entitled to a fraction of a share of Buyer Stock shall be entitled to receive an amount of cash equal to (i) the fraction of a share of Buyer Stock to which such holder would otherwise be entitled, multiplied by (ii) the Closing Market Value of Buyer Stock. Following consummation of the Merger, no holder of Seller Stock shall be entitled to dividends or any other rights in respect of any such fraction.

         3.2.4 CANCELLATION OF UNISSUED AND TREASURY SHARES. No payment shall be made in respect of authorized but unissued shares of the Seller Stock or treasury shares of Seller Stock, and such shares shall be canceled upon the Closing.

         3.2.5 DISSENTING SHARES. Notwithstanding anything to the contrary herein, Dissenting Shares shall not be converted into or represent a right to receive the consideration specified in Sections 3.2.1 and 3.2.2, but the holder thereof (to the extent that such holder, as of the Effective Time of the Merger, has not effectively withdrawn or lost his dissenters' rights) shall be entitled only to such rights as are granted by applicable Law.

         3.3 SELLER OPTIONS. Upon the effectiveness of the Merger, each Seller Option then outstanding and unexercised shall be converted automatically into an option under the Buyer's 1988 Stock Option Plan ("Buyer's Plan") to purchase shares of Buyer Stock in an amount and at an exercise price determined as provided below and otherwise subject to the terms of the Buyer's Plan:

                 (i) The number of shares of Buyer Stock to be subject to the new option shall be equal to the product of the number of shares of Seller Stock subject to the original option and the Adjustment Factor, provided, that any fractional shares of Buyer Stock resulting from such multiplication shall be rounded to the nearest share; and

                 (ii) The exercise price per share of Buyer Stock under the new option shall be equal to the exercise price per share of Seller Stock under the original option divided by the Adjustment Factor, provided that such exercise price shall be rounded up to the nearest cent.

         The "Adjustment Factor" shall be the factor determined by dividing the per share Merger Consideration (valuing the Buyer Stock portion of the Merger Consideration at the Closing Market Value) by the Closing Market Value of Buyer Stock.

         The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the IRC) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the IRC. The duration and other terms of the new option shall be the same as the original option, except that all references to Seller shall be deemed to be references to Buyer.

         3.4 BUYER OPTION. Concurrently with the execution of this Agreement, Seller and Buyer shall execute and deliver the Option Agreement. Buyer and Seller confirm that the execution and delivery of the Option Agreement constitute a material inducement to them to enter into this Agreement and that absent the execution and delivery of the Option Agreement, they would not enter into this Agreement on the terms and subject to the conditions contained herein.

         3.5 ACQUISITION COMPANY STOCK. Each share of capital stock of Acquisition Company issued and outstanding on the Closing Date shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, be converted into the same number of shares of common stock of the Surviving Corporation.

         3.6 BUYER STOCK ADJUSTMENTS. The Buyer Stock portion of the per share Merger Consideration shall be subject to appropriate adjustments in the event that, subsequent to the date of this Agreement but prior to the Closing Date, the outstanding Buyer Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, or other like changes in Buyer's capitalization.

         3.7 EXCHANGE OF SELLER STOCK. To effect the exchange of Seller Stock for the Merger Consideration:

         3.7.1 BUYER TO MAKE MERGER CONSIDERATION AVAILABLE. At or prior to the Closing Date, Buyer shall deposit, or shall cause to be deposited, with a bank or trust company selected by Buyer (and reasonably acceptable to Seller) (the "Exchange Agent"), for the benefit of the holders of certificates of Seller Stock (the "Certificates"), for exchange in accordance with this Section 3.7, certificates representing the shares of Buyer Stock and cash which together constitute the Merger Consideration (such certificates for shares of Buyer Stock and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued and paid, respectively, pursuant to this Agreement in exchange for outstanding shares of Seller Stock.

         3.7.2   EXCHANGE PROCEDURES.

         (a) As soon as practicable after the Closing Date, Buyer shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates at the Closing Date a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) containing instructions for use in effecting the surrender of the

Certificates. Seller shall have the right to approve the form of the letter of transmittal, which approval shall not unreasonably be withheld.

         (b) Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, duly executed, the holder of such Certificates shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Buyer Stock to which such holder of Seller Stock shall have become entitled pursuant to the provisions of this Agreement, and
(y) a check representing the amount of cash, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Agreement and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash and unpaid dividends and distributions, if any, payable to holders of Certificates.

         (c) After the Closing Date, there shall be no transfers on the stock transfer books of Seller of the shares of Seller Stock which were issued and outstanding immediately prior to the Closing Date. If, after the Closing Date, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Buyer Stock and cash as provided in this Section 3.7.

         (d) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Seller for 120 days after the Closing Date shall be paid to Buyer. Any shareholders of Seller who have not theretofore complied with this
Section 3.7 shall thereafter look only to Buyer for payment of their shares of Buyer Stock, cash and unpaid dividends and distributions of the Buyer Stock deliverable in respect of each share of Seller Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Buyer, Seller, the Exchange Agent nor any other person shall be liable to any former holder of shares of Seller Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (e) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer, the posting by such person of a bond in such amount as Buyer may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the shares of Buyer Stock and cash deliverable in respect thereof pursuant to this Agreement.



                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

         4.1 REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby makes the following representations and warranties to Buyer, each of which is being relied upon by Buyer as a material inducement to enter into and perform this
Agreement:

         4.1.1 ORGANIZATION OF SELLER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now being conducted, which business is described in Seller's Annual Report on Form 10-K for the year ended December 31, 1993 filed with the SEC. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the employees or of the properties or assets owned or leased by it makes such licensing or qualification necessary. The certificate of incorporation and bylaws of Seller and all amendments thereto to the date hereof (true, correct, and complete copies of which have been filed as exhibits to Seller's reports under the Exchange Act) are in full force and effect as of the date of this Agreement. The minute books of Seller reflect all meetings held and contain complete and accurate records of all corporate actions taken by Seller's board of directors (or any committee thereof) and stockholders.

         4.1.2   SUBSIDIARIES.  (a)  Section 4.1.2(a) of the Seller
Disclosure Schedule contains a true, correct and complete list of the Subsidiaries, and sets forth the correct name of each Subsidiary, the jurisdiction in which it is incorporated or otherwise organized, each jurisdiction in which such Subsidiary is qualified to do business as a foreign corporation, the number of shares of capital stock or other ownership interest outstanding and the number of such shares or interests and the respective ownership percentage held by Seller or any other Subsidiary. All the shares of capital stock or other ownership interest of a Subsidiary that are owned by Seller or a Subsidiary are owned free and clear of any liens, claims, charges or other encumbrances. Each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has full corporate power and authority to own or lease its properties and assets and to carry on its business as now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the employees or of the properties or assets owned or leased by it makes such licensing or qualification necessary. The minute books of each Subsidiary reflect all meetings held and contain complete and accurate records of all corporate actions taken by such Subsidiary's board of directors (or any committee thereof) and stockholder(s). There is no agreement to which Seller or any Subsidiary is subject with respect to the issuance, sale, or voting of issued or unissued shares of the capital stock of such Subsidiaries.

         4.1.3 CAPITALIZATION. The entire authorized capital stock of Seller consists of 15,000,000 shares of the Seller Stock, of which 2,770,367 shares have been issued and are outstanding as of the date hereof, and 5,000,000 shares of preferred stock, $.01 par value per share, of which none has been issued or is outstanding as of the date hereof. All the issued and outstanding shares of the Seller Stock and the capital stock of each corporate Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable, free of any preemptive right, and with no personal liability attaching to the ownership thereof. Except for the Seller Options and the Buyer Option, there are no options, warrants, calls, preemptive rights or commitments of any character relating to the authorized but unissued capital stock or treasury stock or any other equity security of Seller or any Subsidiary or any securities or obligations convertible into or exchangeable for or giving any person any right to subscribe for or acquire from Seller or any corporate Subsidiary any shares of such capital stock, nor are there any stock appreciation rights, limited rights or other similar rights or obligations of Seller or any Subsidiary exercisable upon any circumstance, including upon a change in control of Seller or any Subsidiary. The Seller Options, in the aggregate, grant to the holders thereof the right to acquire up to 204,286 shares of the Seller Stock. The Seller Options and the Buyer Option have been validly and properly issued. Section 4.1.3 of the Seller Disclosure Schedule contains a true, correct and complete list of the holders of all Seller Options, identifying with respect to each such holder the number of shares of the Seller Stock subject to such option, the date of grant, the exercise price, the vesting schedule and the expiration date.

         4.1.4 AUTHORIZATION. Seller has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the approval of this Agreement by the stockholders of Seller entitled to vote thereon and to the receipt of all Regulatory Approvals, to consummate the transactions contemplated by this Agreement in accordance with the terms hereof. This Agreement has been duly authorized by the board of directors of Seller and, except for the approval of the stockholders of Seller as to this Agreement and the Merger, no other corporate proceedings on the part of Seller or any Subsidiary are necessary to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and legally binding obligation of Seller enforceable against Seller in accordance with its terms.

         4.1.5 NON-CONTRAVENTION. The execution and delivery of this Agreement by Seller does not, and the performance of this Agreement by Seller, in accordance with the terms hereof, will not (a) violate any provision of the charter or certificate of incorporation or bylaws of Seller or any Subsidiary or (b) conflict with or result in a breach of, or default under, or result in the creation of any lien, claim, charge or other encumbrance upon any of the assets or properties of Seller or any Subsidiary pursuant to the provisions of, or right of termination or acceleration under, any agreement, mortgage, indenture or other document or instrument to which Seller or any Subsidiary is a party or by which Seller, any Subsidiary or any of their respective properties or assets is bound.

         4.1.6   PROPERTIES AND ASSETS; ENVIRONMENTAL MATTERS.

         (a) Except for (a) items reflected in the financial statements of Seller as of September 30, 1994, (b) exceptions to title that do not interfere materially with any Subsidiary's use and enjoyment of owned or leased





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real property (other than real property acquired through foreclosure or a transaction in lieu of foreclosure), (c) liens for current real estate taxes not yet delinquent, or being contested in good faith, properly reserved against (and reflected on the financial statements referred to in Section 4.1.8 below), and (d) properties and assets sold or transferred in the ordinary course of business consistent with past practice since September 30, 1994, Seller and the Subsidiaries have good and, as to owned real property, marketable and insurable title to all their respective properties and assets, including the properties and assets reflected in the financial statements of Seller as of September 30, 1994, whether real, personal, tangible or intangible, free and clear of all liens, claims, charges and other encumbrances. Seller and the Subsidiaries, as lessees, have the right under valid and subsisting leases to occupy, use and possess all property leased by them. All properties and assets used by Seller and the Subsidiaries are in good operating condition and repair suitable for the purposes for which they are currently utilized.

         (b) Except as set forth at Section 4.1.6(b) of the Seller Disclosure Schedule, to the Knowledge of any of Seller's officers and directors and those of its Subsidiaries, none of Seller, any Subsidiary or any predecessor in title of any of them has used any real property owned, leased, subject to purchase, or otherwise occupied or to be occupied by Seller or any of the Subsidiaries for the manufacture, handling, disposal, or storage of hazardous wastes, petroleum products, polychlorinated biphenyls, chemicals, pollutants, contaminants, pesticides, radioactive substances, or other toxic materials, or other materials or substances (in each such case, other than small quantities of such substances in retail containers) regulated under the environmental or public health Laws (collectively, "Hazardous Substances"). Except as set forth at Section 4.1.6(b) of the Seller Disclosure Schedule, to the Knowledge of any of Seller's officers and directors and those of its Subsidiaries, no Hazardous Substances have been manufactured, stored, or discharged on any property owned, leased, subject to purchase, or occupied or to be occupied by Seller or any of the Subsidiaries, and all real property owned, leased, subject to purchase, or occupied or to be occupied by Seller or any of the Subsidiaries is free from Hazardous Substances and from asbestos, and asbestos compounds, except for such Hazardous Substances, asbestos and asbestos compounds which are present on or in such real property in compliance with applicable Laws.

         (c) Except as set forth at Section 4.1.6(c) of the Seller Disclosure Schedule, neither Seller nor any Subsidiary has violated during the last five years or is in violation of or liable under any environmental or public health laws, including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act and its state counterparts.

         4.1.7 BOOKS AND RECORDS. Except as set forth at Section 4.1.6(c) of the Seller Disclosure Schedule, true and complete copies of the charter and bylaws, and of the minute books, of Seller and of each Subsidiary, as in effect on the date hereof, have been made available to Buyer.

         4.1.8   FINANCIAL STATEMENTS.

         (a) Seller has previously delivered or made available to Buyer accurate and complete copies of the consolidated statements of financial condition of Seller as of December 31, 1993, and the related consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 1993, 1992 and 1991, in each case accompanied by the audit report of Peat Marwick, and the unaudited consolidated statements of financial condition of Seller as of September 30, 1994 and 1993, and the related unaudited consolidated statements of income, stockholders' equity and cash flows for the nine months ended September 30, 1994 and 1993. The consolidated statements of financial condition of Seller referred to herein (including the related notes, where applicable) fairly present the consolidated financial condition of Seller as of the respective dates set forth therein, and the related consolidated statements of income, stockholders' equity and cash flows (including the related notes, where applicable) fairly present the consolidated results of operations, stockholders' equity and cash flows of Seller for the respective periods or as of the respective dates set forth therein.

         (b) Each of the financial statements referred to in Section 4.1.8(a) has been prepared in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. The audits of Seller and the Subsidiaries have been conducted in accordance with generally accepted auditing standards. The books and records of Seller and the Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements.

         (c) Except (i) as set forth in Section 4.1.8(c) of the Seller Disclosure Schedule, (ii) for those liabilities that are fully reflected or reserved against on the consolidated statement of financial condition of Seller as of September 30, 1994 delivered to Buyer and (iii) for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 1994, neither Seller nor any of its Subsidiaries has or has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, is, or could reasonably be expected to result in, a Material Adverse Change in Seller or the Surviving Corporation.

         4.1.9 ABSENCE OF CHANGES. Except with respect to the transactions contemplated hereby, since September 30, 1994, (i) the business of Seller and each Subsidiary has been conducted only in the ordinary course consistent with past practice, (ii) there has not been any Material Adverse Change in Seller (except for the effects of adjustments under Statement of Financial Accounting Standards No. 115 on the investment securities available for sale and the mortgage-backed securities available for sale of Seller or its Subsidiaries through November 30, 1994), (iii) there has not been any material change in any policy or practice followed by Seller nor any Subsidiary in the ordinary course of business, (iv) neither the Seller nor any Subsidiary has incurred any material liability, except in the ordinary course of its business consistent with prudent banking practices, (v) there has not been any agreement, contract or commitment entered into, or agreed to be entered into, except for those in the ordinary course of business, none of which has caused a Material Adverse Change in Seller; (vi) there has not been any increase in or establishment of any bonus, insurance, severance (including severance after a change in control), deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of any stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase, life insurance or split dollar life insurance, retiree medical or life insurance, or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Seller or any Subsidiary, except, with respect to cash compensation, in the ordinary course of business consistent with past practice; and (vii) there has not been any change in any of the accounting methods or practices of the Seller or any Subsidiary other than changes required by applicable law or GAAP.

         4.1.10   LEGAL PROCEEDINGS.

         (a) Section 4.1.10 of the Seller Disclosure Schedule sets forth a description of all legal, administrative or other claims, actions, suits or other proceedings pending, or to the Knowledge of any of Seller's officers and directors or those of any Subsidiary, threatened, to which Seller or any Subsidiary is a party (other than mortgage foreclosure proceedings on single-family residences or other routine legal proceedings) before any court or arbitration tribunal or before or by any Governmental Authority. Neither Seller nor any Subsidiary is a party to any pending or, to the Knowledge of any of Seller's officers and directors, threatened legal, administrative or other claim, action, suit, investigation, arbitration or proceeding challenging the validity or propriety of any of the transactions contemplated by this Agreement or the Option Agreement. Neither Seller nor any Subsidiary is subject to any judgment, order, writ, injunction, decree or arbitration award.

         (b) Except as set forth at Section 4.1.10(b) of the Seller Disclosure Schedule, there are no claims, actions, suits, or other proceedings pending, or, to the Knowledge of any of Seller's officers and directors or those of any Subsidiary, threatened by or against any officer, director, agent, or employee of Seller or any Subsidiary in connection with the business, assets or properties of Seller or any Subsidiary.

         4.1.11  CERTAIN CONTRACTS.

         (a) Except as set forth at Section 4.1.11 of the Seller Disclosure Schedule or as have been filed as an exhibit to Seller's Annual Report on Form 10-K for the year ended December 31, 1993 or to subsequent reports filed with the SEC under the Exchange Act prior to the date hereof, and except as contemplated by this Agreement, neither Seller nor any Subsidiary is a party to or is bound or affected by, or receives benefits under (i) any material agreement, arrangement or understanding not made in the ordinary course of business; (ii) any agreement, arrangement or understanding relating to the employment, election, retention in office or severance of any present or former director, officer or employee of Seller or any Subsidiary; (iii) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of Seller or any Subsidiary upon execution of this Agreement or upon or following consummation of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events); (iv) any agreement, arrangement or understanding with a labor union; (v) any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the OTS, the FDIC, the SEC or any other regulatory agency; or (vi) any other agreement, arrangement or understanding which would be required to be filed as an exhibit to Seller's Annual Report on Form 10-K under the Exchange Act and which has not been so filed, in each case whether written or oral. True and complete copies of all written contracts, arrangements and understandings listed at Section
4.1.11 of the Seller Disclosure Schedule, as in effect on the date hereof, have been made available to Buyer.

         (b) Neither Seller nor any Subsidiary is in default under, or with the giving of notice or the lapse of time, or both, would be in default under, any of the terms or conditions of any contract, agreement or commitment to which Seller or any Subsidiary is a party (including but not limited to the matters listed in paragraph (a) above). To the Knowledge of any of Seller's officers and directors, or those of any of the Subsidiaries, there has occurred no default or event which, with the giving of notice or the lapse of time, or both, would constitute a default by any other party to any such contract, agreement, or commitment.

         4.1.12 INSURANCE. All insurance policies and bonds maintained by Seller and the Subsidiaries are in full force and effect and have been in full force and effect at all times during which Seller or any Subsidiary had any insurable interest in the subject of such insurance policies and bonds. As of the date hereof, neither Seller nor any Subsidiary has received any notice of cancellation or amendment of any such policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. True and complete copies of all such policies and bonds referred to in this Section 4.1.12 have been made available to Buyer. Section 4.1.12 of the Seller Disclosure Schedule sets forth a true and complete list of all claims pending under each such policy or bond.

         4.1.13  EMPLOYEE BENEFIT PLANS AND MATTERS.

         (a) Except as set forth at Section 4.1.13(a) of the Seller Disclosure Schedule, neither Seller nor any Subsidiary maintains, administers, or otherwise contributes to or has any liability to or under any Employee Plan. For purposes of this Section 4.1.13, "Seller" shall include any controlled group (within the meaning of Section 414(b) of the IRC) of which Seller is a member, all trades or businesses under common control (within the meaning of Section 414(c) of the IRC) of which Seller is a member and all affiliated service groups (within the meaning of Section 414(m) of the IRC) of which Seller is a member. True, correct and complete copies of each Employee Plan identified on the Seller Disclosure Schedule, including amendments and trust agreements relating thereto, have been made available to Buyer, together with
(i) a complete and correct copy of the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such Employee Plan, (ii) a true, correct and complete copy of the most recent actuarial valuation report, if any, prepared in connection with any such Employee Plan, and (iii) a true, correct and complete copy of the most recent summary plan description (including any summaries of material modifications) of each such Employee Plan. None of such Employee Plans is a "multiemployer plan," as defined in Section 3(37) of ERISA, and neither Seller nor any Subsidiary has been obligated to make a contribution to any such multiemployer plan within the past five years. Since its inception, each such Employee Plan which is intended to be qualified under Section 401(a) of the IRC (a "Qualified Plan") has been operated and administered in all material respects in accordance with the requirements for a qualified plan under Section 401(a) of the IRC and each trust maintained in connection with each Qualified Plan has been operated and administered in all material respects in accordance with the requirements for a qualified trust under Section 401(a) of the IRC and for a tax exempt trust under Section 501 of the IRC. Seller has received from the Internal Revenue Service a determination letter with respect to the qualification of each such Employee Plan and has delivered to Buyer a true and complete copy of the most recent determination letter for each Qualified Plan, as well as all correspondence relating to the application therefor. The representations made as a part of the application for each such determination letter were true and complete when made and continue to be true and complete. Nothing has occurred since the date of the most recent applicable determination letter that would adversely affect the qualified status of any Qualified Plan and any trust forming a part thereof.

         (b) True and complete copies of all Benefit Arrangements of Seller have been made available to Buyer. Except as set forth at Section 4.1.13(b) of the Seller Disclosure Schedule or as set forth in the Seller financial statements referred to in Section 4.1.8 above, neither Seller nor any Subsidiary has any liability to or under any Benefit Arrangement.

         (c) Except as set forth at Section 4.1.13(c) of the Seller Disclosure Schedule, each of the Employee Plans and Benefit Arrangements of Seller and its Subsidiaries is in compliance with the requirements prescribed by any and all applicable laws and regulations, including, but not limited to, ERISA and the IRC. Except as set forth at Section 4.1.13(c) of the Seller Disclosure Schedule, no Employee Plan of Seller and its Subsidiaries which is subject to Title IV of ERISA has been terminated other than in a standard termination under Section 4041(b) of ERISA and no condition exists that could constitute grounds for the termination of any such Employee Plan under Section 4042 of ERISA. Neither Seller nor any Subsidiary has incurred, or reasonably expects to incur, any liability to the Pension Benefit Guaranty Corporation, except for required premium payments which have been paid when due. Neither Seller nor any Subsidiary nor any Employee Plan of Seller and its Subsidiaries has engaged in a "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the IRC, which could subject any of them or Buyer or Acquisition Company to material liability under Section 409 or 502(i) of ERISA or Section 4975 of the IRC. Neither Seller nor any Subsidiary has incurred or reasonably expects to incur any material withdrawal liability under Title IV of ERISA. No Employee Plan of Seller and its Subsidiaries subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the IRC, or both, has any "accumulated funding deficiency," as defined in Section 302(a)(2) of ERISA, whether or not waived, or "unfunded current liability" as defined in Section 412(l) of the IRC, taking into account contributions made within the period described in Section 412(c)(10) of the IRC. Neither Seller nor any Subsidiary failed to make any contribution or pay any amount due and owing as required by the terms of any Employee Plan or Benefit Arrangement. No events have occurred or are reasonably expected to occur with respect to any Employee Plan of Seller or any Subsidiary that would cause a material change in the value of the assets (except, with respect to the Seller ESOP, for changes in the market value of the Seller Stock) or amount or present value of accrued benefits and other liabilities of such Employee Plan.

         (d) Except as set forth at Section 4.1.13(d) of the Seller Disclosure Schedule, no assets of any Employee Plan other than the Seller ESOP are directly or indirectly invested in any personal or real property used by Seller or any stock, obligations or securities issued by Seller.

         (e) No Employee Plan, Benefit Arrangement or other agreement, plan or arrangement, individually or collectively, provides for any payment by Seller or any Subsidiary to any employee or independent contractor, in connection with or as a result of the transactions contemplated by this Agreement, that is not deductible under Section 162(a)(1), 280G or 404 of the IRC.

         (f) Neither Seller nor any Subsidiary is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is Seller or any Subsidiary the subject of any material proceeding asserting that Seller or any such Subsidiary has committed an unfair labor practice or seeking to compel Seller or such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike involving Seller or any Subsidiary pending or, to the Knowledge of any of Seller's directors and officers, threatened, nor to their Knowledge is there any activity involving its or any Subsidiary's employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

         4.1.14  COMPLIANCE WITH APPLICABLE LAWS.  Except as set forth at
Section 4.1.14 of the Seller Disclosure Schedule, each of Seller and the Subsidiaries has complied with all Laws applicable to it or to the operation of its business and none of them has received any notice of any alleged claim, threatened claim or violation of or liability or potential responsibility under any such Laws that has not heretofore been cured and for which there is no remaining liability.

         4.1.15 REGULATORY FILINGS AND REPORTS. Since January 1, 1990, each of Seller and the Subsidiaries has filed all documents required to be filed by it under federal securities Laws or applicable savings and loan and savings bank Laws and regulations, and all such documents, as finally amended, were complete and accurate, complied in all material respects as to form and substance with all applicable Laws and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         4.1.16 TAX MATTERS. Except as set forth at Section 4.1.16 of the Seller Disclosure Schedule:

         (a) Seller has timely filed on behalf of itself and all of the Subsidiaries, with the appropriate Governmental Authorities, the Tax Returns. All of the Tax Returns are accurate and complete in all material respects.

         (b) Seller and the Subsidiaries have collected and withheld all taxes which they are or have been required to collect or withhold and have timely submitted all such collected and withheld amounts to the appropriate authorities. Seller and the Subsidiaries are in compliance with the back-up withholding and information reporting requirements under the IRC, and the rules and regulations of the Internal Revenue Service thereunder.

         (c) All federal, state and local taxes, due and payable by Seller or any Subsidiary thereof pursuant to the Tax Returns, or pursuant to any assessment with respect to taxes, penalties or interest in any of such jurisdictions, have been accrued or paid.

         (d) The reserves for taxes contained in the financial statements (including the notes thereto) described in Section 4.1.8 of this Agreement are adequate to cover the tax liabilities, including penalties and interest, of Seller and the Subsidiaries for all periods up to and including September 30, 1994.

         (e) Neither Seller nor any Subsidiary has received any notice of any deficiency or assessment or proposed deficiency or assessment by the Internal Revenue Service or any other taxing authority in connection with the Tax Returns which, individually or in the aggregate, exceeds $50,000 and which has not been resolved. There is no action, suit, proceeding, audit, examination, investigation, or claim pending, or to the Knowledge of any of Seller's officers and directors, or those of any of the Subsidiaries, threatened, in respect of any taxes for which Seller or any Subsidiary thereof is or may become liable if such action, suit, proceeding, audit, examination, investigation, or claim were to be resolved, in whole or in part, adversely to Seller or any Subsidiary thereof. To the Knowledge of any of Seller's officers and directors, or those of any of the Subsidiaries, no fact exists which constitutes grounds for the assessment of material additional taxes with respect to Seller or any Subsidiary. Seller has made available to Buyer a true, correct and complete copy of the agreement for the allocation or sharing of taxes among the Seller and the Subsidiaries.

         (f) Except as set forth at Section 4.1.16(f) of the Seller Disclosure Schedule, neither Seller nor any Subsidiary has waived any Law fixing, or consented to the extension of, any period of time for assessment of any tax. Section 4.1.16(f) of the Seller Disclosure Schedule sets forth a true and complete list of all tax returns of Seller and its Subsidiaries which are open to audit.

         (g) Each of the NFS Banks is, and for all taxable years for which the applicable statute of limitations on assessment of taxes has not run on the date hereof has been, a "domestic building and loan association" as defined in
Section 7701(a)(19) of the IRC, with a "qualifying assets test" ratio for purposes of such definition of not less than 60 percent.

         4.1.17 BROKER'S FEES. Except for payments due to Tucker Anthony from Seller as a result of the Merger and pursuant to that certain letter agreement between Seller and Tucker Anthony dated as of September 21, 1994 (the "Tucker Agreement"), a true, correct and complete copy of which has been provided to Buyer, no agent, finder, broker, investment banker or other person or entity acting on behalf or under authority of Seller or any Subsidiary is or will be entitled to any fee as compensation for services as broker or finder or any other commission or similar fee directly or indirectly in connection with this Agreement, or any of the transactions contemplated hereby.

         4.1.18 INTELLECTUAL PROPERTY. Except where there would be no Material Adverse Change in Seller, Seller and each Subsidiary owns or possesses valid and binding licenses and other rights to use without payment all material patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in its businesses and neither Seller nor any Subsidiary has received any notice of conflict with respect thereto that asserts the right of others. Seller and each Subsidiary have in all material respects performed all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing, except where such nonperformance or default would not, individually or in the aggregate, result in a Material Adverse Change in Seller.

         4.1.19 TAKEOVER RESTRICTIONS. (a) The Board of Directors of Seller has approved the transactions contemplated by this Agreement such that the supermajority vote provisions and restrictions of Section 203 of the DGCL and of Seller's Certificate of Incorporation will not apply to this Agreement or any of the transactions contemplated hereby.

         (b) No "business combination", "moratorium", "control share", or other federal or state antitakeover or change in control statute or regulation (collectively, "Antitakeover Provisions") other than HOLA, FDIA, BHCA or other banking regulatory statutes (i) prohibits or restricts Seller's ability to perform its obligations under this Agreement, or its ability to consummate the transactions contemplated hereby, (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof, (iii) would subject Buyer or Acquisition Company to any material impediment or condition in connection with the exercise of any of its rights under this Agreement or the Option Agreement, or (iv) would provide severance payments to any employee of Seller or any Subsidiary.

         4.1.20  MATTERS REGARDING THE NFS BANKS.

         (a) The NFS Banks are stock savings banks organized and validly existing under the laws of the United States of America. The NFS Banks are members in good standing of the Federal Home Loan Bank System.

         (b) All eligible deposit accounts issued by the NFS Banks are insured by the FDIC to the full extent permitted under applicable Law.

         (c) Neither of the NFS Banks is a party to any agreements, arrangements or understandings with, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, OTS or the FDIC which was a result of a violation of any Laws, restricts materially the conduct of its business, or relates in any manner to its capital adequacy, credit policies or management, nor has it or Seller been informed by the OTS or the FDIC that it is issuing or requesting any of the foregoing.

         (d) Each of the NFS Banks is a "qualified thrift lender" (as that term is used in Section 10(m) of HOLA).

         (e) No action currently is being taken, proposed or, to the Knowledge of Seller's directors and officers, threatened by the OTS or the FDIC to restrict the operations of the NFS Banks in any way, to issue a capital or other directive to the NFS Banks, to subject the NFS Banks to a supervisory, management, operating or other written agreement or a cease-and-desist order, nor to appoint a manager, conservator or receiver for the NFS Banks.

         (f) Except as disclosed at Section 4.1.20(f) of the Seller Disclosure Schedule, or except as noted in the OTS or FDIC examination reports of each of the NFS Banks referred to in Section 4.1.26 below and made available to Buyer, each of the NFS Banks has conducted its business in accordance with all applicable Laws, including, without limitation, disclosure, usury, equal credit opportunity, equal employment, fair credit reporting, antitrust and other Laws and the forms, procedures and practices used by each of the NFS Banks comply with such Laws.

         (g) NFS Bank has a CRA rating of "outstanding" and Plaistow has a CRA rating of "satisfactory". To the Knowledge of the officers and directors of Seller, since their last Federal regulatory authority examination of CRA compliance, there has been no protest of any application of either NFS Bank or Plaistow based on CRA compliance.

         4.1.21 RESERVES FOR LOSSES. All reserves or other allowances for possible losses reflected in Seller's most recent Quarterly Report on Form 10-Q filed with the SEC under the Exchange Act complied with all statutory and regulatory requirements, and except as specifically noted in the OTS or FDIC examination reports of the NFS Banks referred to in Section 4.1.26 below and made available to Buyer, neither Seller nor any Subsidiary has been notified by the OTS, the FDIC or Seller's independent auditor, in writing or otherwise, that such reserves are inadequate or that the NFS Banks' practices and policies in establishing such reserve and in accounting for delinquent and classified assets materially fails to comply with applicable accounting or regulatory requirements, or that the OTS, the FDIC or the independent auditors of Seller believe such reserves to be inadequate or inconsistent with the NFS Banks' historical loss experience.

         4.1.22 LOAN PORTFOLIO. Except as set forth in Section 4.1.22 of the Seller Disclosure Schedule, as of November 30, 1994, neither the Seller nor any Subsidiary is a party to any written or oral (a) loan agreement, note or borrowing arrangement (including, without limitation, leases and credit enhancements) (collectively, "Loans") the unpaid principal balance of which exceeds $100,000 and as to which the obligor was, as of that date, over 90 days delinquent in payment of principal or interest, or (b) Loan with any director, executive officer or, to the Knowledge of the officers and directors of Seller, five percent stockholder of the Seller or any Subsidiary. Section 4.1.22 of the Disclosure Schedule sets forth as of November 30, 1994, (i) all of the Loans in original principal amount in excess of $100,000 of the Seller or any Subsidiary that as of that date was classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Restructured", "Watch list" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, and (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Seller and the Subsidiaries that as of November 30, 1994 were classified as such, together with the aggregate principal amount of such Loans by category. Since November 30, 1994, there has been no material adverse change in the Loan portfolio of Seller and its Subsidiaries. Seller shall promptly inform Buyer in writing of any Loan the original principal balance of which exceeds $100,000 that becomes classified in the manner described in this Section 4.1.22, or any Loan the classification of which is materially and adversely changed at any time after the date of this Agreement.

         4.1.23 INVESTMENT SECURITIES. Section 4.1.23(a) of the Seller Disclosure Schedule sets forth the book and market value as of November 30, 1994 of the investment securities, mortgage backed securities and securities classified as available for sale by the Seller and each Subsidiary. Section 4.1.23(b) of the Disclosure Schedule sets forth the names of all the joint ventures in which the Seller or any Subsidiary has an investment (whether or not such joint ventures remain active). Except for pledges to secure public and trust deposits, borrowings, repurchase agreements and reverse repurchase agreements entered into in arms'-length transactions pursuant to normal commercial terms and conditions and other pledges required by law, none of the investments reflected in the consolidated balance sheet of the Seller included in its Quarterly Report on Form 10-Q for the period ended September 30, 1994, and none of the material investments made by the Seller or any of its Subsidiaries since September 30, 1994, is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment within a reasonable time.

         4.1.24  DERIVATIVE TRANSACTIONS.  Except as set forth in Section
4.1.24 of the Seller Disclosure Schedule, neither the Seller nor any of the Subsidiaries has engaged in transactions in or involving structured notes, forwards, futures, options on futures, swaps or other derivative instruments.

         4.1.25 DEPOSITS AND BORROWINGS. The deposit accounts and any borrowings of the NFS Banks comply in all material respects with all applicable Laws.

         4.1.26 EXAMINATION REPORTS. The last safety and soundness examinations of NFS Bank and Plaistow by the OTS or the FDIC prior to the date of this Agreement were performed as of June 27, 1994, and access to true, correct and complete copies of the reports of examination related thereto have been made available to Buyer. If either of NFS Bank or Plaistow was notified of any deficiencies as a result of said examinations or any prior examinations of either of NFS Bank or Plaistow by the OTS or the FDIC, it has taken action to correct each such deficiency, which action it believes is to the satisfaction of the appropriate agency, and it has not received notice of any kind that such action is inadequate, and if any changes in operating methods or organization were required by reason of such examinations, or such other examinations, such changes have been made.

         4.1.27 MATERIAL INTERESTS OF CERTAIN PERSONS. Except as disclosed in Seller's proxy statement for its 1994 annual meeting of shareholders or set forth in Section 4.1.27 of the Seller Disclosure Schedule, no officer or director of Seller or its Subsidiaries, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Seller or any of Seller's Subsidiaries that would be required to be disclosed in a proxy statement to shareholders under Regulation 14A of the Exchange Act.

         4.1.28 FAIRNESS OPINION. Seller has received from Tucker Anthony an opinion, dated the date of or immediately before the date of this Agreement, concluding that, in such financial adviser's opinion, the Merger Consideration is fair, from a financial point of view, to the Seller's stockholders.

         4.1.29 NO MISREPRESENTATION. None of the representations and warranties of Seller or any Subsidiary set forth in this Agreement, nor any matter disclosed in the Seller Disclosure Schedule or in any of the schedules, lists, certificates, exhibits or other documents prepared by Seller or any Subsidiary and delivered to Buyer hereunder or in connection with the transactions contemplated hereby (excluding the informational materials supplied to Buyer by Tucker Anthony, with respect to which neither Tucker Anthony nor Seller makes any representation except as set forth below) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. With respect to the informational materials supplied to Buyer by Tucker Anthony, Seller represents that such informational materials were prepared in good faith and to the Knowledge of Seller's officers and directors they are not, taken as a whole, untrue in any material respect.

         4.2 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby makes the following representations and warranties to Seller, each of which is being relied upon by Seller as a material inducement to enter into and perform this
Agreement:

         4.2.1   ORGANIZATION.

         (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Buyer has full corporate power and authority to own or lease its properties and assets and to carry on its business as now being conducted. Buyer is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the employees or of the properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not result in a Material Adverse Change in Buyer.

         (b) Acquisition Company is or will be at the Closing Date a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquisition Company has or will have at the Closing Date full corporate power and authority to participate in the Merger.

         4.2.2 SUBSIDIARIES. Each Buyer Subsidiary which is a Significant Subsidiary (within the meaning of Regulation S-X of the SEC) is duly organized, validly existing and in good standing under the laws of its state of incorporation or organization, has full corporate or similar power and authority to own or lease its properties and assets and to carry on its business as now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the employees or of the properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not result in a Material Adverse Change in Buyer. The shares of capital stock or other ownership interest of each such Buyer Subsidiary are owned by Buyer or a Buyer Subsidiary as set forth in Buyer's Annual Report on Form 10-K for the year ended December 31, 1993 filed with the SEC.

         4.2.3   CAPITALIZATION.

         (a) The entire authorized capital stock of Buyer consists of 50,000,000 shares of the Buyer Stock, of which 18,999,093 shares were issued and outstanding as of September 30, 1994, and 1,000,000 shares of preferred stock, $10.00 par value per share, none of which has been issued or are outstanding as of the date hereof. All the issued and outstanding shares of Buyer Stock have been duly authorized and validly issued and are fully paid and non assessable and were not issued in violation of any preemptive rights. When issued in accordance with the terms of this Agreement, the shares of Buyer Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, without liability attaching to the ownership thereof, and will not have been issued in violation of any preemptive rights.

         (b) All the issued and outstanding shares of capital stock of Acquisition Company have been or, at the Closing Date, will be duly authorized and validly issued, fully paid and nonassessable, will not have been issued in violation of any preemptive rights and will be owned by Buyer.

         4.2.4 AUTHORIZATION. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of all Regulatory Approvals, to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution, delivery and performance of this Agreement has been duly authorized by the board of directors of Buyer and has been or will be prior to the Closing Date duly authorized by the stockholder and board of directors of Acquisition Corporation, and no other corporate proceedings or stockholder approvals on the part of Buyer or Acquisition Company are necessary to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and legally binding obligation of Buyer enforceable against Buyer in accordance with its terms.

         4.2.5 NON-CONTRAVENTION. The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement, in accordance with the terms hereof, will not (a) violate any provision of the articles of incorporation or charter or bylaws of Buyer or Acquisition Company or (b) conflict with or result in a breach of, or default under, or result in the creation of any lien, claim, charge or other encumbrance upon any of the assets or properties of Buyer or Acquisition Company pursuant to the provisions of any provision of, any agreement, mortgage, indenture or other document or instrument to which Buyer or Acquisition Company is a party or by which it or any of their respective properties or assets are bound, or (c) violate any existing Laws binding on Buyer or Acquisition Company or any of their properties or assets.

         4.2.6 FINANCIAL MATTERS. (a) Buyer has previously delivered or made available to Seller accurate and complete copies of the consolidated balance sheets of Buyer as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 1993, 1992 and 1991, in each case accompanied by the audit report of Peat Marwick, and the unaudited consolidated balance sheets of Buyer as of September 30, 1994 and 1993, and the related unaudited consolidated statements of income, changes in stockholders' equity and cash flows for the nine months ended September 30, 1994 and 1993. The consolidated statements of financial condition of Buyer referred to herein (including the related notes, where applicable), fairly present the consolidated financial condition of Buyer as of the respective dates set forth therein, and the related consolidated statements of income, stockholders' equity and cash flows (including the related notes, where applicable) fairly present the consolidated results of operations, stockholders' equity and cash flows of Buyer for the respective periods or as of the respective dates set forth therein.

         (b) Each of the financial statements referred to in Section 4.2.6(a) has been prepared in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. The audits of Buyer have been conducted in accordance with GAAP. The books and records of Buyer and each Buyer Subsidiary included in such financial statements are being maintained in material compliance with applicable legal and accounting requirements.

         (c) Buyer has available to it sources of capital and financing sufficient to fulfill its obligations hereunder, including, without limitation, the obtaining of all Regulatory Approvals.

         4.2.7 ABSENCE OF CHANGES. Since September 30, 1994, the business of Buyer has been conducted only in the ordinary course consistent with past practice and there has not been any Material Adverse Change in Buyer, nor has there been any material change in any policy or practice followed by Buyer or any Buyer Subsidiary in the ordinary course of business.

         4.2.8 LEGAL PROCEEDINGS. Neither Buyer nor any Buyer Subsidiary is a party to any pending or, to the Knowledge of any of Buyer's officers and directors, threatened legal, administrative or other claim, action, suit, investigation, arbitration or proceeding challenging the validity or propriety of any of the transactions contemplated by this Agreement.

         4.2.9 REGULATORY FILINGS AND REPORTS. Since January 1, 1990, each of Buyer and the Buyer Subsidiaries has filed all documents required to be filed by it under federal securities laws or applicable federal and state savings and loan and savings bank laws and regulations, and all such documents, as finally amended, were complete and accurate, complied in all material respects as to form and substance with all applicable requirements of law and regulation and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         4.2.10 BROKER'S FEES. Except for payments due to Morgan Stanley & Co. Incorporated from Buyer as a result of the Merger, no agent, finder, broker, investment banker, person or firm acting on behalf or under authority of Buyer or Acquisition Company is or will be entitled to any fee as compensation for services as broker or finder or any other commission or similar fee directly or indirectly in connection with this Agreement or any of the transactions contemplated hereby.

         4.2.11 BENEFICIAL OWNERSHIP OF SELLER STOCK. As of the date hereof, neither Buyer nor any Buyer Subsidiary beneficially owns any shares of Seller Stock or has any option, warrant or right of any kind to acquire the beneficial ownership of any Seller Stock, other than pursuant to this Agreement and the Buyer Option. Section 4.2.11 of the Buyer Disclosure Schedule (which Section shall be updated hereafter by Buyer upon the request of Seller) sets forth the number of shares of Seller Stock, if any, beneficially owned by Buyer as of the date hereof, or the date of such update, as the case may be.

         4.2.12 MATTERS REGARDING BANKING SUBSIDIARIES. The Buyer Subsidiaries which are banks have the CRA ratings set forth in Section 4.2.12 of Buyer Disclosure Schedule. To the Knowledge of the officers and directors of Buyer, since their last Federal regulatory authority examination of CRA compliance, there has been no protest of any application of such Buyer Subsidiaries based on CRA compliance.

         4.2.13 NO MISREPRESENTATION. None of the representations and warranties of Buyer set forth in this Agreement nor any matter disclosed in any of the schedules, lists, certificates, exhibits or other documents delivered to Seller hereunder or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.


                                   ARTICLE V

                                   COVENANTS

         5.1     REGULATORY APPLICATIONS.

         (a) Upon the execution and delivery of this Agreement, the parties hereto shall thereupon cause to be prepared and filed, as soon as is reasonably practical, but not later than 45 days after the date of this Agreement, all required Applications and any other filings with Governmental Authorities that are necessary or contemplated for consummation of the Merger and the other transactions contemplated by this Agreement. Such filing deadline is subject to receipt by the filing party from the other party hereto of all information required in connection with the filing of such Applications and other filings. The parties hereto will use their best efforts to supply, on a timely basis, to the other party all information required in connection with the preparation and filing of such Applications and other filings. Such Applications and filings shall be in such forms as may be prescribed by the respective Governmental Authorities and shall contain such information as they may require. The parties hereto will cooperate with each other, including their respective attorneys, advisers and other representatives, and will use their best efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, Regulatory Approvals, and authorizations of Governmental Authorities and third parties which are necessary or contemplated to consummate the transactions contemplated by this Agreement. Buyer shall deliver to Seller, and Seller shall deliver to Buyer, reasonably in advance of the time it intends to file any such Application or other filing, a draft of the proposed Application or other filing, and each shall cooperate with the other in responding to and considering any reasonable questions or comments regarding such draft before it is finalized and filed, provided that such questions or comments are received on a timely basis so as to permit response or incorporation. Without limiting the generality of the foregoing, each of the parties shall have the right to review and approve in advance all characterizations of the information relating to it and any of its subsidiaries that appears in any Application to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each party shall deliver to the others, promptly after receipt, copies of all written communications regarding Applications and Regulatory Approvals and shall immediately advise the others of all oral communications regarding Applications and Regulatory Approvals.

         (b) If so requested by Buyer and in cooperation with Buyer, Seller and its directors and officers shall, and shall use their best efforts to cause the NFS Banks and their respective directors and officers to, promptly take all necessary corporate and other action, prepare and file all necessary documentation, make all necessary applications and filings and obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Authorities that are necessary to change the names of the NFS Banks, to amend the charter and by-laws of the NFS Banks, to convert the NFS Banks to a state or national bank charter or to merge the NFS Banks into a national banking association controlled by Buyer, so that such name changes, amendments, conversions or mergers may be consummated in conjunction with the consummation of the Merger, whether effective at the time of or immediately before or after the Merger.

         5.2     PROXY STATEMENT/REGISTRATION STATEMENT.

         (a) Upon the execution and delivery of this Agreement, Buyer shall thereupon cause to be prepared and filed with the SEC, as soon as reasonably practical, but not later than 45 days after the date hereof (provided that Seller has given to Buyer all information concerning Seller which is required for inclusion in the Registration Statement, including the Proxy Statement/Prospectus), a Registration Statement, including the Proxy Statement/ Prospectus, complying in form and substance in all material respects with the requirements of applicable Laws for the purpose of registering the Buyer Stock to be issued as part of the Merger Consideration and will use its best efforts to have the Registration Statement declared effective by the SEC upon receipt of the Regulatory Approvals, or as soon thereafter as possible and remain effective through the Closing Date.

         (b) Buyer shall deliver to Seller, reasonably in advance of the time it intends to file the Registration Statement with the SEC, a draft Registration Statement for review and comment upon all information relating to Seller and any of the Subsidiaries that appears in the Registration Statement. Buyer shall cooperate with Seller in responding to and considering any reasonable questions or comments regarding such draft Registration Statement before it is finalized and filed, provided that such questions or comments are received on a timely basis so as to permit response or incorporation.

         (c) If at any time after the Registration Statement is first filed with the SEC, and prior to the Closing Date, any event relating to Seller or any of the Subsidiaries should be discovered which should be set forth in an amendment of, or a supplement to, the Registration Statement, including the Proxy Statement/Prospectus, Seller shall promptly so inform Buyer, and will furnish all necessary information to Buyer relating to such event. Buyer shall thereupon cause an amendment to the Registration Statement to be filed with the SEC, and upon the effectiveness of such amendment, if appropriate, Seller will take any necessary action as promptly as practicable to permit an appropriate amendment or supplement to be transmitted to the holders of Seller Stock entitled to vote at the Stockholders Meeting, and will transmit such amendment or supplement as promptly as practicable.

         5.3     STOCKHOLDER APPROVAL.

         (a) Concurrent with calling the 1995 annual meeting of Seller's stockholders, or at such other time as Buyer and Seller may reasonably agree, but in no event earlier than five Business Days following the date the Registration Statement (including any amendments necessitated by Regulatory Approvals) is declared effective by the SEC, Seller will (i) duly and properly call, and give notice of, and thereafter cause to be convened and held no later than 30 days after such notice, a meeting of its stockholders (including any adjournment of such meeting which may be necessary), for the purpose of approving this Agreement (including the Plan of Merger) and for such other purposes as may be necessary to effect the transactions contemplated hereby (the "Stockholders Meeting"), and (ii) subject to the fiduciary duty of its directors, recommend to its stockholders the approval of this Agreement (including the Plan of Merger) and use its best efforts to obtain, as promptly as reasonably practical, such approval. Seller shall mail the Proxy Statement/Prospectus to its stockholders who are entitled to vote at the Stockholders

Meeting. Seller shall publish such notice or notices of the Stockholders Meeting as may be required, and at the times and in the form and manner required, by applicable provisions of federal and state statutes, regulations, rules, and orders.

         (b) At the time the Proxy Statement/Prospectus is mailed to the stockholders of Seller for the solicitation of proxies for the approvals referred to above and at all times subsequent to such mailing up to and including the Closing Date, Buyer shall cause the Proxy Statement/Prospectus (including any supplements thereto) and any other documents or notices delivered to stockholders in connection therewith:

                 (i) to comply in all material respects with applicable provisions of the Exchange Act and rules and regulations of the SEC thereunder and all other applicable Laws; and

                 (ii) with respect to all information set forth therein relating to Buyer and its subsidiaries, this Agreement, the Merger, the Option Agreement, and all other transactions contemplated hereby and thereby, to not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading, or necessary to correct any statement in an earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

         Buyer's obligations hereunder are subject to Seller promptly furnishing Buyer with the information relating to Seller and the Subsidiaries which is required under applicable Laws for inclusion in the Proxy Statement/Prospectus, which information Seller represents and warrants to Buyer shall not contain any statement which, at the time and in light of the circumstances under which it is furnished, is false or misleading with respect to any material fact or omits to state any material fact required to be stated therein or necessary in order to make the information furnished therein not false or misleading. Seller further represents and warrants to Buyer that it will amend, supplement or revise any information so furnished as necessary to make the foregoing sentence correct and true in all material respects at and as of all times from the date of the mailing of the Proxy Statement/Prospectus to the stockholders of Seller to and including the Closing Date.

         5.4     BLUE SKY LAWS.

         (a) Buyer shall take all actions necessary to have the shares of Buyer Stock to be delivered as part of the Merger Consideration qualified or registered for offering and sale, or to identify and perfect an exemption therefrom, under the securities or "Blue Sky" laws of each jurisdiction within the United States in which stockholders of Seller reside.

         (b) Buyer shall provide all notices and make all filings with the Nasdaq NNM as may be required in connection with the transactions contemplated hereby.

         5.5 OTHER APPROVALS. The parties shall cooperate and use their best efforts to obtain all written consents and approvals of other persons in connection with any lease or other agreement the benefits of which cannot be retained upon consummation of the transactions contemplated hereby without such written consent or approval.

         5.6     CONDUCT OF THE BUSINESS OF SELLER AND ITS SUBSIDIARIES.

         5.6.1 NEGATIVE COVENANTS. From and after the date of this Agreement up to and including the Closing Date, none of Seller or the Subsidiaries shall, except with the prior written consent of Buyer, do any one or more of the following:

         (a) Except for Seller Stock issued upon exercise of Seller Options existing at the date of this Agreement, issue, sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or encumbrances of any shares of Seller Stock or shares of stock of the NFS Banks or securities exercisable for or convertible into any such shares (including the grant of additional options or other rights under any option or similar plan of Seller) or stock appreciation or similar rights with respect to such shares;

         (b) (i) Amend or enter into any agreement with any employee establishing the terms of employment or severance or termination benefits or permit any such agreement to be so renewed or extended except as Buyer may otherwise request; (ii) adopt or establish any Employee Plan or Benefit Arrangement or, except as reasonably necessary to comply with applicable Law or to maintain the qualified status of a Qualified Plan, amend, supplement or otherwise modify any existing Employee Plan or Benefit Arrangement; or (iii) make additional grants or contributions under any existing Employee Plans or Benefit Arrangements except in accordance with past practices or as otherwise provided in this Agreement; provided that Seller's and its Subsidiaries contributions with respect to the 1994 year under any profit sharing plan or employee stock ownership plan shall not exceed the rate at which such contributions were accrued on their September 30, 1994 financial statements.

         (c) Other than with respect to increases consistent with past practices, increase the compensation payable to any director, officer or employee, or pay any bonuses to any officer or employee, except for salary increases for all officers and other employees of Seller and its Subsidiaries, as described at Section 5.6.1(c) of the Seller Disclosure Schedule.

         (d) Except as otherwise provided in this Agreement, incur any indebtedness with a maturity of one year or more other than deposits taken in the ordinary course of business consistent with past practice;

         (e) Sell, purchase or lease, or commit to sell, purchase or lease, any material assets, except for (i) transactions pursuant to legally binding agreements or commitments entered into or approved before the date hereof and disclosed to Buyer before the date hereof and (ii) transactions otherwise permitted by this Agreement;

         (f) Sell, purchase, open, close or relocate any banking office except as described at Section 5.6.1(f) of the Seller Disclosure Schedule;

         (g) Except as otherwise provided herein, pay any dividend, acquire any of its capital stock (by repurchase, tender, redemption or otherwise) or make any other capital distribution, except for quarterly cash dividends on the Seller Stock in accordance with past practice not exceeding $0.14 per share per quarter and except for cash dividends on the capital stock of the NFS Banks consistent with past practices;

         (h) Engage in any securities or other trading activity, except in the ordinary course of business and consistent with past practice, or acquire any securities with a final maturity of more than two years, or engage in transactions involving structured notes, forwards, futures, options on futures, swaps or other derivative instruments;

         (i) Make any capital expenditure in excess of $50,000, except in accordance with the budget terms supplied to Buyer by Seller before the date hereof, or in accordance with budget terms supplied to Buyer by Seller thereafter and specifically approved in writing by Buyer;

         (j) Make any change in its capital stock by split, reverse split, reclassification, reorganization, subdivision, or other similar action;

         (k) Amend its certificate of incorporation or charter (as the case may be) or by-laws;

         (l) Merge, combine, or consolidate with or into, or permit the merger into it of, any other corporation, association, trust, or entity or change in any manner the character of its business;

         (m) Change or modify in any way current accounting policy or practice with respect to Seller's financial statements prepared in accordance with GAAP except as may be required by GAAP or Governmental Authorities;

         (n) Engage in any other transaction that is not consistent with past practices and in the ordinary course of the business of Seller or such Subsidiary, as the case may be; or

         (o) Make any payment to any director, officer, employee or independent contractor, in connection with or as a result of the transactions contemplated by this Agreement, or otherwise, that is not deductible under either Section 162(a)(1) or 404 of the IRC;

         (p) Make any equity investment or commitment to make such an investment in equity securities or in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practice;

         (q) Take any action that is intended or reasonably can be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect as of any time to and including the Closing Date, or any of the conditions to the Merger or the other transactions contemplated by this Agreement set forth in Article VI not being satisfied in any material respect, or in any material violation of any provision of this Agreement or the Option Agreement, except, in each case, as may be expressly permitted by this Agreement or as may be required by applicable law, but only after reasonable consultation with Buyer;

         (r) Foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of Hazardous Material in amounts which, if such foreclosure were to occur, would result in a Material Adverse Change; or

         (s) Agree to do any of the foregoing or permit any of the foregoing to occur.

         5.6.2 AFFIRMATIVE COVENANTS. To the extent not otherwise restricted or limited by the terms of this Agreement, Seller and each of its Subsidiaries shall:

         (a) carry on its business in all material respects in substantially the same manner as heretofore conducted, except for changes approved in writing by Buyer; and

         (b) use its best efforts to preserve intact the business of Seller and its Subsidiaries, to keep available their present officers and key employees, to preserve the current relationships of customers and others having business relationships with Sellers and its Subsidiaries, and to comply in all material respects with applicable Laws; provided, however, that Buyer acknowledges that Seller has not made any representation regarding the continued service or employment of any director, officer or other employee of Seller or any Subsidiary, and that the retention of any such person is not a condition to Buyer's obligations to consummate the Merger.

         (c) maintain in full force and effect from the date of this Agreement through the Closing Date all insurance policies and bonds identified in Section 4.1.12 of the Seller Disclosure Schedule as now being in force with coverages and at least at levels now in force.

         5.6.3 DISCLOSURE STATEMENTS. Prior to the Closing, Seller promptly will supplement or amend the Seller Disclosure Schedule delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedule or which is necessary to correct any information in such Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to the Seller Disclosure Schedule shall affect the conditions to Buyer's obligation to consummate the Merger.

         5.7     INDEMNIFICATION AND INSURANCE.

         5.7.1 CERTIFICATE AND BYLAWS. Buyer agrees that the rights to indemnification provided to Seller's and each of the Subsidiary's directors and officers by such entities' certificate of incorporation or charter or bylaws as in effect on the date of this Agreement, and by applicable law and regulation shall survive the Closing Date and continue in full force and effect at least until and including the third anniversary of the Closing Date and as otherwise specified therein.

         5.7.2 INSURANCE. Buyer shall use its best efforts to obtain and maintain for a period of one year after the Closing Date an endorsement extending the period in which claims may be made under Seller's directors' and officers' liability insurance policy in effect on the date of this Agreement, or a policy of such other responsible carrier as Buyer may elect, with respect to causes of action that arise out of acts or omissions occurring on or before the Closing Date, provided, however, that in no event shall the Buyer be required to expend pursuant to this Section

5.7.2 more than an amount per year equal to 125% of current annual premiums paid by the Seller for such insurance (which premiums the Seller represents and warrants to be approximately $60,000 per annum in the aggregate).

         5.8     EMPLOYEE BENEFITS MATTERS.

         5.8.1 INSURANCE COVERAGES. (i) For the period from the Closing through December 31, 1995, Buyer and Buyer Subsidiaries will continue to provide the same or similar insurance coverages (medical, dental, life, accidental death and dismemberment, short- term disability, and long-term disability) to employees who were employees of Seller and/or its Subsidiaries on the Closing Date as those covering employees of Seller and its Subsidiaries on the date of this Agreement, except for increases in employee premiums reflecting any increases charged by insurance carriers and any changes required by applicable law. Effective as of January 1, 1996 or at any time thereafter, the foregoing insurance coverages provided by Seller and/or its Subsidiaries may at the option of Buyer be discontinued, in which case those employees who had been employees of Seller and its Subsidiaries will become eligible for the same insurance coverages generally available to the other employees of Buyer and Buyer Subsidiaries, subject to the applicable terms and conditions of the benefit plans providing such coverages.

         5.8.2 PERSONNEL POLICIES. Except as otherwise provided in this Agreement, all personnel policies and procedures of the Seller and/or its Subsidiaries will be discontinued as of the Closing Date and employees of the Seller and its Subsidiaries will become covered as of the Closing Date under the human resources policies and procedures of Buyer. For all purposes of applying the human resources policies and procedures of Buyer, the employees of Seller and its Subsidiaries will be treated as new employees as of the Effective Date.

         5.8.3 QUALIFIED PLANS. Buyer will maintain the Seller's Qualified Plans in effect through December 31, 1995. Thereafter Buyer will either maintain Seller's Qualified Plans or permit employees of Seller and its Subsidiaries to participate in Buyer's Savings, Profit Sharing and Stock Ownership Plan ("Savings Plan") and Buyer's Retirement Plan ("Retirement Plan") in accordance with their terms, as in effect from time to time, once such employees have satisfied the eligibility requirements under each such plan. If such employees are permitted to participate in Buyer's Savings Plan and Retirement Plan, they will receive credit in accordance with each such plan's terms for service with the Seller and its Subsidiaries for purposes of eligibility and vesting, but not accrual of benefits under such plans.

         In any plan year in which Buyer is maintaining a Qualified Plan of Seller that is a profit-sharing plan, the percentage of compensation that is contributed on behalf of participants in such profit sharing plan will not exceed the percentage of compensation that Buyer contributes on behalf of its own employees for such year under Buyer's Savings Plan.

         Nothing in this Section 5.8 or elsewhere in this Agreement will preclude Buyer from amending or terminating in its discretion any employee benefit plan maintained by Buyer.

         5.8.4 NO THIRD-PARTY BENEFICIARIES. This Section 5.8 reflects the agreements of the parties but does not create any rights or obligations except as among the parties to this Agreement, and it is specifically agreed that no present or future employee of the Seller or its Subsidiaries will be treated as a third-party beneficiary of the provisions of this Section 5.8. Nothing in this Section 5.8 or elsewhere in this Agreement will preclude Seller or any of its Subsidiaries from terminating the employment of any employee of Seller or its Subsidiaries, or preclude Seller from amending or terminating in its discretion any employee benefit plan maintained by Seller or any of its Subsidiaries.

         5.9     DIRECTORS, OFFICERS AND EMPLOYEES.

         (a) Buyer will invite at least three of the current directors of NFS Bank, and such additional number as it may determine after consultation with the Board of Directors of such bank, to continue to serve as directors at least until the annual meeting of such bank following the Closing Date.

         (b) Buyer and the Buyer Subsidiaries shall offer employment, as employees of Buyer or the Buyer Subsidiaries, immediately following the Closing Date, to any persons who, immediately before the Closing Date, are full time employees of Seller or any Seller Subsidiary. To the extent that the employment of any full-time employee of Seller or any Seller Subsidiary with at least three years of credited service (other than any employee who is party to an employment agreement or a severance agreement) or any of the employees listed at Section 5.9(b) of the Seller Disclosure Schedule (the "Scheduled Employees") is involuntarily terminated within one year following the Closing Date as a result of the elimination of a job position and such employee is not offered another position with Buyer or the Buyer Subsidiaries, such employee will be entitled to receive severance payments equal to two weeks of then-current base pay for each year of service (as determined pursuant to the Seller's retirement plan) at Seller or any Seller Subsidiary (including credited years of service for employees of Plaistow), provided that such severance shall not be less than two weeks or greater than six months of then-current base pay and, in the case of the Scheduled Employees, shall be two weeks.

         (c) Except as otherwise agreed to by the parties, following the Closing Date, Buyer shall assume all duties, liabilities and obligations of Seller under any existing Employment and Severance Agreements described at
Section 5.9(c) of the Seller Disclosure Schedule. Seller shall cooperate with Buyer and assist it in obtaining such amendments to the existing Employment and Severance Agreements as Buyer may reasonably request to assure continuity of management following the Merger.

         5.10    ACCESS TO INFORMATION.

         (a) From the date hereof until the Closing, and subject to legal requirements and fiduciary and commercial privacy rights and obligations, Seller and the Subsidiaries will authorize and permit Buyer, its representatives, accountants and counsel, to have access to all of the operations and activities of Seller and the Subsidiaries. From the date hereof until the Closing, Seller shall furnish to Buyer and its authorized representatives, upon reasonable notice and during ordinary business hours, access to all of its respective books, records and properties. Such examination shall be made in a manner that will not unreasonably interfere with the conduct of the business of the entity being examined and shall not affect or limit in any way any of the representations and warranties hereunder.

         (b) Simultaneously with the filing of any reports under the Exchange Act, Seller and Buyer shall furnish a copy thereof to each other. Seller shall likewise promptly furnish to Buyer copies of all of its and any of its Subsidiaries quarterly and annual financial reports filed with federal or state regulatory authorities, including, but not limited to, the OTS, the FDIC and the SEC, as well as access to any examination or similar reports received from such authorities, to the extent permitted by applicable law.

         (c) Seller shall provide to Buyer complete and correct copies of all reports presented to Seller or any of its Subsidiaries by their independent accountants after the date hereof and for any preceding fiscal years with respect to internal accounting controls. Seller represents and warrants that all recommendations made in such prior reports have been implemented.

         (d) To the extent permitted by Law, Seller shall provide Buyer, or its agents, counsel, and representatives access to (i) all examination reports of Seller or any Subsidiary, by the OTS or the FDIC from the date hereof through the Closing Date; (ii) any correspondence relating to such examination reports during such period; and (iii) any written agreements, arrangements or understandings entered into as a result of matters raised in such examination reports or correspondence;

         5.11 CONFIDENTIALITY. Any and all commercial, financial, technical, or other information regarding Seller, Buyer or their respective subsidiaries or their respective businesses, properties, and personnel, or that of their respective officers, directors, control persons, or affiliates, including such information obtained in accordance with Section 5.11 above (the "Confidential Information"), which is derived or results from access by such party (or their authorized agents and representatives) to the properties, books, contracts, commitments, and records of the other party or its subsidiaries pursuant to the provisions of this Agreement, whether obtained before or after the execution of this Agreement, shall be held in strict confidence; and the party in possession of the Confidential Information shall exercise the same degree of care with respect thereto, that it uses to preserve and safeguard its own confidential proprietary information. Such Confidential Information shall not directly or indirectly be divulged, disclosed or communicated to any other person or entity or used for any purposes other than those expressly contemplated by this Agreement, except as otherwise required by judicial or regulatory authorities having jurisdiction in respect thereof. Each party shall cause its authorized agents and representatives to maintain the confidentiality of Confidential Information. In the event the transactions contemplated by this Agreement are not consummated for any reason, the confidentiality of such Confidential Information shall be maintained by such party and its authorized agents and representatives (except to the extent that such Confidential Information can be shown to be previously known to such party or later acquired by it from legitimate sources or otherwise available to the public). Seller and Buyer acknowledge and agree that any prior agreements regarding the confidentiality of Confidential Information shall not merge into and shall survive the execution and delivery of this Agreement, except that to the extent that the terms and provisions of this Section impose more stringent restrictions and limitations on the parties, the terms and provisions of this Section shall supersede the previously executed and delivered confidentiality agreements.

         5.12 PUBLIC ANNOUNCEMENTS. Neither Buyer nor Seller shall make any press releases, announcements and other public disclosures relating to this Agreement, the termination of this Agreement, Regulatory Approvals or otherwise relating to any of the transactions contemplated by this Agreement without the prior consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned, provided that the foregoing shall not require Buyer to obtain Seller's consent for discussions with financial analysts in the ordinary course. Each party shall consult with the other regarding the form, substance, timing and method of distribution, and cooperate with each other in good faith in the development and distribution of all such public disclosure. Nothing contained in this Section shall prohibit any party from making any public disclosure which Buyer or Seller deems necessary in order to fulfill its respective disclosure obligations imposed by Law; provided, however, that the legal obligation to make such disclosure shall not relieve such party from its obligations under this Section to cooperate, consult with and seek the consent of the other party.

         5.13 NO SOLICITATIONS. From the date of this Agreement, through the Closing Date, neither Seller nor any Subsidiary, nor any of its or their directors, officers, advisers or other representatives shall, directly or indirectly, without the prior written consent of Buyer, solicit or encourage the solicitation from, or, subject to the conditions set forth below, engage in negotiations with any third party concerning any possible proposal regarding the issuance or sale of Seller Stock or other equity securities of Seller or a merger, consolidation, sale of substantial assets or other similar transaction involving Seller or any of the Subsidiaries. Notwithstanding the preceding sentence, Seller shall be permitted to engage in such negotiations with any third party provided such action is, based upon the written advice of Seller's counsel, required in accordance with the fiduciary duties of Seller's board of directors. Seller shall notify Buyer promptly in writing and in reasonable detail if any such proposal or offer, or inquiry or contact with respect thereto, is made or if any such negotiations occur. Seller agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Seller is a party.

         5.14 AFFILIATE LETTER. Seller shall use its best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of Seller (each an "Affiliate") to deliver to Buyer, as soon as practicable after the date of this Agreement, and prior to the date of the Stockholders Meeting, a written agreement, in substantially the form of Exhibit B hereto.

         5.15 CONDUCT OF BUYER AND BUYER SUBSIDIARIES. To the extent not otherwise restricted or limited by the terms of this Agreement, Buyer and each of the Buyer Subsidiaries shall:

         (a) Not take any affirmative action which would cause to not be true as of the Closing Date any of the representations and warranties of Buyer; and

         (b) Promptly notify Seller in writing of the existence or happening of any Material Adverse Change in Buyer, Default, or any event or matter that, with notice or passage of time, would constitute a Default.

         5.16 BEST EFFORTS. Each party hereto agrees to use such party's best efforts to cause the conditions within its control to be satisfied and to effect the Merger. Buyer, as the sole stockholder of Acquisition Company, shall cause Acquisition Company to take all such actions as may be required to effect the transactions contemplated by this Agreement.

         5.17 LIAISON. During the period from the date of this Agreement to the Closing Date, Seller will cause one or more of its designated representatives (i) to confer on a regular and frequent basis (not less than monthly) with representatives of Buyer to report on the general status of the ongoing operations of Seller and its Subsidiaries and (ii) to cooperate and communicate fully with respect to the manner in which the business of Seller will be operated after the Closing Date, the type and mix of products and services, personnel matters, branch alignment, the granting of credit, and problem loan management, reserve adequacy and accounting. In order to facilitate the foregoing, Seller and Buyer shall promptly establish a liaison committee (the "Committee") which will be chaired by representatives of Buyer and Seller and which will meet on a regular basis to discuss these matters and may establish sub-committees from time-to-time to pursue various issues.
During the period from the date of this Agreement to the Closing Date, Seller shall provide Buyer with timely and sufficient information to review new extensions of credit, renewals, and restructurings, securities, transactions and information detailing overall asset quality and risk, including interest rate risk.

         5.18 SYSTEM CONVERSIONS. From and after the date hereof, Buyer and Seller and its Subsidiaries shall meet on a regular basis to discuss and plan for the conversion of the Seller's data processing and related electronic informational systems to those used by Buyer and Buyer Subsidiaries, which planning shall include, but not be limited to, discussion of the possible termination by Seller and its Subsidiaries of third-party service provider arrangements effective at the Closing Date or at a date thereafter, non-renewal of personal property leases and software licenses used by Seller and its Subsidiaries in connection with its systems operations and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Seller and its Subsidiaries shall not be obligated to take any such action and, unless Seller otherwise agrees, no conversion shall in fact take place prior to the Closing Date. In the event that Buyer so requests in writing, and Seller or any of its Subsidiaries determines to take, and so takes, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Buyer shall indemnify Seller and such Subsidiary on terms reasonably satisfactory to Seller for any such fees and expenses, and the costs of reversing the conversion process, if for any reason the Closing does not occur in accordance with the terms of this Agreement.


                                   ARTICLE VI

                                   CONDITIONS

         6.1 CONDITIONS TO OBLIGATIONS OF ALL PARTIES. The obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the following conditions precedent:

         6.1.1 TERMINATION. This Agreement shall not have been terminated in accordance with its terms.

         6.1.2 REGULATORY APPROVALS. All Regulatory Approvals shall have been obtained; no Regulatory Approval shall contain any condition that would require any material modification or nonperformance of the terms of this Agreement or shall include any non- customary condition or requirement that, in the reasonable opinion of Buyer, would so materially and adversely affect the economic or business benefit to Buyer of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger; all Regulatory Approvals shall remain in full force and effect and all conditions and requirements set forth in any Regulatory Approvals that are required to be satisfied on or before the Closing Date, including the expiration of any waiting periods, shall have been satisfied or properly waived.

         6.1.3 STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved by the requisite vote of Seller's stockholders in accordance with applicable Laws and Seller's certificate of incorporation and bylaws.

         6.1.4   MATTERS REGARDING BUYER STOCK.

         (a) REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the SEC, shall remain effective and shall not be subject to a stop order or any threatened stop order.

         (b) LISTING. The shares of Buyer Stock to be issued as part of the Merger Consideration shall be approved for listing quotation on Nasdaq NNM.

         (c) BLUE SKY. The shares of Buyer Stock to be issued in exchange for Seller Stock as part of the Merger Consideration shall have been qualified or registered for offering and sale under the securities or "Blue Sky" Laws of each jurisdiction within the United States in which stockholders of Seller reside, and such qualification or registration is necessary, no order suspending the sale of such shares of Buyer Stock in any such jurisdiction shall have been issued on or before the Closing Date, such qualification or registration shall remain in effect and no proceedings to suspend the sale of such shares shall have been instituted or, to the Knowledge of any of Buyer's directors and officers, shall be contemplated.

         6.1.5 NO ORDERS, INJUNCTIONS OR RESTRAINTS: ILLEGALITY. No Governmental Authority or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger illegal or otherwise restricting, preventing or prohibiting consummation of the transactions contemplated by this Agreement, including the Merger.

         6.2 CONDITIONS TO THE OBLIGATIONS OF BUYER AND ACQUISITION COMPANY. The obligations of Buyer and Acquisition Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the following conditions precedent, any one or more of which may be waived by Buyer, in its sole and absolute discretion:

         6.2.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in this Agreement shall be true, correct and complete in all material respects when made on the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Buyer shall have received a certificate signed on behalf of Seller by the Chief Executive Officer and the Chief Financial Officer of Seller to the foregoing effect.

         6.2.2 OTHER APPROVALS. Except for such consents, approvals, permits and other authorizations that, if not obtained, would not, individually or in the aggregate, have a material adverse effect on the business, financial condition, results of operations or prospects of Seller and the Subsidiaries, taken as a whole, Seller shall have obtained (i) the consent or approval of other persons in connection with any lease, agreement, processing contract or other arrangement, the benefits of which cannot be retained upon consummation of the transactions contemplated hereby without such consent or approval and
(ii) all permits or other authorizations other than Regulatory Approvals required to consummate the transactions contemplated hereby.

         6.2.3 NO MATERIAL ADVERSE CHANGE. As of the Closing Date, there shall have been no Material Adverse Change in Seller from that which was represented and warranted on the date of this Agreement pursuant to this Agreement, it being understood that the update provided pursuant to Section
5.6.3 of this Agreement does not constitute a waiver or other consent to any Material Adverse Change in Seller.

         6.2.4 COMPLIANCE. Seller shall have in all material respects performed all obligations and agreements and complied with all covenants contained in this Agreement to be performed and complied with by Seller on or prior to the Closing Date. There shall not exist a Default or matter that, with notice and/or passage of time, would constitute a Default by Seller under this Agreement.

         6.2.5 ACCOUNTANT'S LETTER. Buyer shall have received from Peat Marwick, independent accountants, a letter dated the date of the Proxy Statement/Prospectus and the Closing Date (a) with respect to Seller's consolidated financial position and results of operation, which letter shall be based upon SAS 72 and certain agreed upon procedures to be specified by Buyer, which procedures shall be consistent with applicable professional standards for letters delivered by independent accountants in connection with comparable transactions, and (b) to the effect that:

                 (i) with respect to Seller, they are independent accountants within the meaning of Rule 101 of the Code of Professional Ethics of the American Institute of Certified Public Accountants and applicable SEC requirements; and

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                 (ii)     it is their opinion that the audited financial
         statements of Seller and the Subsidiaries included or incorporated by reference in the Proxy Statement/Prospectus comply as to form in all material respects with Regulation S-X and other applicable accounting requirements.

         6.2.6 LEGAL OPINION. Buyer shall have received the opinion of Hogan & Hartson, L.L.P., counsel to Seller, dated the Closing Date, in a form that is customary for transactions of this type. Such counsel may rely upon the certificates of officers and directors of Seller and its Subsidiaries and of public officials as to any matter in such opinion which involves matters of fact, and upon opinions of local counsel, reasonably acceptable to Buyer.

         6.2.7 DISSENTING SHARES. Immediately prior to the Closing not more than 330,000 Shares of Seller Stock shall be Dissenting Shares.

         6.2.8 SUBSIDIARY DIRECTORS. Buyer shall have received the resignations of such of the directors of the Subsidiaries, including the NFS Banks, as Buyer shall have requested.

         6.2.9 KEY EMPLOYEES. Each of the key employees of Seller or its Subsidiaries named at Section 6.2.9(a) of the Seller Disclosure Schedule and at least three of the key employees of Seller or its Subsidiaries named in Section 6.2.9(b) of the Seller Disclosure Schedule shall have been from the date of this Agreement through the Closing Date an employee of Seller or its Subsidiaries, except as such employee's employment may have terminated as a result of death or disability.

         6.2.10 CORPORATE ACTIONS OF THE NFS BANKS. Any name change, charter amendment, by-law amendment, charter conversion, or merger of the NFS Banks requested by Buyer shall have been authorized by all necessary corporate action and all necessary permits, consents, approvals and authorizations of third parties and Governmental Authorities shall have been obtained so that such name change, charter amendment, by-law amendment, conversion or merger may be consummated in conjunction with consummation of the Merger.

         6.3 CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the following conditions precedent, any one or more which may be waived by Seller, at its sole and absolute discretion:

         6.3.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in this Agreement and as of the date of this Agreement shall be true, correct and complete in all material respects when made on the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer to the foregoing effect.

         6.3.2 NO MATERIAL ADVERSE CHANGE. As of the Closing Date, there shall have been no Material Adverse Change in Buyer from that which was represented and warranted on the date of this Agreement pursuant to this Agreement.

         6.3.3 COMPLIANCE. Buyer and Acquisition Company shall have in all material respects performed all obligations and agreements and complied with all covenants contained in this Agreement to be performed and complied with by Buyer and Acquisition Company on or prior to the Closing Date. There shall not exist a Default or matter that, with notice and/or passage of time, would constitute a Default by Buyer or Acquisition Company under this Agreement.

         6.3.4 LEGAL OPINION. Seller shall have received the opinion of Palmer & Dodge, counsel to Buyer, dated the Closing Date, in a form that is customary for transactions of this type. Such counsel may rely upon the certificates of officers and directors of Buyer and Buyer's Subsidiaries and of public officials as to any matter in such opinion which involves matters of fact, and upon opinions of local counsel, reasonably acceptable to Seller.





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                                  ARTICLE VII

                                    CLOSING

         7.1 TIME AND PLACE OF CLOSING. The Closing shall take place on the Closing Date at 9:00 a.m. Boston, Massachusetts Time at Buyer's corporate office, located at 175 Federal Street, Boston, Massachusetts, or at such other time and place on the Closing Date as the parties may mutually agree.

         7.2 BUYER DELIVERIES. On the Closing Date, Buyer shall deliver or cause to be delivered to Seller or, in the case of the Merger Consideration, to an exchange and payment agent, selected by Buyer and reasonably acceptable to Seller (the "Agent"), with each instrument being dated as of the Closing Date and fully executed, attested, notarized and acknowledged, as appropriate, as follows:

         7.2.1 The Merger Consideration shall be paid in accordance with the provisions of Section 3.7.

         7.2.2 Such certificates, executed by the Chief Executive Officer, President or any Executive or Senior Vice President and attested by the Clerk or any Assistant Clerk of Buyer, as may be reasonably necessary to evidence the satisfaction or waiver of the Closing Conditions set forth in Section 6.2.

         7.2.3 Photocopies of all Regulatory Approvals received by Buyer and/or Acquisition Company certified as true, correct and complete by any officer of Buyer.

         7.2.4 A certificate of the Clerk or Secretary of each of Buyer and Acquisition Company with respect to all resolutions of their respective Board of Directors authorizing the execution, delivery and performance of this Agreement and the Merger, the resolutions of Buyer as sole stockholder of Acquisition Company approving this Agreement and the Merger, the incumbency and specimen signatures of the persons executing on behalf of Buyer or Acquisition Company any documents and instruments delivered pursuant to this Agreement, the by-laws of Buyer and Acquisition Company and such other similar matters as Seller or its counsel may reasonably request.

         7.2.5 A certificate, executed by the Exchange Agent, as to such matters as may be necessary to evidence the implementation of the Merger.

         7.2.6 Evidence of the directors' and officers' liability insurance as provided in Section 5.7.2.

         7.2.7 The certificate as to representations and warranties as required by Section 6.3.1 hereof.

         7.2.8 Such other documents and instruments as Seller may deem reasonably necessary to consummate the Merger and any other transactions contemplated by this Agreement, provided that such documents and instruments are consistent with the parties' intent as expressed in this Agreement.

         7.3 SELLER DELIVERIES. On the Closing Date, Seller shall deliver or cause to be delivered to Buyer and Acquisition Company, with each document and instrument being dated as of the Closing Date and fully executed, attested, notarized and acknowledged, as appropriate, the following:

         7.3.1 Such certificates executed by the President, Chief Executive Officer, or any Executive or Senior Vice President and attested by the Secretary or any Assistant Secretary of Seller and the NFS Banks, as may be reasonably necessary to evidence the satisfaction or waiver of the Closing Conditions set forth in Section 6.3.

         7.3.2 Photocopies of all Regulatory Approvals received by Seller, certified as true, correct and complete by any officer of Seller.

         7.3.3 A certificate of the Secretary of Seller, with respect to all resolutions of its Board of Directors authorizing the execution, delivery and performance of this Agreement, all resolutions of the stockholders of Seller with respect to their approval of this Agreement and the Merger, the incumbency and specimen signatures of the persons executing on behalf of Seller any documents and instruments delivered pursuant to this Agreement, the by-laws of Seller and such other similar matters as Buyer or Acquisition Company may reasonably request.

         7.3.4 A certificate, executed by the Seller's transfer agent and in form and substance reasonably satisfactory to Buyer, stating that, to such transfer agent's knowledge, the stock transfer records of Seller are complete and correct, reflect all issuances and transfers of the capital stock of Seller and have been maintained in accordance with industry standards in the normal course of such transfer agent's business, and stating such additional matters as may be reasonable and necessary in connection with implementation of the Plan of Merger. The Seller's transfer agent shall further certify that, with respect to its duties and responsibilities as Seller's transfer agent, it is not aware of any violation of applicable Laws.

         7.3.5 The certificate as to representations and warranties as required by Section 6.2.1 hereof.

         7.3.6 Such other documents and instruments as Buyer or Acquisition Company may deem reasonably necessary to consummate the Merger and any other transactions contemplated by this Agreement, provided that such documents and instruments are consistent with the parties' intent as expressed in this Agreement.

         7.4     FEES AND CLOSING COSTS.

         7.4.1 Each party shall pay all fees and costs of its own attorneys, accountants, financial advisers and other professionals incurred in connection with the transactions contemplated by this Agreement, and Buyer and Acquisition Company hereby expressly consent to the payment by Seller, before or simultaneously with the Closing, of such fees and costs for which Seller is responsible under this Section.

         7.4.2 Except as provided in Section 7.4.1 above, expenses in connection with obtaining approval of the transactions contemplated hereby by the stockholders of Seller, including, without limitation, expenses in connection with the printing and mailing of the Proxy Statement/Prospectus shall be paid by Seller.

         7.4.3 Expenses in connection with obtaining the Regulatory Approvals shall be paid by Buyer.

         7.4.4 Expenses in connection with the registration, quotation and "Blue Sky" registration and approvals of the Buyer Stock shall be paid by Buyer.

         7.4.5 All other fees and expenses incurred in connection with the transactions contemplated hereby shall be paid by the party incurring such expenses.


                                  ARTICLE VIII

                                  TERMINATION

         8.1 MUTUAL CONSENT. The parties may terminate this Agreement at any time by mutual written agreement.

         8.2 OTHER TERMINATION. Provided that there does not then exist any Default by the party or parties giving such notice, Seller, on the one hand, or Buyer, on the other, may terminate this Agreement by giving notice (a "Termination Notice") to the other at the time designated in this Section or, in the absence of such designation, at any time up to and including the Closing Date, if any one or more of the following shall have occurred and be continuing:

         8.2.1 TERMINATION BY ANY PARTY. Any party may terminate this Agreement under any one or more of the following circumstances:

         (a) At any time after December 31, 1995, if the Closing shall not have occurred for any reason other than a Default by the party giving such notice;

         (b) This Agreement is not approved by the requisite vote of Seller's stockholders at the Stockholders Meeting referred to in Section 5.3 (including any adjournment thereof);

         (c) Any Application for Regulatory Approval is denied or withdrawn and 90 days shall have passed without a petition for rehearing, a request for reconsideration or an amended application being filed with the appropriate Governmental Authority; or

         (d) A court or other Governmental Authority of competent jurisdiction shall have issued an order, writ, injunction or decree or shall have taken any other action permanently restraining or otherwise prohibiting the Merger and such order, writ, injunction, decree or other action shall have become final and nonappealable.

         8.2.2 TERMINATION BY BUYER. Buyer may terminate this Agreement under any one or more of the following circumstances:

         (a)     At any time if there shall have occurred a Default by Seller;

         (b)     On the Closing Date, if any Closing Condition set forth in
Section 6.1 or Section 6.2 shall not have been satisfied; or

         (c) At any time if a Material Adverse Change in Seller has occurred.

         8.2.3 TERMINATION BY SELLER. Seller may terminate this Agreement under any one or more of the following circumstances:

         (a) At any time if there shall have occurred a Default by Buyer or Acquisition Company;

         (b)     On the Closing Date, if any Closing condition set forth in
Section 6.1 or Section 6.3 shall not have been satisfied;

         (c) At any time if a Material Adverse Change in Buyer has occurred; or

         (d) Prior to the Closing Date, by notice to Buyer if the Closing Market Value of Buyer Stock shall be less than $43.50; PROVIDED that Buyer may negate such termination by notifying Seller prior to 5:00 p.m., Boston, Massachusetts time, on the Closing Date of its election to adjust the Merger Consideration as provided in Section 3.2.2 (any notice under this clause to be given by personal delivery in writing or by telephone communication confirmed by receipted facsimile).

         8.3 TERMINATION FEE. In order to induce Buyer to enter into this Agreement and to reimburse Buyer for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, the Seller will make a cash payment to Buyer of $900,000 (the "TERMINATION FEE") if and only if:

                 (a) (i) Buyer or Seller has terminated this Agreement pursuant to Section 8.2.1(b) or (ii) Buyer has terminated this Agreement pursuant to Section 8.2.2(a), and

                 (b) (i) within twelve (12) months of any such termination, (A) the Seller shall have entered into an agreement to engage in an Acquisition Transaction with any person other than Buyer or any Buyer Subsidiary or (B) the Board of Directors of the Seller shall have approved an Acquisition Transaction or recommended that shareholders of the Seller approve or accept any Acquisition Transaction with any person other than Buyer or any Buyer Subsidiary, or (ii) in the case of a termination pursuant to
                          Section 8.2.1(b), at the time of such termination it shall have been publicly announced that any person (other than Buyer or any Buyer Subsidiary) shall have
                          (x) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction or
                          (y) filed an application or notice in draft or final form with the OTS, the Board of Governors of the Federal Reserve System or any other regulatory authority identified in the "Regulatory Approvals" definition of this Agreement, for approval or clearance to engage in an Acquisition Transaction.

Any payment required by the previous sentence will be payable by Seller to Buyer (by wire transfer of immediately available funds to an account designated by Buyer) within five business days after demand by Buyer. In the event of a termination under circumstances that would trigger a payment under this Section 8.3, the standstill provisions contained in the Confidentiality Agreement shall terminate.

         For purposes of this Agreement, "ACQUISITION TRANSACTION" shall mean
(i) a merger, consolidation or other similar transaction with Seller or any of it Subsidiaries, (ii) any sale, lease or other disposition of 15% or more of the consolidated assets of Seller and its Subsidiaries, taken as a whole, in a single transaction or series of transactions, or (iii) any issuance, sale, transfer, exchange or other disposition of (including by way of merger, consolidation, share exchange, acceptance of a tender or exchange offer or any similar transaction) securities representing 15% or more of the voting power of Seller or any Subsidiary.

         8.4 EFFECT OF TERMINATION. Except as expressly provided otherwise herein, termination of this Agreement pursuant to this Article shall not relieve any party of any liability for a Default or other breach, default or nonperformance under this Agreement.


                                   ARTICLE IX

                                 MISCELLANEOUS

         9.1 NOTICES. Unless expressly provided otherwise in this Agreement, any notice, request, demand or other communication required to be given under this Agreement shall be in writing, shall be deemed to be given or delivered (a) on the date of personal delivery of the notice, request, demand or other communication at or before 5:00 p.m. Boston, Massachusetts Time, (b) on the third Business Day after the day of mailing of such notice, request, demand or other communication by United States Registered Mail or United States Certified Mail, postage prepaid, or (c) on the next Business Day after mailing of such notice, request, demand or other communication by express courier, freight charges prepaid, to the parties (including any person or entity designated for receipt of a photocopy thereof) at the following addresses or at such other address as any of the parties may hereafter specify in the aforementioned manner:

If to Buyer and/or Acquisition Company:
                                         BayBanks, Inc.
                                         175 Federal Street
                                         Boston, Massachusetts 02110
                                         Attention:  Michael W. Vasily,
                                                       Executive Vice President

With a copy to:                          Palmer & Dodge
                                         One Beacon Street
                                         Boston, Massachusetts 02108
                                         Attention:  Jerry V. Klima, Esq.

If to Seller:                            NFS Financial Corp.
                                         157 Main Street
                                         Nashua, New Hampshire  03060
                                         Attention: James H. Adams, President

With a copy to:                          Hogan & Hartson, L.L.P.
                                         Columbia Square
                                         555 Thirteenth Street N.W.
                                         Washington, D.C.  20004-1109
                                         Attention:
                                         David B. H. Martin, Jr., Esq.

         9.2 ENTIRE AGREEMENT. Except as expressly provided otherwise in this Agreement, this Agreement, together with the Option Agreement constitutes the entire agreement of the parties hereto with respect to the matters addressed herein and therein and, except as expressly set forth herein, supersedes all prior or contemporaneous contracts, covenants, agreements, representations, warranties and statements, whether written or oral, with respect to such matters.

         9.3 AMENDMENT. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by Seller's stockholders; provided, however, that after any approval of the transactions contemplated by this Agreement by Seller's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the Merger Consideration other than as contemplated by this Agreement. This Agreement may not be amended, changed, modified or terminated, except by written instrument executed by all parties to this Agreement.

         9.4 WAIVER. Except as expressly provided herein, no waiver by any party of any failure or refusal of any other party to comply with its obligations under this Agreement shall be deemed a waiver of any other or subsequent failure or refusal to so comply by such other party. No waiver shall be valid unless in writing signed by the party to be charged and only to the extent therein set forth.

         9.5 SEVERABILITY. If any term or provision of this Agreement or application thereof to any person or circumstances shall, to any extent, be found by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each other term or provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law unless, as a result, the intent of the parties as expressed in this Agreement would be violated.

         9.6 CAPTIONS. The title of this Agreement and the headings of the various paragraphs of this Agreement have been inserted only for the purposes of convenience, and are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

         9.7 GOVERNING LAW. This Agreement shall be construed and enforced according to the laws of the State of Delaware applicable to agreements made and entirely to be performed within such jurisdiction except to the extent federal law may be applicable, unless and to the extent that the laws of the United States govern the performance of this Agreement.

         9.8 NO THIRD PARTY BENEFICIARIES. Except as expressly provided herein, this Agreement is made and entered into for the sole protection and benefit of the parties hereto, and no other person or entity shall have any right of action hereon, right to claim any right or benefit from the terms contained herein or be deemed a third party beneficiary hereunder.

         9.9 ASSIGNABILITY. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective transferees, successors and assigns; provided, however, that neither this Agreement nor any rights, privileges, duties and obligations of the parties hereto may be assigned or delegated by any party hereto without the prior written consent of all the parties to this Agreement and any such purported or attempted assignment shall be null and void ab initio and of no force or effect.

         9.10 PARTIES NOT PARTNERS. Nothing contained in this Agreement shall constitute any party as a partner with, agent for or principal of any one or more of the other parties or their successors and assigns.

         9.11 NO SURVIVAL. None of the representations, warranties, covenants or agreements contained herein shall survive the Closing, except to the extent that performance thereof is to occur subsequent to Closing Date. No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth in this Agreement.

         9.12 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all action and do, or cause to be done, all things necessary, proper or desirable to satisfy the Closing Conditions and to consummate and make effective the Merger and the other transactions contemplated by this Agreement. If, any time after the Closing Date, any further action is necessary, proper or desirable to effect the purposes of this Agreement, the proper officers and directors of each party of this Agreement shall take all such further action.

         9.13 ALTERNATIVE STRUCTURE. Notwithstanding anything to the contrary contained in this Agreement, prior to the Closing, Buyer shall be entitled to revise the structure of the Merger and related transactions provided that each of the transactions comprising such revised structure shall
(i) not subject any of the stockholders to adverse tax consequences or change the amount of Merger Consideration to be received by such stockholders and (ii) be capable of consummation without material delay. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

         9.14    TIME OF ESSENCE.  Time is of the essence of this Agreement.

         9.15 COUNTERPARTS. This Agreement and the documents and instruments to be executed and delivered pursuant to this Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                        BAYBANKS, INC.



                                        By:   /s/ Michael W. Vasily
                                           ---------------------------
                                        Its:  Executive Vice President
                                            --------------------------
ATTEST


By:      /s/ Jerry V. Klima
   ------------------------
Its:     Assistant Clerk
    -----------------------


                                        NFS FINANCIAL CORP.



                                        By:    /s/ James H. Adams
                                           ----------------------
                                        Its:   President / CEO
                                            ---------------------

ATTEST


By:      /s/ Albert R. Rietheimer
   ------------------------------
Its:     Treasurer / CFO
    -----------------------------

                                LIST OF EXHIBITS
                                ----------------

EXHIBITS:

  EXHIBIT A        OPTION AGREEMENT [INCLUDED AS APPENDIX B TO THIS FORM S-4]

  EXHIBIT B        AFFILIATE LETTER [INCLUDED AS APPENDIX C TO THIS FORM S-4]

                                                                      APPENDIX B



                       THE TRANSFER OF THE OPTION GRANTED
                       ----------------------------------
              BY THIS AGREEMENT IS SUBJECT TO RESALE RESTRICTIONS
              ---------------------------------------------------

                                OPTION AGREEMENT

                 OPTION AGREEMENT, dated as of December 22, 1994 (this "Agreement"), between NFS FINANCIAL CORP., a Delaware corporation ("Issuer"), and BayBanks, Inc., a Massachusetts corporation ("Grantee").

                                  WITNESSETH:

                 WHEREAS, Issuer, and Grantee have entered into an Acquisition Agreement, dated as of December __, 1994 (the "Acquisition Agreement"), which was executed by the parties hereto prior to the execution of this Agreement; and

                 WHEREAS, as a condition and inducement to Grantee's entering into the Acquisition Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as defined below).

                 NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Acquisition Agreement, the parties hereto agree as follows:

                 SECTION 1. Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 274,266 fully paid and non-assessable shares of common stock, par value $.01 per share of Issuer ("Issuer Common Stock") (which number of shares is equal to 9.9% of the number of outstanding shares of Issuer Common Stock on the date hereof), at a price of $21.50 per share (the "Initial Price"); provided, however, that in the event Issuer issues or agrees to issue any additional shares of Issuer Common Stock at a price less than the Initial Price (other than up to 204,286 shares pursuant to existing stock options), as adjusted pursuant to Section 5(b) hereof, such price shall be equal to such lesser price (such price, as adjusted, is hereinafter referred to as the "Option Price"). The number of shares of Issuer Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

                 SECTION 2. (a) Grantee may exercise the Option, in whole or part, at any time and from time to time following the occurrence of a Purchase Event (as defined below); provided that the Option shall terminate and be of no further force and effect upon the earliest to occur of (i) the time immediately prior to the effective time of the Merger pursuant to Section 8.1 of the Acquisition Agreement, (ii) 12 months after the first occurrence of a Purchase Event, (iii) 12 months after the termination of the Acquisition Agreement following the occurrence of a Preliminary Purchase Event (as defined below),
(iv) upon the termination of the Acquisition Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (other than a termination of the Acquisition Agreement by Grantee pursuant to Sections 8.2.1(b), 8.2.2(a) or 8.2.2(c) thereof), (v) 12 months after the termination of the Acquisition Agreement by Grantee pursuant to Sections 8.2.1(b), 8.2.2(a) or 8.2.2(c) thereof as a result of any material breach of the Acquisition Agreement by Issuer, if such breach was not a willful or intentional breach of the Acquisition Agreement by Issuer, or (vi) 18 months after the termination of the Acquisition Agreement by Grantee pursuant to Sections 8.2.1(b), 8.2.2(a) or 8.2.2(c) thereof as a result of any material breach of the Acquisition Agreement by Issuer, if such breach was a willful or intentional breach of the Acquisition Agreement by Issuer; provided, however, that if within the period specified in either clause (v) or (vi), whichever is applicable, a Preliminary Purchase Event shall occur then, notwithstanding anything to the contrary contained herein, the Option shall terminate on the later of 12 months after the occurrence of such Preliminary Purchase Event or the termination date specified in clause (v) or (vi), as applicable. The events described in clauses (i) - (vi) in the preceding sentence are hereinafter collectively referred to as an "Exercise Termination Event."

                 (b) The term "Preliminary Purchase Event" shall mean any of the following events or transactions occurring on or after the date hereof and prior to an Exercise Termination Event, and which are not in violation of Issuer's certificate of incorporation:

                 (i) Issuer without having received Grantee's prior written consent, shall have entered into any letter of intent or definitive agreement to engage in an Acquisition Transaction (as defined below) with any person (as defined below) other than Grantee or any of its subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction with any Person (as the term "person" is defined in Section 3(a)9 and 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder) other than Grantee or any Grantee Subsidiary. For purposes of this Agreement, "Acquisition Transaction" shall mean
         (x) a merger, consolidation or other business combination involving Issuer or either of the NFS Banks (as defined in the Acquisition Agreement), (y) a purchase, lease or other acquisition of more than 25% of the consolidated assets of Issuer and NFS Banks, in a single transaction or series of transactions, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of Beneficial Ownership (as the term "beneficial ownership" is defined in Regulation 13d-3(a) of the Exchange Act, except that for purposes of this Agreement such term shall not include voting stock held by a reporting person meeting the requirements for a filing under Schedule 13G of the Exchange Act) of securities representing 10% or more of the voting power of Issuer or either of the NFS Banks;

                 (ii) Any Person (other than Grantee or any Grantee Subsidiary) shall have acquired Beneficial Ownership of 15% or more of the outstanding shares of Issuer Common Stock or the voting stock of either of the NFS Banks ("Bank Stock");

                 (iii) Any Person (other than Grantee or any Grantee Subsidiary) shall have made a bona fide proposal to Issuer or, by a public announcement or written communication that is or becomes the subject of public disclosure, to Issuer's shareholders to engage in an Acquisition Transaction (including, without limitation, any situation in which any Person other than Grantee or any Grantee Subsidiary shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have made a filing under applicable securities laws, with respect to a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would have Beneficial Ownership of 15% or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer", respectively));

                 (iv) There shall exist a Default (as defined in the Acquisition Agreement) by Issuer and such Default would entitle Grantee to terminate the Acquisition Agreement;

                 (v) The holders of Issuer Common Stock shall not have approved the Acquisition Agreement at the meeting of such shareholders held for the purpose of voting on the Acquisition Agreement, or such meeting of shareholders shall not have been held or shall have been canceled prior to termination of the Acquisition Agreement, or Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors that Issuer's shareholders approve the Acquisition Agreement; or

                 (vi) Any Person (other than Grantee or any Grantee Subsidiary) shall have filed an application or notice in draft or final form with the Office of Thrift Supervision ("OTS"), or the Board of Governors of The Federal Reserve System ("FRB") for approval to engage in an Acquisition Transaction.

                 (c) The term "Purchase Event" shall mean any of the following events or transactions occurring on or after the date hereof and prior to an Exercise Termination Event:

                 (i) The acquisition by any Person (other than Grantee or any Grantee Subsidiary) of Beneficial Ownership (other than on behalf of the Issuer) of 20% or more of the then outstanding Issuer Common Stock or Bank Stock; or

                 (ii) The occurrence of a Preliminary Purchase Event described in Section 2(b)(i) except that the percentage referred to in clause (z) thereof shall be 20%; or

                 (iii)    The breach by Issuer of Section 7(d) or 8(a) hereof.

                 (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Preliminary Purchase Event or Purchase Event; provided, however, that the giving of such notice by Issuer shall not be a condition to the right of Grantee to exercise the Option.

                 (e) In the event that Grantee is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the "Option Notice" and the date of which being hereinafter referred to as the "Notice Date") specifying (i) the total number of shares of Issuer Common Stock it will purchase pursuant to such exercise and (ii) the time (which shall be on a business day that is not less than three nor more than ten business days from the Notice Date) on which the closing of such purchase shall take place (the "Closing Date"); such closing to take place at the principal office of the Issuer; provided, that, if prior notification to or approval of the OTS, the FRB, the Federal Deposit Insurance Corporation ("FDIC") or any other Governmental Authority is required in connection with such purchase (each, a "Notification" or an "Approval," as the case may be), (a) Grantee shall promptly file the required notice or application for approval ("Notice/Application"), (b) Grantee shall expeditiously process the Notice/Application and (c) for the purpose of determining the Closing Date pursuant to clause (ii) of this sentence, the period of time that otherwise would run from the Notice Date shall instead run from the later of (x) in connection with any Notification, the date on which any required notification periods have expired or been terminated and (y) in connection with any Approval, the date on which such approval has been obtained and any requisite waiting period or periods shall have expired. For purposes of Section 2(a) hereof, any exercise of the Option shall be deemed to occur on the Notice Date relating thereto. On or prior to the Closing Date, Grantee shall have the right to revoke its exercise of the Option by written notice to the Issuer given not less than three business days prior to the Closing Date.

                 (f) At the closing referred to in Section 2(e) hereof, Grantee shall pay to Issuer the aggregate purchase price for the number of shares of Issuer Common Stock specified in the Option Notice in immediately available funds by wire transfer to a bank account designated by Issuer; provided, however, that failure or refusal of Issuer to designate such a bank account shall not preclude Grantee from exercising the Option.

                 (g) At such closing, simultaneously with the delivery of immediately available funds as provided in Section 2(f) hereof, Issuer shall deliver to Grantee a certificate or certificates representing the number of shares of Issuer Common Stock specified in the Option Notice and, if the Option should be exercised in part only, a new Option evidencing the rights of Grantee thereof to purchase the balance of the shares of Issuer Common Stock purchasable hereunder.

                 (h) Certificates for Issuer Common Stock delivered at a closing hereunder shall be endorsed with a restrictive legend substantially as follows:

                 The transfer of the shares represented by this certificate is subject to resale restrictions arising under applicable federal and state securities laws and to certain provisions of an Acquisition Agreement by and between NFS Financial Corp. and BayBanks, Inc. dated as of December 22, 1994. A copy of such agreement is on file at the principal office of NFS Financial Corp. and will be provided to the holder hereof without charge upon receipt by NFS Financial Corp. of a written request therefor.

It is understood and agreed that: (i) the reference to the resale restrictions in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the Securities and Exchange Commission or the Governmental Authority responsible for administering any applicable state securities laws or an opinion of counsel to the effect that such legend is not required for purposes of applicable federal or state securities laws; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

                 (i) Upon the giving by Grantee to Issuer of an Option Notice and the tender of the applicable purchase price in immediately available funds on the Closing Date, unless prohibited by applicable law, Grantee shall be deemed to be the holder of record of the number of shares of Issuer Common Stock specified in the Option Notice, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Issuer Common Stock shall not then actually be delivered to Grantee. Issuer shall pay all expenses and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of Grantee.

                 SECTION 3. Issuer agrees: (i) that it shall at all times until the termination of this Agreement have reserved for issuance upon the exercise of the Option that number of authorized and reserved shares of Issuer Common Stock equal to the maximum number of shares of Issuer Common Stock at any time and from time to time issuable hereunder, all of which shares will, upon issuance pursuant hereto, be duly authorized, validly issued, fully paid, non-assessable, and delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights; (ii) that it will not, by amendment of its certificate of incorporation or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all reasonable action as may from time to time be requested by the Grantee, at Grantee's expense (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event prior approval of or notice to the OTS, the FRB, the FDIC or any other Governmental Authority, under the Home Owners' Loan Act of 1933, as amended, the Bank Holding Company Act of 1956, as amended, the Change in Bank Control Act of 1978, as amended, or any other applicable federal or state banking law, is necessary before the Option may be exercised, cooperating with Grantee in preparing such applications or notices and providing such information to each such Governmental Authority as it may require in order to permit Grantee to exercise the Option and Issuer duly and effectively to issue shares of Issuer Common Stock pursuant hereto; and (iv) to take all action provided herein to protect the rights of Grantee against dilution.

                 SECTION 4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer, for other agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any agreements and related Options and options for which this Agreement (and the Option granted hereby) may be exchanged.
Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date.

                 SECTION 5. The number of shares of Issuer Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as follows:

                 (a) In the event of any change in the Issuer Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Issuer Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Issuer Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option or pursuant to the exercise of options for up to 204,286 shares of Issuer Common Stock pursuant to presently outstanding stock options), the number of shares of Issuer Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Issuer Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Issuer Common Stock), it equals 9.9% of the number of shares of Issuer Common Stock then issued and outstanding.

                 (b) Whenever the number of shares of Issuer Common Stock purchasable upon exercise hereof is adjusted as provided in this
         Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Issuer Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Issuer Common
          Stock purchasable after the adjustment.

                 SECTION 6. (a) Following the occurrence of a Purchase Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee (whether on its own behalf or on behalf of any subsequent holder of the Option (or part thereof) or of any of the shares of Issuer Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the Securities Act covering any shares issued and issuable pursuant to the Option and shall use its best efforts to cause such registration statement to become effective, and to remain current and effective for a period not in excess of 180 days from the day such registration statement first becomes effective, in order to permit the sale or other disposition of any shares of Issuer Common Stock issued upon total or partial exercise of the Option ("Option Shares") in accordance with any plan of disposition requested by Grantee; provided, however, that Issuer may postpone filing a registration statement relating to a registration request by Grantee under this Section 6(a) for a period of time (not in excess of 30 days) if in its judgment such filing would require the disclosure of material information that Issuer has a bona fide business purpose for preserving as confidential. Grantee shall have the right to obtain two such registrations. In addition to the foregoing, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in the process of registration with respect to an underwritten public offering of shares of Issuer Common Stock, Grantee shall have the right to have the Option Shares included in the registration statement with respect to such offering; provided, however, that if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering, the inclusion of the Option Shares in such registration would interfere materially with the successful marketing of the shares of Issuer Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of Grantee shall constitute at least 20% of the total number of shares of Grantee and Issuer covered in such registration statement; provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6(a) shall be permitted or occur and the Grantee shall thereafter be entitled to one additional registration statement. Grantee shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. In connection with any such registration, Issuer and Grantee shall provide each other with representations, warranties, indemnities and other agreements customarily given in connection with such registrations. If requested by Grantee in connection with such registration, Issuer and Grantee shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating themselves in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements. Notwithstanding the foregoing, if Grantee revokes any exercise notice or fails to exercise any Option with respect to any exercise notice pursuant to Section 2(e) hereof, Issuer shall not be obligated to continue any registration process with respect to the sale of Option Shares issuable upon the exercise of such Option and Grantee shall not be deemed to have demanded registration of Option Shares.

                 (b) In the event that Grantee requests Issuer to file a registration statement following the failure to obtain any approval required to exercise the Option as described in Section 9 hereof, the closing of the sale or other disposition of the Issuer Common Stock or other securities pursuant to such registration statement shall occur substantially simultaneously with the exercise of the Option.

                 (c) Concurrently with the filing of a registration statement under Section 6(a) hereof, Issuer shall also make all filings required to comply with state securities laws in such states as Grantee may reasonably request.

                 (d) The expenses of any registration or state securities law compliance under this Section 6, except for underwriting discounts, broker's fees and commissions and fees and disbursements of Grantee's counsel related thereto, shall be borne by Issuer.

                 SECTION 7. (a) Following the occurrence of a Purchase Event that occurs prior to an Exercise Termination Event, (i) at the request (the date of such request being the "Option Repurchase Request Date") of Grantee, Issuer shall repurchase the Option from Grantee at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which the Option may then be exercised and (ii) at the request (the date of such request being the "Option Share Repurchase Request Date") of the owner of Option Shares from time to time (the "Owner"), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Issuer Common Stock at which a tender offer or exchange offer therefor has been made after the date hereof and on or prior to the Option Repurchase Request Date or the Option Share Repurchase Request Date, as the case may be, (ii) the price per share of Issuer Common Stock paid or to be paid by any third party pursuant to an agreement with Issuer (whether by way of a merger, consolidation or otherwise), (iii) the average of the highest last sale prices for shares of Issuer Common Stock as reported on the Nasdaq Stock Market for the 20-day period ending on the Option Repurchase Request Date or the Option Share Repurchase Request Date, as the case may be, and (iv) in the event of a sale of all or substantially all of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by an investment banking firm selected by Grantee or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Issuer Common Stock outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be the value determined by an investment banking firm selected by Grantee or the Owner, as the case may be, and reasonably acceptable to Issuer. The investment banking firm's determination shall be conclusive and binding on all parties.

                 (b) Grantee or the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and/or any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that Grantee or the Owner, as the case may be, elects to require Issuer to repurchase the Option and/or the Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within 30 business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to Grantee the Option Repurchase Price or to the Owner the Option Share Repurchase Price or the portion thereof that Issuer is not then prohibited from so delivering under applicable law and regulation or as a consequence of administrative policy (including policies relating to the maintenance of capital levels and a sound financial condition).

                 (c) Issuer hereby undertakes to use its best efforts to obtain all required regulatory, shareholder and legal approvals and to file any required notices as promptly as practicable in order to accomplish any repurchase contemplated by this Section 7. Nonetheless, to the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy (including policies relating to the maintenance of capital levels and a sound financial condition), from repurchasing any Option and/or any Option Shares in full, Issuer shall promptly so notify Grantee and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to Grantee and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to Section 7(b) hereof is prohibited under applicable law or regulation, or as a consequence of administrative policy (including policies relating to the maintenance of capital levels and a sound financial condition), from delivering to Grantee and/or the Owner, as appropriate, the Option Repurchase Price or the Option Share Repurchase Price, respectively, in full, Grantee or the Owner, as appropriate, may revoke its notice of repurchase of the Option or the Option Shares either in whole or in part whereupon, in the case of a revocation in part, Issuer shall promptly (i) deliver to Grantee and/or the Owner, as appropriate, that portion of the Option Purchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering after taking into account any such revocation and (ii) deliver, as appropriate, either (A) to Grantee, a new Agreement evidencing the right of Grantee to purchase that number of shares of Issuer Common Stock equal to the number of shares of Issuer Common Stock purchasable immediately prior to the delivery of the notice of repurchase less the number of shares of Issuer Common Stock covered by the portion of the Option repurchased or (B) to the Owner, a certificate for the number of Option Shares covered by the revocation.

                 (d) Issuer shall not enter into any agreement with any Person (other than Grantee or a Grantee Subsidiary) for an Acquisition Transaction unless the other Person assumes all the obligations of Issuer pursuant to this Section 7 in the event that Grantee or the Owner elects, in its sole discretion, to require such other Person to perform such obligations.

                 (e)      Notwithstanding anything to the contrary in this
Section 7, the maximum aggregate Option Repurchase Price or Option Share Repurchase Price to be paid by Issuer pursuant to this Section 7 shall be $4,500,000.

                 SECTION 8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into a letter of intent or definitive agreement (i) to consolidate or merge with any Person (other than Grantee or a Grantee Subsidiary), and Issuer shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any Person (other than Grantee or a Grantee Subsidiary) to merge into Issuer, and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property or the then outstanding shares of Issuer Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any Person (other than Grantee or a Grantee Subsidiary) then, and in each such case, such letter of intent or definitive agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (x) the Acquiring Corporation (as defined below) or (y) any person that controls the Acquiring Corporation (the Acquiring Corporation and any such controlling person being hereinafter referred to as the "Substitute Option Issuer").

                 (b) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock (as is hereinafter defined) as is equal to the market/offer price (as defined in Section 7 hereof) multiplied by the number of shares of Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the "Substitute Purchase Price") shall then be equal to the Option Price multiplied by a fraction in which the numerator is the number of shares of Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares for which the Substitute Option is exercisable.

                 (c) The Substitute Option shall otherwise have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee, provided further that the terms of the Substitute Option shall include (by way of example and not limitation) provisions for the repurchase of the Substitute Option and Substitute Common Stock by the Substitute Option Issuer on the same terms and conditions as provided in Section 7 hereof.

                 (d)      The following terms have the meanings indicated:

                 (i) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving corporation, and (iii) the transferee of all or any substantial part of Issuer's assets.

                 (ii) "Substitute Common Stock" shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option.

                 (iii) "Average Price" shall mean the average closing price of a share of Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of Issuer Common Stock issued by Issuer, the corporation merging into Issuer or by any company which controls or is controlled by such merging corporation, as Grantee may elect.

                 (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 9.9% of the aggregate of the shares of Substitute Common Stock outstanding immediately prior to the issuance of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 9.9% of the aggregate of the shares of Substitute Common Stock but for this clause (e), the Substitute Option

Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee and the Substitute Option Issuer. In addition, the provisions of
Section 5(a) hereof shall not apply to the issuance of any Substitute Option and for purposes of applying Section 5(a) hereof thereafter to any Substitute Option the percentage referred to in Section 5(a) hereof shall thereafter equal the percentage that the percentage of the shares of Substitute Common Stock subject to the Substitute Option bears to the number of shares of Substitute Common Stock outstanding.

                 SECTION 9. Notwithstanding Sections 2, 6 and 7 hereof, if Grantee has given the notice referred to in one or more of such Sections, the exercise of the rights specified in any such Section shall be extended (a) if the exercise of such rights requires obtaining regulatory approvals (including any required waiting periods) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and (b) to the extent necessary to avoid liability under Section 16(b) of the Exchange Act by reason of such exercise; provided that in no event shall any closing date occur more than 12 months after the related notice date, and, if the closing date shall not have occurred within such period due to the failure to obtain any required approval by the OTS, the FRB, the FDIC or any other Governmental Authority despite the best efforts of Issuer or the Substitute Option Issuer, as the case may be, to obtain such approvals, the exercise of the rights shall be deemed to have been rescinded as of the related notice date. In the event (a) Grantee receives official notice that an approval of the OTS, the FRB, the FDIC or any other Governmental Authority required for the purchase and sale of the Option Shares will not be issued or granted or (b) a closing date has not occurred within 12 months after the related notice date due to the failure to obtain any such required approval, Grantee shall be entitled to exercise the Option in connection with the concurrent resale of the Option Shares pursuant to a registration statement as provided in Section 6 hereof. Nothing contained in this Agreement shall restrict Grantee from specifying alternative means of exercising rights pursuant to Sections 2, 6 or 7 hereof in the event that the exercising of any such rights shall not have occurred due to the failure to obtain any required approval referred to in this Section 9.

                 SECTION 10. Issuer hereby represents and warrants to Grantee as follows:

                 (a) Issuer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, Issuer, enforceable against Issuer in accordance with its terms, subject to any required Governmental Approval, and except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

                 (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Issuer Common Stock equal to the maximum number of shares of Issuer Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, non-assessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

                 (c) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or violate any provision of the certiticate of incorporation or By-laws of Issuer or the equivalent organizational documents of any subsidiary of Issuer or, subject to obtaining any of the Regulatory Approvals, violate, conflict with or result in any breach of any provisions of, constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of the Issuer or any such subsidiary under any of the terms, conditions or provisions of any note, bond, capital note, debenture, mortgage, indenture, deed of trust, license, lease, agreement, obligation, instrument, permit, concession, franchise, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Issuer or any such subsidiary or their respective properties or assets.

                 SECTION 11.  (a)          Neither of the parties hereto may
assign any of its rights or delegate any of its obligations under this Agreement or the Option created hereunder to any other Person without the express written consent of the other party, except that Grantee may assign this Agreement to a wholly owned subsidiary of Grantee and Grantee may assign its rights hereunder in whole or in part after the occurrence of a Preliminary Purchase Event. The term "Grantee" as used in this Agreement shall also be deemed to refer to Grantee's permitted assigns.

                 (b) Any assignment of rights of Grantee to any permitted assignee of Grantee hereunder shall bear the restrictive legend at the beginning thereof substantially as follows:

                 The transfer of the option represented by this assignment and the related option agreement is subject to resale restrictions arising under applicable federal and state securities laws and to certain provisions of an Acquisition Agreement by and between NFS Financial Corp. and BayBanks, Inc. dated as of December 22, 1994. A copy of such agreement is on file at the principal office of NFS Financial Corp. and will be provided to any permitted assignee of the Option without charge upon receipt of a written request therefor.

                 SECTION 12. Each of Grantee and Issuer will use its reasonable efforts to make all filings with, and to obtain consents of, all third parties and Governmental Authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the OTS, the FRB, the FDIC and any other Governmental Authority for approval to acquire the shares issuable hereunder.

                 SECTION 13. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

                 SECTION 14. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that Grantee is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7 hereof, the full number of shares of Issuer Common Stock provided in Section 1(a) hereof (as adjusted pursuant hereto), it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase the greatest number of shares as may be permissible, without any amendment or modification hereof.

                 SECTION 15. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Acquisition Agreement.

                 SECTION 16. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto shall be governed by and construed in accordance with the laws of the State of Delaware (but not including the choice of law rules thereof).

                 SECTION 17. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement and shall be effective at the time of execution and delivery.


                 SECTION 18. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder.

                 SECTION 19. Except as otherwise expressly provided herein or in the Acquisition Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

                 SECTION 20. Capitalized terms used in this Agreement and not defined herein but defined in the Acquisition Agreement shall have the meanings assigned thereto in the Acquisition Agreement.

                 SECTION 21. Nothing contained in this Agreement shall be deemed to authorize or require Issuer or Grantee to breach any provision of the Acquisition Agreement or any provision of law applicable to the Grantee or Issuer.

                 SECTION 22. In the event that any selection or determination is to be made by Grantee or the Owner hereunder and at the time of such selection or determination there is more than one Grantee or Owner, such selection shall be made by a majority in interest of such Grantees or Owners.

                 SECTION 23. In the event of any exercise of the option by Grantee, Issuer and such Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

                 SECTION 24. Except to the extent Grantee exercises the Option, Grantee shall have no rights to vote or receive dividends or have any other rights as a shareholder with respect to shares of Issuer Common Stock covered hereby.

                 IN WITNESS WHEREOF, each of the parties has caused this Option Agreement to be executed on its behalf by their officers thereunto duly authorized, all as of the date first above written.

                                        NFS FINANCIAL CORP.


                                        By:  /s/ James H. Adams
                                           -------------------------------
                                        Name:    James H. Adams
                                        Title:   President / CEO


                                        BAYBANKS, INC.


                                        By:  /s/ Michael W. Vasily
                                           -------------------------------
                                        Name:    Michael W. Vasily
                                        Title:   Executive Vice President

                                                                      APPENDIX C


                                                               December 22, 1994


BayBanks, Inc.
175 Federal Street
Boston, Massachusetts 02110

Gentlemen:

         Each of the undersigned (a "Stockholder") beneficially owns, with sole voting and/or investment power, the number of shares of the common stock, $.01 par value per share (the "Shares"), of NFS Financial Corp. (the "Company") indicated opposite such Stockholder's name below and/or may be considered an "affiliate" of the Company as described below.

         BayBanks, Inc. ("Buyer") and the Company are, simultaneously with the execution of this letter agreement, entering into or have entered into an Acquisition Agreement (the "Agreement") providing, among other things, for the merger of a subsidiary of Buyer with the Company (the "Merger''). We understand that Buyer has undertaken and will continue to undertake substantial expenses in connection with the negotiation and execution of the Agreement and the subsequent actions necessary to consummate the Merger and the other transactions contemplated by the Agreement. We also understand that in connection with the Merger we may receive shares of common stock, $2.00 par value, of Buyer (such shares, together with any securities which may be paid as a dividend or otherwise issued or delivered in exchange or substitution therefor, hereinafter collectively referred to as the "Buyer Shares") in exchange for the Shares owned by the undersigned in accordance with the Agreement.

         In consideration of, and as a condition to, Buyer's entering into the Agreement, and in consideration of the expenses incurred and to be incurred by Buyer in connection therewith, each Stockholder and Buyer agree as follows:

         A.      STOCKHOLDER AGREEMENTS REGARDING THE SHARES

                 1. Each Stockholder shall vote or cause to be voted for the approval of the Agreement and the Merger, and shall vote or cause to be voted against the approval of any other agreement providing for a merger, consolidation, sale of assets or other business combination of the Company or any of its subsidiaries with any person or entity other than Buyer and its subsidiaries, all of the Shares that such Stockholder shall be entitled to so vote or direct the voting of, whether such Shares are beneficially owned by such Stockholder on the date of this letter agreement or are subsequently acquired whether pursuant to the exercise of stock options or otherwise.

                 2. Each Stockholder will not sell, assign, transfer or otherwise dispose of (including, without limitation, by the creation of a Lien (as defined in paragraph C.1. below)) or permit to be sold, assigned, transferred or otherwise disposed of any Shares owned by such Stockholder or the disposition of which is under the control of such Stockholder, whether such Shares are beneficially owned by such Stockholder on the date of this letter agreement or are subsequently acquired, whether pursuant to the exercise of stock options or otherwise, except (a) for transfers by will or by operation of law (in which case this letter agreement shall bind the transferee), (b) for transfers to any other Stockholders, and (c) as Buyer may otherwise agree in writing.

                 3. The agreements contained herein are intended to restrict the transferability of the Shares and to continue only for such time as may reasonably be necessary to obtain Stockholder and regulatory approval of Buyer's acquisition of the Shares pursuant to the Merger and thereafter to consummate the Merger.

         B.      RULE 145 MATTERS

                 1. Each of the undersigned has been advised that as of the date the Merger is submitted to stockholders of the Company for approval, the undersigned may be an "affiliate" of the Company, as the term is defined for purposes of paragraph (c) of Rule 145 of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), although nothing contained herein shall be construed as an admission of such fact.


                 2. In connection therewith, each of the undersigned severally represents warrants and agrees that:

                 (a) The undersigned shall not make any sale, transfer or other disposition of the Buyer Shares in violation of the registration requirements of the Act or the rules and regulations of the SEC thereunder.

                 (b) The undersigned has been advised that the issuance of the Buyer Shares to the undersigned pursuant to the Merger will be registered under the Act on a registration statement on Form S-4. However, the undersigned has also been advised that if the undersigned is in fact an "affiliate" of the Company at the time the Merger is submitted for a vote of the stockholders of the Company and the distribution by the undersigned of the Buyer Shares has not been registered under the Act, Rule 145 under the Act will restrict the undersigned's sale of Buyer Shares received in the Merger. The undersigned will not sell or otherwise dispose of any Buyer Shares, except pursuant to Rule 145(d) under the Act, an effective registration statement under the Act or exemption from the registration requirements under the Act (provided that the undersigned may make bona fide gifts or distributions) without consideration so long as the recipients thereof agree not to sell, transfer or otherwise dispose of Buyer Shares except as provided herein).

                 (c) The undersigned has carefully read this letter agreement and the Agreement and has discussed the requirements of each and the limitations upon the disposition of the Buyer Shares received by the undersigned, to the extent deemed necessary, with the undersigned's counsel or with counsel for the Company.

                 3. Each of the undersigned severally understands and agrees that:

                 (a) Buyer is under no further obligation to register the sale, transfer or other disposition of the Buyer Shares to be received by the undersigned or, except as provided in paragraph B.4.(a) below, to take any action necessary in order to make an exemption from registration available.

                 (b) Stop transfer instructions will be given to the transfer agent of Buyer with respect to the Buyer Shares the undersigned will receive, and there will be placed on the certificate representing such stock, or any certificates delivered in substitution therefor, a legend stating in substance:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 UNDER THE SECURITIES ACT OF 1933 (THE "ACT") APPLIES. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH RULE 145(D) OR AN
EFFECTIVE REGISTRATION STATEMENT OR EXEMPTION FROM REGISTRATION
UNDER THE ACT."

                 (c) Unless the transfer by the undersigned of the Buyer Shares is a sale made in conformity with the provisions of Rule 145(d), or made pursuant to a registration statement under the Act, Buyer reserves the right to put an appropriate legend on the certificates issued to a transferee.

                 (d) This agreement shall be binding upon and enforceable against administrators, executors, representatives, heirs, legatees, devisees and successors of the undersigned and any pledgee holding Buyer Shares as collateral.

                 4.       Buyer represents and agrees as follows:

                 (a) For so long as and to the extent necessary to permit the undersigned to sell the Buyer Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, Buyer shall use its best efforts to file, on a timely basis, all reports and data required to be filed with the SEC by it pursuant to Section 13 of the Securities Exchange Act of 1934 (the "1934 Act") so long as it is subject to such requirement, furnish to the undersigned upon request a written statement as to whether Buyer has complied with such reporting requirements during the 12 months preceding any proposed sale under Rule 145, and otherwise use its reasonable best efforts to permit such sales pursuant to Rule 145 and Rule 144. Buyer has filed all reports required to be filed with the SEC under Section 13 of the 1934 Act during the preceding 12 months.

                 (b) Buyer agrees that the stop transfer instructions and legends referred to above shall be terminated or removed if the undersigned shall have delivered to Buyer a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance satisfactory to Buyer or other evidence satisfactory to Buyer, to the effect that such instructions and legends are no longer required for the purposes of the Act.

         C.      GENERAL PROVISIONS

                 1. Each of the Stockholders severally represents that such Stockholder has the complete and unrestricted power and the unqualified right to enter into and perform the terms of this letter agreement. Each of the Stockholders further severally represents that this letter agreement constitutes a valid and binding agreement with respect to such party, enforceable against such party in accordance with its terms. Each of the Stockholders severally represents that such Stockholder beneficially owns the number of Shares indicated opposite such Stockholder's name below, free and clear of any liens, claims, charges or other encumbrances and restrictions of any kind whatsoever ("Liens"), and has sole and unrestricted voting power with respect to such Shares.

                 2. Notwithstanding anything herein to the contrary, the agreements contained herein shall remain in full force and effect until the earlier of (i) the consummation of the Merger and (ii) the termination of the Agreement in accordance with Article 8 thereof.

                 3. Each of the Stockholders has signed this letter agreement intending to be bound severally thereby and not to be bound as joint obligors.

                 4. This letter agreement is to be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof. If any provision hereof is deemed unenforceable, the enforceability of the other provisions hereof shall not be affected.

                 5. This letter agreement may be executed in any number of counterparts.

Please confirm our agreement with you by signing a copy of this letter.

                                                   Very truly yours,

Director or
Executive Officer                          Number of Shares                          Signatures
- -----------------                          ----------------                          ----------
____________________________               __________________                __________________________

____________________________               __________________                __________________________

____________________________               __________________                __________________________

____________________________               __________________                __________________________

____________________________               __________________                __________________________

____________________________               __________________                __________________________

____________________________               __________________                __________________________

____________________________               __________________                __________________________

____________________________               __________________                __________________________

____________________________               __________________                __________________________

____________________________               __________________                __________________________

____________________________               __________________                __________________________

____________________________               __________________                __________________________

____________________________               __________________                __________________________

____________________________               __________________                __________________________

____________________________               __________________                __________________________

____________________________               __________________                __________________________

____________________________               __________________                __________________________

AGREED TO AND ACCEPTED
THIS 22nd DAY OF DECEMBER, 1994


BAYBANKS, INC.


By:______________________________

Title:___________________________

                                                                      APPENDIX D




                                                               December 22, 1994

Board of Directors
NFS Financial Corp.
157 Main Street
Nashua, NH  03061

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by the holders of NFS Financial Corp. (the "Company") common stock, par value $.01 per share (the "Common Stock"), pursuant to the Acquisition Agreement dated December 22, 1994 (the "Agreement") between the Company and BayBanks, Inc. ("BayBanks"). Pursuant to the Agreement, a newly formed, wholly owned subsidiary of BayBanks will be merged (the "Merger") with and into the Company in accordance with applicable law. Under the terms of the Agreement, each outstanding share of Common Stock (other than shares held by dissenting stockholders, if any, and shares held by BayBanks) will be converted into the right to receive $20.15 in cash and approximately 0.2038 shares of BayBanks common stock, par value $2.00 per share, subject to the terms, conditions, limitations and procedures set forth in the Agreement.

Tucker Anthony Incorporated ("Tucker Anthony") as part of its investment banking business is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes. We are acting as financial advisor to the Company in connection with the Merger and will receive a fee for its services, a significant portion of which is payable upon the consummation of the Merger. In the ordinary course of our business, we may actively trade the securities of both the Company and BayBanks for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

In arriving at our opinion, we have among other things:

         (i)     Reviewed the Agreement and Option Agreement dated
                 December 22, 1994;

         (ii) Reviewed certain historical financial and other information concerning the Company and BayBanks for the five fiscal years ended December 31, 1993 and for the three quarters ended March 31, June 30 and September 30, 1994, including the Company's and BayBanks' reports on Forms 10-K and 10-Q;

         (iii) Held discussions with the senior management of the Company and BayBanks with respect to their past and current financial performance, financial condition and future prospects;

         (iv) Reviewed certain internal financial and other information of the Company including financial projections prepared by management;

         (v) Analyzed certain publicly available information of other financial institutions that we deemed comparable or otherwise relevant to our inquiry, and compared the Company and BayBanks from a financial point of view with certain of these institutions;

         (vi) Compared the consideration to be received by the stockholders of the Company pursuant to the Agreement with the consideration received by stockholders in other acquisitions of financial institutions that we deemed comparable or otherwise relevant to our inquiry;

         (vii) Reviewed the terms of the Option Agreement, and compared such terms with the terms of certain other stock option agreements granted in connection with other acquisitions of financial institutions that we deemed comparable or otherwise relevant to our inquiry;

         (viii) Reviewed publicly available earnings estimates, historical trading activity and ownership data of the Common Stock and BayBanks' common stock and considered the prospects for dividends and price movement in each; and

         (ix) Conducted such other financial studies, analyses and investigations and reviewed such other information as we deemed appropriate to enable us to render our opinion. In our review, we have also taken into account an assessment of general economic, market and financial conditions and certain industry trends and related matters.

In our review and analysis and in arriving at our opinion we have assumed and relied upon the accuracy and completeness of all the financial information publicly available or provided to us by the Company and BayBanks and have not attempted to verify any of such information. We have assumed (i) the financial forecasts of the Company provided to us have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the Company's management as to future financial performance and (ii) that such forecasts will be realized in the amounts and time periods currently estimated by management. We have also assumed, without independent verification, that the aggregate reserves for possible loan losses for the Company and BayBanks are adequate to cover such losses. We did not make or obtain any independent evaluations or appraisals of any assets or liabilities of the Company, BayBanks or any of their respective subsidiaries nor did we verify any of the Company's or BayBanks' books or records or review any individual loan credit files.

Based upon and subject to the foregoing, it is our opinion that as of the date hereof the consideration to be received by the stockholders of the Company pursuant to the Agreement is fair to such stockholders from a financial point of view.

                                        Very truly yours,

                                        /s/ Tucker Anthony Incorporated

                                                                      APPENDIX E



                            DELAWARE CODE ANNOTATED
                             TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
                     SUBCHAPTER IX. MERGER OR CONSOLIDATION
     Copyright (c) 1975-1994 by The State of Delaware. All rights reserved. Current through Second Sess. of the 137 Del. Gen. Assembly (1994) Ch. 469

s 262  Appraisal rights.

         (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to s 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to s 251, s 252, s 254, s 257, s 258, s 263 or s 264 of this title:
         (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of s 251 of this title.
         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:
         a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
         b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;
         c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or
         d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.
         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under s 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
         (d) Appraisal rights shall be perfected as follows:
         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
         (2) If the merger or consolidation was approved pursuant to s 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation.
Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.
         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection
(f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.
         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                             NFS FINANCIAL CORP.

                ANNUAL MEETING OF STOCKHOLDERS APRIL 25, 1995

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


        The undersigned shareholder of NFS Financial Corp. ("NFS"), revoking all prior proxies, hereby appoints Barbara J. Foran and Albert R. Rietheimer, or either of them, with full power of substitution to each, proxies to represent the undersigned at the Annual Meeting of Shareholders to be held at 11:00 A.M. on April 25, 1995, at the Sheraton Tara, located on Tara Boulevard, Nashua, New Hampshire, and at any adjournment thereof, and to vote as designated on the reverse all shares of stock of NFS that the undersigned would be entitled to vote at said meeting.

        UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 TO APPROVE AND ADOPT THE ACQUISITION AGREEMENT DATED DECEMBER 22, 1994 BETWEEN NFS AND BAYBANKS, INC., FOR PROPOSAL 2 TO ELECT THE NOMINEES FOR THE BOARD OF DIRECTORS, AND FOR PROPOSAL 3 TO RATIFY THE SELECTION OF INDEPENDENT AUDITORS. SAID PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON ANY OTHER MATTERS THAT MAY COME BEFORE THE MEETING. The undersigned shareholder may revoke this proxy at any time before it is voted by delivering to the Secretary of NFS either a written revocation of proxy or a duly executed proxy bearing a later date or by appearing at the Annual Meeting and voting in person. The undersigned shareholder hereby acknowledges receipt of the Notice of Annual Meeting and Prospectus and Proxy Statement with respect to the meeting.

            (CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE)


/X/  Please mark votes as
     in this example

1.  APPROVAL AND ADOPTION OF                            3.  INDEPENDENT AUDITORS
    ACQUISITION AGREEMENT
                                                            To ratify the appointment by the Board of
    To approve and adopt the                                Directors of the firm of KPMG Peat Marwick
    Acquisition Agreement dated                             LLP as independent auditors of NFS for the
    December 22, 1994 between NFS and                       fiscal year ending December 31, 1995.
    BayBanks, Inc. providing for the
    merger of a wholly owned subsidiary                     FOR          AGAINST          ABSTAIN
    of BayBanks, Inc. with and into NFS.                    /  /         /  /             /  /
    FOR          AGAINST          ABSTAIN
    /  /         /  /             /  /                      Each stockholder should specify by a mark in
                                                            the appropriate box how he wishes his shares
                                                            voted.

2.  ELECTION OF DIRECTORS                                   IF NO SPECIFICATION IS MADE, SHARES WILL BE
                                                            VOTED TO APPROVE AND ADOPT THE ACQUISITION
NOMINEES:  James H. Adams, A. Jack                          AGREEMENT, FOR THE ELECTION OF THE ABOVE
Atkinson, Roger H. Osgood, Jr.                              DIRECTORS, AND FOR RATIFICATION OF THE
                                                            APPOINTMENT OF THE INDEPENDENT AUDITORS.
    FOR          WITHHELD
    /  /         /  /                                                    MARK HERE FOR
                                                                         ADDRESS CHANGE      /  /
                                                                         AND NOTE AT LEFT
/  / ___________________________________________
     For all nominees except as noted above

Please sign exactly as name appears hereon, date,
and return by April 25, 1995. Each executor,
administrator, trustee, guardian, attorney-in-fact and
other fiduciary should sign and indicate his or her         Signature: ______________________________ Date __________
full title.  Only one signature is required in the case
of stock ownership in the name of two or more persons.      Signature: ______________________________ Date __________


                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 67 of Chapter 156B of the Massachusetts Business Corporation Law grants BayBanks the power to indemnify any director, officer, employee or agent to whatever extent permitted by BayBanks's Articles of Organization, By-Laws or a vote adopted by the holders of a majority of the shares entitled to vote thereon, unless the proposed indemnitee has been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of BayBanks or to the extent that the matter for which indemnification is sought relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Such indemnification may include payment by BayBanks of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under the statute.

         Article VI of BayBanks's By-Laws provides that BayBanks shall, to the fullest extent legally permissible, indemnify each person at any time elected or appointed a director or officer of BayBanks, or who serves at BayBanks's request as a director or officer of another organization or in any capacity with respect to any employee benefit plan against any and all costs and expenses (including but not limited to court costs and legal fees) reasonably incurred by, and any and all liabilities imposed upon, him in connection with, or arising out of, or resulting from, any claim made, or any action, suit or proceeding (whether civil, criminal, administrative or investigative) threatened or brought, against him or in which he may be involved as a party or otherwise by reason of his having so served or by reason of any action taken or omitted or alleged to have been taken or omitted by him in such capacity unless in any proceeding such person shall have been finally adjudicated with respect to the matter or matters as to which indemnification is sought not to have acted in good faith in the reasonable belief that his action was in the best interest of BayBanks or, to the extent that such matter or matters relate to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Such indemnification shall include payment by BayBanks of expenses incurred in defending any such action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under Article VI, which undertaking shall be accepted without reference to the financial ability of such person to make repayment.

         The right of indemnification under Article VI does not extend to amounts incurred or paid in connection with any matter which shall be disposed of through a compromise payment or other settlement prior to final adjudication, whether by or pursuant to a consent decree or otherwise, unless such compromise or other settlement is approved by BayBanks, which approval shall not unreasonably be withheld, or by a court of competent jurisdiction.
Article VI sets forth certain circumstances under which the payment of indemnification is conclusively deemed approved by BayBanks. Article VI also contains certain procedural and other provisions which provide additional protection for persons seeking indemnification.

         The indemnification provided for in Article VI is a contract right inuring to the benefit of the directors, officers and others entitled to indemnification. In addition, the indemnification is expressly in addition to and not exclusive of any other rights to which such director, officer or other person may be entitled and inures to the benefit of the heirs, executors, administrators and legal representatives of such a person.

         Section 13(b)(1 1/2) of Chapter 156B of the Massachusetts Business Corporation Law provides that a corporation may, in its Articles of Organization, eliminate the directors' personal liability to the corporation and its stockholders for monetary damages for breaches of fiduciary duty, except in circumstances involving (i) a breach





                                  Part II - 1
of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unauthorized distributions and loans to insiders, and (iv) transactions from which the director derived an improper personal benefit. BayBank's Articles of Organization include a provision providing that no director shall be personally liable to BayBanks or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that such exculpation is not permitted under the provisions of the Massachusetts Business Corporation Law summarized above. No amendment or repeal of the provision of the Articles of Organization shall apply or have any effect on the liability of any director for or with respect to acts or omissions occurring prior to the amendment or repeal.

         BayBanks maintains an insurance policy on behalf of the directors and officers of BayBanks and its subsidiaries covering certain liabilities which may arise as a result of the actions of said directors and officers.

         The provisions described above may be sufficiently broad to indemnify Directors and officers and control persons of BayBanks against liability arising under the Securities Act of 1933 ("the Act"). Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling BayBanks pursuant to the foregoing provisions, BayBanks has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (A)     EXHIBITS.

EXHIBIT
   NO.                                             DESCRIPTION
- --------                                           -----------
     2           Acquisition Agreement dated December 22, 1994 by and between the Registrant and NFS Financial Corp.  Filed herewith as Appendix A to the Prospectus/Proxy Statement.  Pursuant to Item 601(b)(2) of Regulation S-K, the schedules referred to in the Acquisition Agreement are omitted.  The Registrant hereby undertakes to furnish supplementally a copy of any omitted schedule to the Commission upon request.

     4.1         Articles of Organization as amended through June 28, 1988.  Filed as Exhibit 4 to Registration Statement on Form S-
                 8 (No. 33-22834) and incorporated herein by reference.

     4.2         Certificate of Vote of Directors Establishing a Series of a Class of Stock filed March 10, 1989. Filed as Exhibit
                 3.1(b) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993 and incorporated herein by reference.

     4.3         Certificate of Vote of Directors adopted July 26, 1990, electing to have certain Massachusetts legislation concerning the classification of boards of directors apply to the Registrant.  Filed as Exhibit 4.1(d) to the
                 Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1990, and incorporated herein by reference.

     4.4         By-Laws as amended through October 27, 1994.  Filed as Exhibit 3.1 to the Registrant's Quarterly Report on
                 Form 10-Q for the quarter ended September 30, 1994 and incorporated herein by reference.

     4.5         Specimen Common Stock Certificate.  Filed as Exhibit 4.5 to Registration Statement on Form S-3 (No. 33-50558) and
                 incorporated herein by reference.

     4.6         Rights Agreement between the Registrant and The First National Bank of Boston, as Rights Agent, dated December 23,
                 1988.  Filed as Exhibit 2 to the Registrant's Registration Statement on Form 8-A dated December 29, 1988, and incorporated herein by reference.





                                  Part II - 2

     4.7         Indenture dated as of September 15, 1985.  Filed as Exhibit 4.1 to Registration Statement on Form S-3 (No. 33-
                 00130) and incorporated herein by reference.

     4.8         The Registrant has certain long-term debt instruments under which the total amount of securities authorized does not exceed 10% of the total assets of the Registrant and its subsidiaries on a consolidated basis.  The Registrant hereby agrees to furnish a copy of any such instrument to the Commission upon request.

     5.          Opinion of Palmer & Dodge.  Filed herewith.

    23.1         Consent of KPMG Peat Marwick LLP, independent auditors to BayBanks, Inc.  Filed herewith.

    23.2         Consent of KPMG Peat Marwick LLP, independent auditors to NFS Financial Corp.  Filed herewith.

    23.3         Consent of Palmer & Dodge (contained in Exhibit 5).

    23.4         Consent of Tucker Anthony Incorporated.  Filed herewith.

    24.          Power of Attorney.  Contained on the Signature Page to the Prospectus/Proxy Statement.

    27.          Financial Data Schedule.  To be filed by amendment.

    99.1         Fairness Opinion of Tucker Anthony Incorporated.  Filed herewith as Appendix D to the Prospectus/Proxy Statement.


         (B)     FINANCIAL STATEMENT SCHEDULES.

         (1) All Financial Statement Schedules for BayBanks were omitted from Item 14 of BayBanks's Annual Report on Form 10-K for its fiscal year ended December 31, 1993 because either the required information is shown in the financial statements or notes incorporated by reference or the data is not significant or the schedules were not applicable.

         (2)     All Financial Statement Schedules for NFS were omitted from
Item 14 of NFS's Annual Report on Form 10-K for its fiscal year ended December 31, 1993 because either the required information is shown in the financial statements or notes incorporated by reference or the data is not significant or the schedules were not applicable.

ITEM 22.  UNDERTAKINGS.

         (a)     The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                          (i)     To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

                          (ii)    To reflect in the prospectus any facts or
events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in this Registration Statement;





                                  Part II - 3

                          (iii)   To include any material information with
respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

         (f)(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.





                                  Part II - 4

         (f)(2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.





                                  Part II - 5

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on February 3, 1995.

                                        BAYBANKS, INC.


                                        By:  /s/ William M. Crozier, Jr.
                                           -------------------------------
                                           William M. Crozier, Jr.
                                           Chairman of the Board and President


                               POWER OF ATTORNEY

         We, the undersigned officers and directors of BayBanks, Inc., hereby severally constitute and appoint William M. Crozier, Jr., Michael W. Vasily, Ilene Beal, and Joan E. Tonra, and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any amendments to this Registration Statement on Form S-4 (including any post-effective amendments thereto), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

         Witness our hands and common seal on the dates set forth below.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                 Signature                                   Title                              Date
                 ---------                                   -----                              ----
   /s/ William M. Crozier, Jr.                 Chairman of the Board, President and        February 3, 1995
 --------------------------------                           Director
 William M. Crozier, Jr.                         (Principal Executive Officer)


   /s/ Michael W. Vasily                            Executive Vice President              February 3, 1995
 ---------------------------------               (Principal Financial Officer)
 Michael W. Vasily


   /s/ Joan E. Tonra                          Senior Vice President and Controller        February 3, 1995
 -----------------------------------             (Principal Accounting Officer)
 Joan E. Tonra


   /s/ Donald L. Isaacs                          Vice Chairman of the Board and           February 3, 1995
 ----------------------------------                         Director
 Donald L. Isaacs

   /s/ Richard F. Pollard                   Vice Chairman of the Board and Director       February 3, 1995
 ---------------------------------
 Richard F. Pollard





                                  Part II - 6

               Signature                                    Title                              Date
               ---------                                    -----                              ----

   /s/ John A. Cervieri Jr.                                 Director                      February 3, 1995
 ---------------------------------
 John A. Cervieri Jr.

   /s/ Robert L. Gable                                      Director                      February 3, 1995
 ---------------------------------
 Robert L. Gable


   /s/ Samuel J. Gerson                                     Director                      February 3, 1995
 ---------------------------------
 Samuel J. Gerson


   /s/ Norman E. MacNeil                                    Director                      February 3, 1995
 ------------------------------
 Norman E. MacNeil

   /s/ Arlene A. McNamee                                    Director                      February 3, 1995
 ------------------------------
 Arlene A. McNamee


   /s/ Thomas R. Piper                                      Director                      February 3, 1995
 --------------------------------
 Thomas R. Piper

   /s/ Glenn P. Strehle                                     Director                      February 3, 1995
 ----------------------------------
 Glenn P. Strehle


   /s/ Joseph H. Torras                                     Director                      February 3, 1995
 ---------------------------------
 Joseph H. Torras




                                  Part II - 7

                                 EXHIBIT INDEX

                                                                                                                          SEQUENTIAL
EXHIBIT NO.                                                  DESCRIPTION                                                    PAGE NO.
- -----------                                                  -----------                                                    --------
     2           Acquisition Agreement dated December 22, 1994 by and between the Registrant and NFS Financial Corp.  Filed herewith as Appendix A to the Prospectus/Proxy Statement.  Pursuant to
                 Item 601(b)(2) of Regulation S-K, the schedules referred to in the Acquisition Agreement are omitted.
                 The Registrant hereby undertakes to furnish supplementally a copy of any omitted schedule to the
                 Commission upon request.                                                                                       ___

     4.1         Articles of Organization as amended through June 28, 1988.  Filed as Exhibit                                    *
                 4 to Registration Statement on Form S-8 (No. 33-22834) and incorporated herein by reference.

     4.2         Certificate of Vote of Directors Establishing a Series of a Class of Stock filed                                *
                 March 10, 1989. Filed as Exhibit 3.1(b) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993 and incorporated herein by reference.

     4.3         Certificate of Vote of Directors adopted July 26, 1990, electing to have                                        *
                 certain Massachusetts legislation concerning the classification of boards of directors apply to the
                 Registrant.  Filed as Exhibit 4.1(d) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1990, and incorporated herein by reference.

     4.4         By-Laws as amended through October 27, 1994.  Filed as Exhibit 3.1 to the Registrant's Quarterly Report
                 on Form 10-Q for the quarter ended September 30, 1994 and incorporated herein by reference.                     *

     4.5         Specimen Common Stock Certificate.  Filed as Exhibit 4.5 to Registration                                        *
                 Statement on Form S-3 (No. 33-50558) and incorporated herein by reference.

     4.6         Rights Agreement between the Registrant and The First National Bank of                                          *
                 Boston, as Rights Agent, dated December 23, 1988.  Filed as Exhibit 2 to the Registrant's Registration
                 Statement on Form 8-A dated December 29, 1988, and incorporated herein by reference.

     4.7         Indenture dated as of September 15, 1985.  Filed as Exhibit 4.1 to                                              *
                 Registration Statement on Form S-3 (No. 33-00130) and incorporated herein by reference.

     4.8         The Registrant has certain long-term debt instruments under which the total                                     *
                 amount of securities authorized does not exceed 10% of the total assets of the Registrant and its subsidiaries on a consolidated basis.  The Registrant hereby agrees to furnish a copy of any such instrument to the Commission upon request.

     5.          Opinion of Palmer & Dodge.  Filed herewith.                                                                    ___

     23.1        Consent of KPMG Peat Marwick LLP, independent auditors to BayBanks, Inc. Filed herewith.                       ___

     -------------------------------------------------------

     *  Incorporated herein by reference to the document indicated.





                                  Part II - 8

                                                                                                                          SEQUENTIAL
EXHIBIT NO.                                                  DESCRIPTION                                                    PAGE NO.
- -----------                                                  -----------                                                  ----------
     23.2        Consent of KPMG Peat Marwick LLP, independent auditors to NFS Financial Corp.  Filed herewith.                ___

     23.3        Consent of Palmer & Dodge (contained in Exhibit 5).                                                             *

     23.4        Consent of Tucker Anthony Incorporated.  Filed herewith.                                                      ___

     24.         Power of Attorney.  Contained on the Signature Page to the Prospectus/Proxy Statement.                          *

     27.         Financial Data Schedule.  To be filed by amendment.                                                             *

     99.1        Fairness Opinion of Tucker Anthony Incorporated.  Filed herewith as Appendix D to the
                 Prospectus/Proxy Statement.                                                                                   ___

     _______________________________________________________
     *  Incorporated herein by reference to the document indicated.





                                  Part II - 9